As filed with the Securities and Exchange Commission on February 17, 1998
                                                      Registration No. 333-11955

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                   -------------------------------------------
                                 AMENDMENT NO. 9
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933
                            FIRST MEDICAL GROUP INC.
             (Exact Name of Registrant as Specified in Its Charter)

            Delaware                        5063                      13-1920670
  (State or Other Jurisdiction     (Primary Standard Industrial   (I.R.S. Employer
of Incorporation or Organization)  Classification Code Number)    Identification Number)

                            FIRST MEDICAL GROUP INC.
                              1055 WASHINGTON BLVD.
                           STAMFORD, CONNECTICUT 06901
                                 (203) 327-0900

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

            --------------------------------------------------------

                                 ROBERT A. BRUNO
                       VICE PRESIDENT AND GENERAL COUNSEL
                              1055 WASHINGTON BLVD.
                           STAMFORD, CONNECTICUT 06901
                                 (203) 327-0900
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

            --------------------------------------------------------

                                    Copy to:

                            ROBERT H. FRIEDMAN, ESQ.
                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                 505 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 753-7200

           ----------------------------------------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
/
               If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

               If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

               If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

               If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE


====================================================================================================================================
Title of Each Class of Securities          Amount to be          Proposed                Proposed Maximum         Amount of
        to be Registered                    Registered           Maximum               Aggregate Offering       Registration
                                                              Offering Price                  Price                 Fee**
                                                               Per Share***
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  375,891           $1.25                      $469,843.75           $142.38
------------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon                  8,645,508              N/A*                        N/A*
conversion of Series A
Convertible Preferred Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock issued as
payment for early termination                 362,500           $1.25                      $453,125              $137.31
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                            $279.69
====================================================================================================================================



*        In accordance with Rule 457(i)
** $3,713 was previously paid on September 13, 1996 and $891.48 was previously paid on December 27, 1996. Accordingly, no additional fee is due at this time.
*** Based on the bid price of First Medical Group Inc. common stock on the OTC Bulletin Board on December 30, 1997.



         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                            FIRST MEDICAL GROUP INC.

                              CROSS-REFERENCE SHEET

         Pursuant  to  Item  501(b)  of  Regulation  S-K  Showing   Location  in
Prospectus of Information required by Items of Form S-1.

        ITEM NUMBER AND HEADING IN FORM S-1
        REGISTRATION STATEMENT                                            CAPTION OR LOCATION IN PROSPECTUS
        ----------------------                                            ---------------------------------

1.  Forepart of the Registration Statement and Outside Front
      Cover Page of Prospectus...........................................    Outside Front Cover Page
2.   Inside Front and Outside Back Cover Pages of Prospectus.............    Inside Front; Additional Information;
                                                                                 Outside Cover Pages

3.   Summary Information, Risk Factors and Ratio of
       Earnings to Fixed Charges.........................................    Prospectus Summary; Risk Factors; The
                                                                                 Company;

4.   Use of Proceeds.....................................................    Use of Proceeds
5.   Determination of Offering Price.....................................     Outside Front Cover Page; Plan of
                                                                                 Distribution

6.   Dilution............................................................            *
7.   Selling Security Holders............................................    Selling Stockholders; Plan of

                                                                             Distribution

8.   Plan of Distribution................................................    Outside Front Cover Page; Plan of
                                                                                 Distribution
9.   Description of Securities to be Registered .........................     Outside Front Cover Page; Description
                                                                                 of Securities
10.  Interests of Named Experts and Counsel .............................    Experts; Legal Matters
11.  Information with Respect to the Registrant..........................     Front Cover Page; Prospectus
                                                                                 Summary; Risk Factors,
                                                                                 Capitalization; Selected Financial
                                                                                 Data; Management's Discussion and
                                                                                 Analysis of Financial Condition and
                                                                                 Results of Operations; Business;
                                                                                 Management; Board Meetings and
                                                                                 Committees of the Board; Executive
                                                                                 Compensation; Compensation of
                                                                                 Directors; Options; Board Report on
                                                                                 Executive Compensation;
                                                                                 Compensation Committee Interlocks
                                                                                 and Insider Participation; Certain
                                                                                 Relationships and Related
                                                                                 Transactions; Description of
                                                                                 Securities; Financial Statements

12.  Disclosure of Commission Position on Indemnification
       for Securities Act Liabilities....................................        Compensation of Directors

-------------------------------
*  Omitted because answer is not applicable or negative.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 17, 1998

PROSPECTUS

                        9,383,899 SHARES OF COMMON STOCK

                            FIRST MEDICAL GROUP INC.

         This Prospectus relates to the reoffer and resale by certain selling stockholders (the "Selling Stockholders") of (i) 375,891 shares of Common Stock, par value $.001 per share ("Common Stock"), of First Medical Group Inc. (formerly The Lehigh Group Inc.) ("the Company") (ii) 8,645,508 shares of Common Stock issuable upon conversion of shares of the Company's Series A Convertible Preferred Stock, par value $.001 per share ("Preferred Stock" and collectively with the Common Stock, the "Stock") and (iii) 362,500 shares of Common Stock issued to certain selling stockholders as payment for early termination of various employment and consulting agreements and in lieu of payment pursuant to a stock purchase agreement (such shares of Common Stock offered hereby being referred to herein collectively as the "Shares"). The Shares are being reoffered and resold for the account of the Selling Stockholders and the Company will not receive any of the proceeds from the resale of the Shares.


         The information in this Prospectus gives effect to the 1-for-30 reverse stock split (the "Reverse Split") of the Common Stock. As a result of the Reverse Split, each thirty (30) shares of Common Stock was converted into one
(1) share of Common Stock and each share of Preferred Stock, was automatically adjusted so that each such share is convertible into 8 1/3 shares of Common Stock, and has a like number of votes per share, voting together with the Common Stock.


         The Company's Common Stock is traded on the OTC Bulletin Board symbol ("FMDG"). On December 30, 1997, the price for the Common Stock was $1.25.

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" AT PAGES 4-8 BELOW.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
                                ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

         This offering is self-underwritten; neither the Company nor any Selling Stockholder has employed an underwriter for the sale of the Shares. The Company will bear all expenses of this Offering, other than discounts, concessions or commissions on the sale of the Shares.

         The Selling Stockholders have advised the Company that the Shares may be offered by or for the account of the Selling Stockholders from time to time on the OTC Bulletin Board or on any other exchange upon which shares of Common Stock are traded, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer acquiring Shares from the Selling Stockholders may sell such securities in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of such methods. See "Plan of Distribution."

         No person is authorized to give any information or to make any representation other than those contained in this Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus, or the solicitation of a proxy, in any jurisdiction in which such offer or solicitation may not lawfully be made. Neither the delivery of this Prospectus nor any distribution of securities pursuant to this Prospectus shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Prospectus.

                  The date of this Prospectus is ____ __, 1998

                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities at the SEC's office at 450 Fifth Street, N.W., Washington, D.C. 20549, at the SEC's Regional Office at Seven World Trade Center, New York, New York 10048 and at the SEC's Regional Office at Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60621. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. The Common Stock is listed on the NYSE and such material and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION..........................................................2
PROSPECTUS SUMMARY.............................................................3
RISK FACTORS   ................................................................4
USE OF PROCEEDS................................................................9
PRICE RANGE OF COMMON STOCK....................................................9
CAPITALIZATION ...............................................................10
DIVIDEND POLICY...............................................................10
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATIONS...............................................11
SELECTED AND PRO FORMA
      FINANCIAL DATA..........................................................16
BUSINESS......................................................................20
MANAGEMENT....................................................................33
BOARD MEETINGS AND COMMITTEES OF THE BOARD....................................34
EXECUTIVE COMPENSATION........................................................35
COMPENSATION OF DIRECTORS.....................................................37
OPTIONS.......................................................................37
BOARD REPORT ON EXECUTIVE COMPENSATION........................................40
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION...................41
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................41
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF THE
      COMPANY.................................................................41
SELLING STOCKHOLDERS..........................................................44
DESCRIPTION OF SECURITIES.....................................................45
PLAN OF DISTRIBUTION..........................................................46
EXPERTS.......................................................................47
LEGAL MATTERS.................................................................47
ADDITIONAL INFORMATION........................................................47

                               PROSPECTUS SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Prospectus. This Summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus.

                                   THE COMPANY

         On July 9, 1997, First Medical Corporation ("FMC") merged with a wholly-owned subsidiary of the Company (the "Merger"). As a result of such merger, FMC became a wholly-owned subsidiary of the Company. See "Business - Merger with FMC."

         The Company, through its wholly-owned subsidiary, HallMark Electrical Supplies Corp. ("HallMark"), is engaged in the distribution of electrical supplies for the construction industry both domestically (primarily in the New York Metropolitan area) and for export. See "Business - Lehigh."

         FMC is an owner-manager and provider of management and consulting services to physicians, hospitals and other health care delivery organizations and facilities. FMC's diversified operations are currently conducted through three divisions: (i) a physician practice management division which provides physician management services including the operation of clinical facilities and management services to medical service organizations, (ii) an international division which currently manages western style medical centers in Eastern Europe and the Commonwealth of Independent States (formerly Russia) (the "CIS") and
(iii) a recently formed hospital services division which provides a variety of administrative and clinical services to acute care hospitals and other health care providers. See "Business - FMC." The combined company is currently continuing both lines of business at this time.

         Unless the context otherwise indicates, the "Company" as used herein means First Medical Group Inc. and its wholly-owned subsidiaries, FMC and Hallmark and their subsidiaries, "Lehigh" means the Company before the Merger and the Company other than its wholly-owned subsidiary FMC and its subsidiaries after the Merger and "FMC" means First Medical Corporation and its subsidiaries.

         The Company's executive offices are located at 1055 Washington Blvd. Stamford, CT 06901, and its telephone number is (203) 327-0900.

                                  RISK FACTORS

         Prospective   purchasers   should  carefully   consider  the  following
information in addition to the other information contained in this Prospectus in evaluating an investment in the Common Stock offered hereby.

RISK FACTORS
--------------------------------------------------------------------------------

         POSSIBLE VOLATILITY OF STOCK PRICE. The market price of the Common Stock may be highly volatile. In addition, the trading volume of Common Stock has been limited and the price of Common Stock will be sensitive to the performance and prospects of the combined companies. See "Price Range of Common Stock."

         NO  DIVIDENDS.  The  Company has paid no cash  dividends  on its Common
Stock since 1995 and does not anticipate paying cash dividends in the foreseeable future. The Company's ability to pay dividends is dependent upon, among other things, future earnings, the operating results and financial condition of the Company, its capital requirements, general business conditions and other pertinent factors, and is subject to the discretion of the Board of Directors. The Board issued 1,037,461 shares of Preferred Stock in connection with the Merger, each share of which is entitled to dividends, pari passu with dividends declared and paid with respect to the Common Stock, equal to 250 times the amount declared and paid with respect to each share of Common Stock. The Board is authorized to issue, at any time hereafter, up to an additional
3,962,539 shares of preferred stock on such terms and conditions as it may determine, which may include preferences as to dividends. Accordingly, there is no assurance that any dividends will ever be paid on Common Stock. See "Dividend Policy."

         AUTHORIZATION AND DISCRETIONARY ISSUANCE OF PREFERRED STOCK; ISSUANCE OF THE COMPANY PREFERRED STOCK; ANTI-TAKEOVER EFFECTS. 34,582 shares of Preferred Stock were issued pursuant to the Merger; each such share is entitled to 250 votes on any matter submitted to a vote of stockholders, to be voted together with the Common Stock. The Company's Restated and Amended Certificate of Incorporation, as amended (the "Certificate of Incorporation") authorizes the issuance of up to an additional 4,965,418 shares of "blank check" preferred stock, with such designations, rights, and preferences as may be determined from time to time by the Board of Directors. See "Description of Securities -- Preferred Stock." Accordingly, the Board of Directors will be empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company.

         The issuance of preferred stock may have the effect of discouraging, delaying or preventing a change in control, may prevent a third-party from making a tender offer which might be beneficial to the Company and its stockholders, even though some stockholders might otherwise desire such a tender offer. In particular, the issuance may discourage a third-party from seeking to acquire the Company on account of the substantial dilution to which an acquiror is potentially exposed. It may also deprive stockholders of opportunities to sell their shares at a premium over prevailing market prices, since tender offers frequently involve purchases of stock directly from stockholders at a premium price. In addition, the issuance may have the effect of insulating management of the Company from certain efforts to remove it, or affording management the opportunity to prevent efforts to oust it.


         DELISTING BY THE NYSE. Currently, the Common Stock is traded on the OTC Bulletin Board. The Company has withdrawn its listing application from the AMEX since it does not currently meet the listing criteria. On December 31, 1997 the Company's stock was delisted from the New York Stock Exchange.


         SIGNIFICANT HOLDINGS BY ONE STOCKHOLDER FMC and Generale De Sante International, Plc ("GDS") are parties to a Subscription Agreement, dated June 11, 1996 pursuant to which GDS paid $5,000,000 in order to acquire a variety of ownership interests in FMC and its subsidiaries, including (i) 10% of the outstanding shares of FMC's common stock (the FMC Common Stock"), each share of which was automatically exchanged pursuant to the Merger for 1,127.675 shares of Common Stock and 103.7461 shares of Preferred Stock, and (ii) shares of FMC's 9% Series A Convertible Preferred Stock (the "FMC Preferred Stock") convertible into 10% of the shares of FMC Common Stock, which Shares of FMC Preferred Stock were converted following the Merger. Consequently, when GDS converted its shares of FMC Preferred Stock, GDS received shares of Lehigh Common Stock and Lehigh Preferred Stock. Together with the shares issued for the FMC Common Stock, these shares would give GDS a total of approximately 23% ownership interest and voting power of the Company. See "Security Ownership of Certain Beneficial Owners of the Company."

         The   existence  of  such  a   stockholder   may  have  the  effect  of
discouraging, delaying or preventing a change in control, may prevent a third-party from making a tender offer which might be beneficial to the Company and its stockholders, even though some stockholders might otherwise desire such a tender offer. In addition, especially since the Certificate of Incorporation provides for cumulative voting for directors, the existence of such a stockholder will have the effect of helping to insulate management of the Company from certain efforts to remove it and to afford management the opportunity to prevent efforts to oust it.

         Management believes the only risk relating to Lehigh's business is from
competition  with  larger  companies  with  greater  financial   resources  than
Hallmark.

RISK FACTORS RELATING TO FMC

         DOMESTIC OPERATIONS

         POTENTIAL EFFECTS OF HEALTH CARE REFORMS PROPOSALS. Numerous legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the U.S. health care system nationally or at the state level. Among the proposals under consideration are cost controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a single government health insurance plan that would cover all citizens. It is not clear at this time what proposals will be adopted, if any, or, if adopted, what effect, if any, such proposals would have on the FMC's business. Certain proposals, such as cutbacks in the Medicare and Medicaid programs, containment of health care costs on an interim basis by means that could include a freeze on prices charged by physicians, hospitals and other health care providers, and permitting states greater flexibility in the administration of Medicaid, could adversely affect FMC. There can be no assurance that currently proposed or future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have a material adverse effect on FMC's operating results. See "Business--Government Regulation of Domestic Regulations." In addition, concern about the proposed reform measures and their potential effect has contributed to the volatility of stock prices of companies in health care and related industries and may similarly affect the price of the Common Stock in the future.

         DEPENDENCE ON CAPITATED FEE REVENUE. For the year ended December 31, 1996, approximately 85.0%, of FMC's net revenues were derived from contracts pursuant to which FMC received a fixed, prepaid monthly fee, or capitated fee, for each covered life in exchange for assuming the responsibility for providing medical services. See "--Significant Dependence on One Client" for additional information. FMC's success under these contracts is dependent upon effective utilization controls, competitive pricing for purchased services and favorable agreements with payers. To the extent that the patients or enrollees covered under a capitated fee contract require more frequent or extensive care than was anticipated by FMC, the revenue to FMC under the contract may be insufficient to cover the costs of the care that was provided. All of FMC's capitated fee contracts contain aggregate expense limitations on each covered life. Given the increasing pressures from health care payers to restrain costs, changes in health care practices, inflation, new technologies, major epidemics, natural disasters and numerous other factors affecting the delivery and cost of health care, most of which are beyond FMC's control, there can be no assurance that capitated fee contracts will be profitable for FMC in the future.

         SIGNIFICANT DEPENDENCE ON ONE CLIENT. A substantial portion of the revenues of FMC's managed care business are derived from prepaid contractual arrangements with Humana Medical Plan, Inc. and its affiliates (collectively, "Humana"), pursuant to which Humana pays FMC a capitated fee. 85%, or approximately $45,070,000, of FMC's managed care business revenue, for the year ended December 31, 1996 was derived from such prepaid contractual agreements with Humana. FMC may in the future enter into significant additional capitation arrangements with Humana. FMC's operating results could be adversely affected by the loss of any such agreements or business relationships. In addition, a significant decline in Humana's number of enrollees could have a material adverse effect on FMC's operating results.

         INABILITY OF FMC TO OBTAIN NEW CONTRACTS AND MANAGE COSTS. A significant portion of FMC's historical and planned growth in revenues has resulted from, and is expected to continue to result from, the addition of new contracts in its physician practice management division. Obtaining new contracts, which may involve a competitive bidding process, requires that FMC accurately assess the costs it will incur in providing services so that it undertakes contracts where FMC can expect to realize adequate profit margins or otherwise meet its objectives. The acquisition of new contracts, as well as the maintenance of existing contracts, is made more difficult by increasing pressures from health care payors to restrict or reduce reimbursement rates at a time when the cost of providing medical services continues to increase. To the extent that enrollees require more frequent or extensive care than as anticipated by FMC, the revenue to FMC under a contract may be insufficient to cover the costs of the care that was provided. Any failure of FMC to manage the cost of providing health care services or price its services appropriately may have a material adverse effect on FMC's operations.

         HIGHLY COMPETITIVE BUSINESS. The provision of physician management services for health maintenance organizations ("HMO's") is a highly competitive business in which FMC competes for contracts with several national and many regional and local providers of physician management services. Furthermore, FMC competes with traditional managers of health care services, such as hospitals and HMO's, some of which directly recruit and manage physicians. While competition is generally based on cost and quality of care, it is not possible to predict the extent of competition that present or future activities of FMC will encounter because of changing competitive conditions, changes in laws and regulations, government budgeting, technological and economic developments and other factors. Certain of FMC's competitors have access to substantially greater financial resources than FMC. See "Business--FMC--Competition."

         VIOLATION OF STATE LAWS REGARDING FEE SPLITTING AND THE CORPORATE PRACTICE OF MEDICINE. The laws of many states prohibit physicians from splitting fees with nonphysicians and prohibit business corporations from providing or holding themselves out as providers of medical care. While FMC believes it complies in all material respects with state fee splitting and corporate practice of medicine laws, based on consultations with FMC's healthcare/managed care inside legal counsel, there can be no assurance that, given varying and uncertain interpretations of such laws, FMC would be found to be in compliance with all restrictions on fee splitting and the corporate practice of medicine in all states. FMC has not received a written opinion from its inside legal counsel about compliance with the state laws regarding fee splitting and the corporate practice of medicine. FMC itself does not practice medicine and is not licensed to do so; rather, it employs physicians who are licensed to practice medicine. In certain states FMC operates through professional corporations, and has recently formed professional corporations or qualified foreign professional corporations to do business in several other states where corporate practice of medicine laws may require FMC to operate through such a structure. FMC does not employ physicians at the medical facility it manages in Texas. A determination that FMC is in violation of applicable restrictions on fee splitting and the corporate practice of medicine, or a determination that employment of physicians is a violation of state laws that prohibit the corporate practice of medicine, or a change in the law in any state in which it operates could have a material adverse effect on FMC.

         FMC currently operates in only one state that prohibits the corporate practice of medicine, which state is Texas. Risks associated with expanding FMC's business into other states that have this type of prohibition include (i) the issue of consolidation of revenues and (ii) restrictions that prevent FMC from exploiting the physician-patient relationship in pursuit of profits. FMC does not consolidate the revenues from Texas, but operates as a management services organization under a management contract. If FMC expands its business into other states which prohibit the corporate practice of medicine, it will operate as a management services organization under a management contract in those states. See "Business--FMC--Governmental Regulation of Domestic Operations."

         CORPORATE EXPOSURE TO PROFESSIONAL LIABILITIES EXCEEDING THE LIMITS OF AVAILABLE INSURANCE COVERAGE. Due to the nature of its business, FMC from time to time becomes involved as a defendant in medical malpractice lawsuits, some of which are currently ongoing, and is subject to the attendant risk of substantial damage awards. The most significant source of potential liability in this regard is the negligence of health care professionals employed or contracted by FMC. To the extent such health care professionals are employees of FMC or were regarded as agents of FMC in the practice of medicine, FMC could be held liable for their negligence. In addition, FMC could be found in certain instances to have been negligent in performing its contract management services (or refusing to perform services) even if no agency relationship with the health care professional exists. FMC maintains professional liability insurance on a claims made basis in amounts deemed appropriate by management, based upon historical claims and the nature and risks of its business. There can be no assurance, however, that a future claim or claims will not exceed the limits of available insurance coverage, that any insurer will remain solvent and able to meet its obligations to provide coverage for any claim or claims or that such coverage will continue to be available or available with sufficient limits and at a reasonable cost to adequately and economically insure FMC's operations in the future. See "Business--FMC--Professional Liability Insurance."

         LOSS OF OTHER INSURANCE. FMC attempts to mitigate the risk of potentially high medical costs incurred in catastrophic cases through stop-loss provisions, reinsurance and other special reserves which limit FMC's financial risk. To date, such protection has been provided to FMC through its provider agreements with Humana. There can be no assurances that the agreements which provide such insurance to FMC will continue. If assumption of capitated payments risk through contracts with HMO's could be construed as insurance. FMC believes there would be no effect from state insurance laws due to the circumstance that all of FMC's contracts with HMO's provides for stop-loss coverage by the HMO's. Any determination of material noncompliance with insurance regulations or any change in the stop-loss coverage by the HMO's could adversely affect the operations of FMC.

         REDUCTION IN GOVERNMENTAL REIMBURSEMENT. FMC assumes the financial risks related to changes in patient volume, payer mix and rates the governmental establishes for offering reimbursements for various services. There are increasing public and private sector pressures to restrain health care costs and to restrict reimbursement rates for medical services. During the past decade, federal and state governments have implemented legislation designed to slow the rise of health care costs and it is anticipated that such legislative initiatives will continue. Any such legislation could result in reductions in reimbursement for the care of patients in governmental programs such as Medicare, Medicaid and workers' compensation. A large percentage of the capitated fee revenue described above is also derived indirectly from a Medicare funded program with Humana. Any change in reimbursement policies, practices, interpretations or regulations, or legislation that limits reimbursement amounts or practices, could have a material adverse effect on FMC's operating results. See "Business--FMC--Government Regulation."

         While FMC believes it is in material compliance with applicable Medicare and Medicaid reimbursement regulations, all Medicare and Medicaid providers and practitioners are subject to claims review and audits. There can be no assurance that FMC would be found to be in compliance in all respects with such regulations. A determination that FMC is in violation of such regulations could result in retroactive adjustments and recoupments and have a material adverse effect on FMC.

         DEPENDENCE ON KEY PERSONNEL. FMC is dependent upon the services of certain of its executive officers, including Dennis A. Sokol, Valdimir Checklin and Dr. Ken Burhart for the management of FMC and the implementation of its strategy. FMC maintains key man life insurance for Dennis A. Sokol. The loss to FMC of the services of any of these executive officers could adversely affect FMC's operations.

         INTERNATIONAL OPERATIONS

         First Medical Group Inc. ("FMG") through its subsidiaries is subject to numerous factors relating to the business environments of those developing countries in which FMG conducts business operations. In particular, fundamental economic and political changes occurring in Eastern Europe and the CIS could have a material impact on FMG's international operations and on FMG's ability to continue the development of its international businesses. There can be no assurance that such developments in Eastern Europe and the CIS will not have a material adverse effect on FMG's business operations.

         POTENTIAL POLITICAL AND ECONOMIC INSTABILITY IN EASTERN EUROPE AND THE CIS. Eastern Europe and the CIS are undergoing fundamental political and economic changes, including the introduction of market economies. Consequently, such countries have only recently begun the process of developing the necessary framework and infrastructure to support this transition. Laws and regulations are sometimes adopted without widespread notification, which can delay full knowledge of their scope and impact, and the enforcement and administration thereof are often inconsistent and without precedents. Governments will continue to exercise influence over their country's economy. Uncertainties will continue to exist with respect to the future governance of, and economic policies in, such  countries.  Such  involvement  could  include,  but  not  be  limited  to, expropriation, confiscatory taxation, foreign exchange restrictions or nationalization, all of which could materially effect FMG's international operations.

         FOREIGN GOVERNMENT REGULATION. FMG's operations in Eastern Europe and the CIS are subject to diverse laws and regulations primarily relating to foreign investment (as well as numerous national and local laws and regulations concerning the provision of medical services). Failure to comply with such laws or regulations could have a material adverse effect on FMG. At the present time, FMG is unaware of any restrictions on foreign investment that could materially affect FMG's business. FMG believes it is in compliance with foreign government regulations.

         YEAR 2000. The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and is developing an implementation plan to resolve the issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company presently believes that, with modifications to existing software and converting to new software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems as so modified and converted. However, if such modifications and conversions are not completed timely, the Year 2000 problem may have a material impact on the operations of the Company.

               DISCLOSURES RELATING TO LOW PRICES STOCKS; POSSIBLE RESTRICTIONS ON RESALES OF LOW PRICED STOCKS AND ON BROKER-DEALER SALES; POSSIBLE ADVERSE EFFECT OF "PENNY STOCK" RULES ON LIQUIDITY FOR THE COMPANY'S SECURITIES. The Company's securities may be subject to Rule 15g-9 (the "Rule") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements on broker-dealers that sell securities governed by the Rule to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual individual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the Rule may have an adverse effect on the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in the Offering to sell the Company's securities in the secondary market and otherwise affect the trading market in the Company's securities.


         The Commission has adopted resolutions which generally define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transactions by broker-dealers involving a penny stock (unless exempt), rules promulgated under the Exchange Act require delivery, prior to a transaction in a penny stock, of a risk disclosure document relating to the penny stock market. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stocks. If the Company's securities were subject to the rules on penny stock, the market liquidity for the Company's securities could be materially adversely affected.

                                 USE OF PROCEEDS

         There is no conversion price for converting shares of Preferred Stock and consequently the Company will receive no compensation upon their conversion. The Company will not receive any of the proceeds from the reoffer and resale of the Shares by the Selling Stockholders.

                           PRICE RANGE OF COMMON STOCK

         The following table reflects the range of the reported high and low closing prices of Common Stock on the NYSE for the calendar quarters indicated. The information in the table and in the following paragraph has been adjusted to reflect retroactively all applicable stock splits and stock dividends but not the Reverse Split.

                                                              Common Stock
                                                            High         Low
                                                            ----         ---

1995:
          First quarter...........................         $  3/4       $ 5/8
          Second quarter..........................            5/8         3/8
          Third quarter...........................            1/2         5/8
          Fourth quarter..........................          33/64       13/16

                                                              Common Stock
                                                            High         Low
                                                            ----         ---

1996:
          First quarter...........................         $11/16       $7/16
          Second quarter..........................           9/16         3/8
          Third quarter...........................          11/16         1/4
          Fourth quarter..........................          15/32         1/8
1997:

          First quarter...........................           $1/4      $13/32
          Second quarter..........................         $14/32        $1/8
          Third quarter...........................         $15/32       $3/32

         On July 8, 1997, the last full trading day prior to the consummation of the Merger, the closing price of the Common Stock was $0.22 per share, as reported on the NYSE. On November 6, 1997, the closing price of the Common Stock was $0.19 as reported on NYSE. The Preferred Stock is not publicly traded. On November 7, 1997, there were approximately 8,000 and 32 holders of the Common Stock and Preferred Stock, respectively.

         The Company has not paid any cash dividends since prior to January 1, 1995.

                                 CAPITALIZATION

THE COMPANY

         The following table sets forth the capitalization of the Company at July 9, 1997, the effective date of the Merger.

                                                                  July 9, 1997
                                                              ----------------------
                                                              (Dollars in Thousands)

Long-term debt................................................        $6,968
 Stockholder's equity:
     Preferred Stock, $.001 par value, 5,000,000 authorized;
     1,037,461 outstanding                                                 1
     Common Stock, $.001 par value, 100,000,000 shares                    23
     authorized 22,552,500 outstanding, as adjusted(1)........
     Additional paid-in capital...............................         7,934
     Retained earnings........................................       (2,027)
                                                                      -----
     Total stockholders' equity...............................         5,931
                                                                       -----
          Total capitalization................................       $12,899
                                                                      ======

(1) Does not include: (i) 18,752,187 shares reserved for issuance under option agreements, of which options to purchase 18,752,187 shares were outstanding, and (ii) 259,365,250 shares reserved for issuance upon conversion of the Preferred Stock.

                                 DIVIDEND POLICY

         The Company has paid no cash dividends on its Common Stock since prior to 1995 and does not intend to pay cash dividends on its Common Stock for the foreseeable future. The payment of cash dividends will depend upon, among other things, future earnings, the operating results and financial condition of the Company, its capital requirements, general business considerations and other pertinent factors and is subject to the discretion of the Board of Directors. In addition, the Board is authorized to issue up to 5,000,000 shares of preferred stock of which 1,037,461 shares of Preferred Stock were issued in connection with the Merger. Each share of Preferred Stock is entitled to dividends, pari passu with dividends declared and paid with respect to the Common Stock, equal to 250 times the amount declared and paid with respect to each share of Common Stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the consolidated financial statements, including the notes thereto, contained elsewhere in this Prospectus.

GENERAL


         On July 9, 1997 at a Special Meeting (the "Special Meeting") of stockholders of the Lehigh Group, Inc. ("Lehigh"), the stockholders of Lehigh approved the merger (the "Merger") pursuant to the terms of the Agreement and Plan of Merger dated as of October 29, 1996 (the "Merger Agreement") among Lehigh, First Medical Corporation ("FMC") and Lehigh Management Corp., a wholly-owned subsidiary of Lehigh ("Merger Sub"). On the same day, Merger Sub was merged with and into FMC and each outstanding share of common stock of FMC (the "FMC Common Stock"), was exchanged for (i) 1,127.675 shares of Lehigh's Common Stock, par value $.001 per share ("Lehigh Common Stock"), and (ii)
103.7461 shares of Lehigh's Series A Convertible Preferred Stock, par value $.001 per share (the "Lehigh Preferred Stock"), each of which is convertible into 250 shares of Lehigh Common Stock and has a like number of votes per shares, voting together with the Lehigh Common Stock. As a result of such merger, legally FMC became a wholly-owned subsidiary of the Company. See "Business - Merger with FMC." The financial statements presented reflect First Medical Corporation's acquisition of Lehigh since the acquisition date of July 9, 1997. Although legally The Lehigh Group acquired First Medical Corporation, for accounting purposes First Medical Corporation is considered the accounting acquirer (i.e., the reverse acquisition). Therefore, the operating results of Lehigh are included in the statement of operation since the acquisition date (July 9, 1997) and the September 30, 1997 balance sheet reflects the effect of the acquisition of Lehigh. The acquisition of Lehigh's business has no material effect on First Medical's business since they are completely separate industries.

RECENT EVENTS


As a result of the Company experiencing operating losses in its physician practice management business, the Company undertook an evaluation of the carrying value of its assets pursuant to SFAS #121. At the present time, the Company anticipates that it will recognize an impairment loss of approximately $1.5 million in the fourth quarter. In addition, the Company has reevaluated the carrying value of certain intangible assets relating to the merger with The Lehigh Group which it believes will result in a writedown in the fourth quarter of approximately $3.0 million. These charges in addition to a fourth quarter expected operating loss will result in the Company reporting a significant loss in the fourth quarter and for the year ended December 31, 1997. The Company and its auditors are currently evaluating what impact, if any, these losses may have on prior financial statements.

The Company does not believe the fourth quarter Lehigh impairment loss will impact First Medical's continuing operations due to the fact that it will be a non-cash charge.

RESULTS OF OPERATIONS - FMG

NINE MONTHS ENDED SEPTEMBER 30, 1997
COMPARED WITH NINE MONTHS ENDED
SEPTEMBER 30, 1996

         REVENUE. Total revenue of FMG for the nine months ended September 30, 1997 and 1996 were $52.0 million and $39.5 million, respectively, of which 76% and 85%, respectively, was derived from prepaid contractual agreements with Humana pursuant to which Humana pays FMG a capitated fee ("HMO revenue"). During the nine months ended September 30, 1997, $41.5 million or 80% of FMG's revenue were derived from the physician practice management division , $6.8 million or 13% was derived from the international medical clinics division, and $3.8 million or 7% was derived from the electrical supply division (as a result of the merger in July 1997). During the nine months ended September 30, 1996, revenue derived from the physician practice management division was $34.6 million, or 88% of FMG's revenue and $4.9 million or 12% was derived from the international medical clinics division. The HMO revenue growth was primarily a result of new provider agreements, as of September 1996, to manage a center in New Port Richey, Florida and as of October 1996, to manage additional centers in Lutz, Florida and South Dale Mabry, Florida. Revenue related to these centers represent an increase of $11.8 million and the revenue related to the other centers decreased by $4.9 million, due to a decrease in membership in the South Florida market.

The approximately $1.5 million loss pertains to the Company's physician practice management segment and includes write-off's of certain receivables and deferred costs previously capitalized, the recoverability of which was not assured because of operating losses at this segment.

Subsequent to the Company's merger with The Lehigh Group, Inc., the Company was delisted from the New York Stock Exchange. In addition, the Company considered the sale of Lehigh's only wholly owned subsidiary (Hallmark Electric Supply Corp.) and had obtained an appraisal. Based upon the appraisal and the fact that the Company lost its New York Stock Exchange listing, the intangible assets recorded at the date of acquisition were considered impaired and the Company expects an impairment loss of approximately $3.0 million dollars.

At the present time, the amounts of impairment losses disclosed on page 11 are preliminary estimates and thus subject to change with a possible range of $500,000 - $1.0 million in additional losses.

The impairment losses disclosed are primarily non-cash charges and do not directly impact the Company's future liquidity. However, as a result of the significance of the write-off's and the impact on net worth, future financing alternatives may be limited. The operating results will not be affected.

The impairment loss is a non-cash charge and will not have any effects on future costs and revenues.

This loss occurred in 1997. The Company believes it will still have enough liquidity to operate and further believes the Company will be profitable in 1998. The Company is contemplating selling one or more of its operations to increase its liquidity. At this point the Company does not know what the operating loss for the fourth quarter will be.

         MEDICAL EXPENSE/COST OF SALES. Medical expenses increased $11.5 million, or 35.6%, to $43.8 million for the nine months ended September 30, 1997 from $32.3 million for the same period in 1996. The entire increase ($11.5 million or 100%) resulted from medical services provided under the New Port Richey, Lutz and South Dale Mabry agreements. Medical expenses as a percentage of HMO and fee for service revenue ("medical loss ratios") were 94.3% and 83.2%, respectively, for the nine months ended September 30, 1997 and 1996. The increase in medical expenses was due to changes in the program benefits provided Humana. FMG has recently implemented controls to monitor expenses in the future. The recently implemented controls to monitor expenses relate to a more diligent review of utilization and the hiring of a Vice President of Finance to monitor expenses. Cost of sales for the electrical supply business was 67.1%

         OPERATING EXPENSES. Operating expenses increased by $1.5 million, or 24%, to $7.5 million, for the nine months ended September 30, 1997 from $6.0 million for the same period in 1996. The increase was primarily due to the electrical supply division for $1.2 million and remaining increase was due to the additional three centers. As a percent of revenue, operating expenses were 14.4% as compared to 15.3% for the same period in 1996.

         NET INCOME. Net loss for the nine months ended September 30, 1997 was $2.3 million compared to net income of $.7 million for the same period in 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO
YEAR ENDED DECEMBER 31, 1995

         Revenue. The total revenues of FMC for the year ended December 31, 1996 and 1995 were $53.0 million and $22.7 million, respectively, of which 85% and 96%, respectively, was derived from prepaid contractual agreements with Humana pursuant to which Humana pays FMC a capitated fee ("HMO revenue"). HMO Revenue is derived primarily from the predetermined prepaid contractual arrangements paid per member per month by Humana to the primary care centers which are owned and operated by the Company. Under the capitated fee arrangements, FMC assumes the risk of providing medical services for each managed care member. To the extent that members require more frequent or extensive care, the revenue to FMC may be insufficient to cover the cost of the care that was provided. During the year ended December 31, 1996, $46.4 million or 88% of FMC's revenues were derived from the physician practice management division and $6.7 million or 12% was derived from the international medical clinics division. As of December 31, 1996 the FMC Healthcare Services division had not obtained any definitive management consulting service agreements. Revenue increased by $30.3 million or 133% to $53.0 million for the year ended December 31, 1996, from $22.7 million for the same period in 1995. The HMO revenue growth was primarily a result of FMC's acquisition during January 1996 of controlling ownership of Broward Managed Care, Inc. (the "Broward acquisition"), which has Humana affiliated provider agreements ("provider agreement") to operate and manage two primary care centers in Broward County, Florida ("Broward"), and new provider agreements, as of September 1996, to manage a center in New Port Richey, Florida ("New Port Richey") and as of October 1996, to manage additional centers in Lutz, Florida and South Dale Mabry, Florida. Revenue related to the Broward, New Port Richey, Lutz, and South Dale Mabry centers represents $20.3 million or 87% of the increase in HMO revenue. As discussed in Note 1 of the audited consolidated financial statements, FMC (through the transaction between MedExec and AMC) has a management services agreement with three clinics in the CIS. During the year ended December 31, 1996, revenues generated by this international division accounted for $6.7 million of the $30.3 million increase discussed above. FMC intends to finance the growth of the clinics in Eastern Europe primarily with the capital contribution from GDS. The $30.3 million increase in FMC's revenue is also net of the decrease resulting from the termination in August 1995 of the provider agreement to manage the center in Brandon, Florida. The Brandon center generated $3.5 million in revenue during the year ended December 31, 1995.

         Medical Expenses. Medical expenses increased $25.1 million, or 136%, to $43.5 million for the year ended December 31, 1996 from $18.4 million for the same period in 1995. The majority of the increase ($21.6 million or 86%) resulted from medical services provided under the Broward, New Port Richey, Lutz and South Dale Mabry provider agreements. Medical expenses related to the AMC clinics accounted for $5.4 million or 22% of the increase. The increase in medical expense is net of the decrease related to the termination of the Brandon provider agreement in 1995. Medical expenses for Brandon were $3.3 million in 1995. Medical expenses as a percentage of HMO and fee for service revenue ("medical loss ratio") were 84% for the years ended December 31, 1996 and 1995.

         Operating Expenses. Operating expenses increased by $3.1 million, or 89%, to $8.7 million, for the year ended December 31, 1996 from $4.6 million for the same period in 1995. The increase was primarily due to new employees to staff the primary care centers in Broward, New Port Richey, Lutz, and South Dale Mabry and $.8 million in expenses incurred by FMC in connection with the development and opening of two international centers. As a percentage of revenue, however, operating expenses decreased to 15% from 20% for the same period in 1995.

         Net Income. Net income for the year ended December 31, 1996 was $.3 compared to a net loss of $(.4) for the year ended December 31, 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO
YEAR ENDED DECEMBER 31, 1994

         Revenue. Revenue increased by $1.4 million, or 7%, to $22.7 million in 1995, from $21.3 million in 1994 due to increased revenue from existing provider agreements offset by the termination during August 1995 of the provider agreement to manage the center in Brandon, Florida.

         Medical Expenses. Medical expenses increased $1.8 million, or 11%, to $18.4 million in 1995 from $16.6 million in 1994 primarily as a result of an increase in medical services rendered. The medical loss ratio was 81% for the year ended December 31, 1995 compared to 78% for the year ended December 31, 1994.

         Operating Expenses. Operating expenses increased $1.2 million, or 35%, to $4.6 million in 1995 from $3.4 million in 1994 due mainly to the additional $1.1 million of expenses incurred by FMC during 1995. These expenses relate primarily to additional compensation to former officers of FMC under employment agreements, development cost incurred relating to the Chicago market, repricing adjustments from Humana related to previous years and legal and professional fees incurred in connection with a proposed merger with another company. Humana from time to time renegotiates certain contracts which results in retroactive adjustments to the financial statements. In 1995, Humana renegotiated certain hospital contracts in the Tampa market retroactive to the beginning of 1994. As a result, hospitals rebilled FMC for previously billed claims in order to recover additional funds from FMC for 1994 and 1995. The ongoing impact, as with any price increase is higher medical costs. The repricing is noted because 1995 in effect included two years of price increases instead of one. As per FAS No. 5, FMC records retroactive adjustments when they are probable and estimable. As a percentage of revenue, operating expenses for the year ended December 31, 1995 increased to 20% from 16% for the year ended December 31, 1994.

         Net Income (Loss). Net loss for 1995 was $(.4) million compared to net income in 1994 of $1.4 million, a decrease of $1.8 million, which is primarily due to the increase in medical services rendered, the write-off of certain accounts receivables and additional compensation to shareholders under employment agreements. The accounts receivable balances which were written-off because they were uncollectible related to certain management services provided by FMC totaling $.47 million. The amount was reversed out of revenues where it was originally recorded during the year rather than written off in operating expenses as a bad debt. The remaining accounts receivable balances were deemed to be collectible.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO
YEAR ENDED DECEMBER 31, 1993

         Revenue. Revenue increased by $10.2 million, or 92%, to $21.3 million in 1994, from $11.1 million in 1993 primarily due to two new full-risk Humana affiliated provider agreements to manage primary care centers in Brandon and Plant City, Florida.

         Medical Expenses. Medical expenses increased $8.2 million, or 98%, to $16.6 million in 1994 from $8.4 million in 1993 primarily as a result of medical services provided under the new Brandon and Plant City provider agreements. The medical loss ratio was 78% for the year ended December 31, 1994 compared to 76% for the year ended December 31, 1993.

         Operating Expenses. Operating expenses increased $1.7 million, or 100%, to $3.4 million in 1994 from $1.7 million in 1993 primarily as a result of new employees to staff the primary care centers in Brandon and Plant City, Florida. As a percentage of revenue, operating expenses for the year ended December 31, 1994 increased to 16% from 15% for the year ended December 31, 1993.

         Other Expenses. Other expenses in 1993 were $.2 million relating primarily to losses incurred on certain equity investments.

         Net Income. Net income increased $.6 million, or 75%, to $1.4 million from $.8 million in 1993 due to the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

         At September 30, 1997, FMG had cash of $2.8 million compared to $63,014 at December 31, 1996. As of September 30, 1997, FMG had fully utilized its $2.5 million credit facility. The increase in cash was due to FMG receiving approximately $4,500,000 as a result of the merger. FMC received $4.5 million dollars from Generale De Sante International, Plc ("GDS") as a result of an investment GDS made in FMC. To date $2,000,000 has been used to fund development and operating losses of MedExec, Inc., $500,000 was used to pay professional fees in connection wit the Merger and the remaining $2,000,000 will be used for general working capital requirements.

         FMG had cash of $63,014 at December 31, 1996 compared to $198,763 at December 31, 1995.

         Net cash used in operating activities was ($.568) million for the year ended December 31, 1996.

         Net cash used in investing activities of ($.448) million was primarily the result of ($.119) in capital expenditures, organizational costs of ($.478) million, acquisition of additional ownership in various subsidiaries of ($.151) million, net of $.3 million for the proceeds from the sale of MedExec's investment in HCO Networks.

         Net cash provided by financing activities of $.880 million was the result of $1.350 million in proceeds received from loans payable to Humana, banks, and certain shareholders, respectively, a $.152 million capital contribution to AMCD, and ($.622) million repayment on notes due to shareholders and banks.

         FMG believes that cash from  operations and  borrowings  under existing
credit   facilities  will  be  sufficient  to  satisfy  its  contemplated   cash
requirements for at least the next twelve months.

         To date, FMG's principal uses of cash have been to support its operating activities . FMG has met its cash requirements in recent years
primarily  from  its  operating  activities,   advances  from  Humana  and  bank
borrowings.

         FMG also maintains a secured line of credit with a domestic bank for $0.4 million bearing interest at prime. The $0.4 million drawn under this line of credit at September 30, 1997 has been used by FMG in connection with the satisfaction of development costs relating to FMG's Midwest operations. Amortization of $5,000 per month will commence as to the first $200,000 in November, 1997 and as to the remaining $200,000, in May, 1998.

         FMG believes that funds generated from operations, availability under its credit facilities, and lease financing will be sufficient to finance its current and anticipated operations and planned capital expenditures at least through 1997. FMG's long term capital requirements beyond 1997 will depend on many factors, including, but not limited to, the rate at which FMG expands its business. To the extent that the funds generated from the sources described above are insufficient to fund FMG's activities in the short or long term, FMG would need to raise additional funds through public or private financing. No assurance can be given that additional financing will be available or that, if available, it will be available on terms favorable to FMG.

         As of September 30, 1997, FMG also has a credit facility for $2.5 million bearing interest at 1/2% above prime, of which $500,000 is guaranteed by certain current and former officers of FMG. The expiration date for the

$2.5 million facility is July 31, 1998. FMG also borrowed an additional $537,000 to purchase Lehigh stock in connection with the merger. FMC purchased this block of stock to increase its voting power at the Special Shareholders meeting that was held July 9, 1997, to vote in favor of the Merger. The expiration date for the $537,000 facility is October 1998.

         FMG, is in default in the payment of interest (approximately $744,000 interest was past due as of September 30, 1997) on the $390,000 aggregate principal amount of its 13 1/2% Senior Subordinated Notes due May 15, 1998 ("13 1/2% Notes") and 14 7/8% Subordinated Debentures due October 15, 1995 "14 7/8% Debentures") that remain outstanding and were not surrendered to the Company in connection with its financial restructuring consummated in 1991. The Company has been unable to locate the holders of the 13 1/2% Notes and 14 7/8% Debentures (with the exception of certain of the 14 7/8% Debentures, which were retired during 1996).


         Management expects a sizable loss for the fourth quarter and the year. This loss occurred in 1997. The Company believes it will still have enough liquidity to operate and further believes the Company will be profitable in 1998. The Company is contemplating selling one or more of its operations to increase its liquidity. At this point the Company does not know what the operating loss for the fourth quarter will be.

                             SUMMARY FINANCIAL DATA

                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

         The summary financial data for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 set forth below has been derived from the audited financial statements of FMG (1992-1996 is FMC). The summary financial data for the nine month period ended September 30, 1997 is unaudited.

                                                                                                                        Nine Month
                                                                  Year Ended December 31,                                 Ended
                                         -------------------------------------------------------------------------    -------------
                                                                                                                        September
                                                                                                                           30,
                                          1992(1)          1993(1)       1994(1)          1995(1)       1996(1)          1997(4)
                                          -------          -------       -------          -------       -------          ----
STATEMENT OF OPERATIONS:
Revenues:
    Capitated revenue                       $5,406          $10,563       $20,253         $21,744         $45,070         39,768
    Fee-for-service                             53               96           200             182           7,075          6,727
    Other                                      398              428           865             746             869          5,514
                                           -------          -------       -------         -------         -------         ------
Total revenue                                5,857           11,087        21,318          22,672          53,014         52,009
Medical expenses/Cost of Sales               4,480            8,405        16,568          18,444          43,526         46,486
                                           -------          -------       -------         -------         -------         ------
 Gross profit                                1,377            2,682         4,750           4,228           9,488          5,523

Operating expenses:

     Salaries and related benefits             561              670         1,651           2,434           3,503          2,540
    Other operating expenses                   573              991         1,771           2,200           5,194          4,965
                                            ------           ------        ------          ------          ------         ------
Total operating expenses                     1,134            1,661         3,422           4,634           8,697          7,504
Income (loss) from operations                  243            1,021         1,328           (406)             791        (1,981)
Other expenses (income)                          4              218          (35)            (42)              55            288
Net income (loss) before taxes                 247              803         1,364           (364)             736        (2,269)
Pro forma adjustments for income
    taxes(2)                                    99              321           545             ----            413              0
                                           -------           ------        ------          -------         ------         ------
Pro forma net income (loss) from
    continuing operations                  $   148           $  482       $   818        ($  364)         $   323       $(2,269)
                                           =======           ======       =======        ========         =======       ========
Pro forma net income (loss) from
    continuing operations per share         $14.80           $48.20        $81.80        $(36.40)         $ 32.30       $(2,269)
Pro forma fully diluted weighted
    average number of FMG shares

    currently outstanding (3)               10,000           10,000        10,000          10,000          10,000        258,126
Cash Dividends as Declared                      12               17           117              38            ----           ----

BALANCE SHEET DATA:

Working Capital                               $ 83            $ 279          $272          $(302)        $(2,047)       $(2,124)
Total Assets                                   840            2,739         4,128           3,045          12,323         29,337
Current Liabilities                            657            1,341         3,157           2,817          10,596         18,564
Stockholder's Equity                           183            1,398           972             227             703        (5,879)
Book Value per share - fully diluted         $  18            $ 140         $  97           $  23          $70.35         $(.02)

(1) The summary financial data for the years ended December 31, 1992, 1993, 1994 and 1995 has been derived from the audited combined financial statements of MedExec, Inc. and subsidiaries; SPI Managed Care, Inc.; and SPI Managed Care of Hillsborough County, Inc. (collectively,
        "MedExec"). The data for 1996 has been derived from the 1996 consolidated financial statements of FMC.

(2) Prior to December 31, 1995, MedExec. Inc., and prior to May, 1994, SPI Managed Care, Inc. were S corporations and not subject to Federal and Florida corporate income taxes. The Statement of Operations data reflects a proforma provision for income taxes as if the Company was subject to Federal and Florida corporate income taxes for all periods. This proforma provision for income taxes is computed using a combined effective Federal and State tax rate of 40%.

(3) The amount of FMC stock issued and outstanding on June 30, 1997 was 10,000; as result of the Merger all such FMC stock ceased to be outstanding. On September 30, 1997 FMG Common Stock issued and outstanding was 751,783 and on a fully converted basis was 9,383,883 shares.

(4) The nine months ended September 30, 1997 reflect FMC's acquisition of Lehigh as of 7/9/97 and include the operating results and balance sheet of Lehigh as of 7/9/97.

(5) On July 9, 1997 at a Special Meeting (the "Special Meeting") of stockholders of the Lehigh Group, Inc. ("Lehigh"), the stockholders of Lehigh approved the merger (the "Merger") pursuant to the terms of the Agreement and Plan of Merger dated as of October 29, 1996 (the "Merger Agreement") among Lehigh, First Medical Corporation ("FMC") and Lehigh Management Corp., a wholly-owned subsidiary of Lehigh ("Merger Sub"). On the same day, Merger Sub was merged with and into FMC and each outstanding share of common stock of FMC (the "FMC Common Stock"), was exchanged for (i) 1,127.675 shares of Lehigh's Common Stock, par value $.001 per share ("Lehigh Common Stock"), and (ii) 103.7461 shares of Lehigh's Series A Convertible Preferred Stock, par value $.001 per share (the "Lehigh Preferred Stock"), each of which is convertible into 250 shares of Lehigh Common Stock and has a like number of votes per share, voting together with the Lehigh Common Stock.

                             SELECTED AND PRO FORMA
                                 FINANCIAL DATA

                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

         The selected financial data for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 set forth below has been derived from the audited financial statements of FMG (1992-1996 is FMC). The selected financial data for the nine month period ended September 30, 1997 is unaudited.

                                                                                                                        Nine Month
                                                              Year Ended December 31,                                     Ended
                                           ----------------------------------------------------------------            -----------
                                                                                                                        September
                                                                                                                           30,
                                              1992(1)      1993(1)       1994(1)       1995(1)     1996(1)                1997(4)
                                              -------      -------       -------       -------     -------                ----
STATEMENT OF OPERATIONS:
Revenues:
    Capitated revenue                           $5,406     $10,563      $20,253      $21,744        $45,070               39,768
    Fee-for-service                                 53          96          200          182          7,075                6,727
    Other                                          398         428          865          746            869                5,514
                                               -------     -------      -------      -------        -------               ------
Total revenue                                    5,857      11,087       21,318       22,672         53,014               52,009
Medical expenses/Cost of Sales                   4,480       8,405       16,568       18,444         43,526               46,486
                                               -------     -------      -------      -------        -------               ------
 Gross profit                                    1,377       2,682        4,750        4,228          9,488                5,523

Operating expenses:

     Salaries and related benefits                 561         670        1,651        2,434          3,503                2,540
    Other operating expenses                       573         991        1,771        2,200          5,194                4,965
                                                ------      ------       ------       ------         ------               ------
Total operating expenses                         1,134       1,661        3,422        4,634          8,697                7,504
Income (loss) from operations                      243       1,021        1,328        (406)            791               (1,981)
Other expenses (income)                              4         218         (35)         (42)             55                  288
Net income (loss) before taxes                     247         803        1,364        (364)            736               (2,269)
Pro forma adjustments for income
    taxes(2)                                        99         321          545        ----             413                    0
                                               -------      ------       ------       -------        ------               ------
Pro forma net income (loss) from
    continuing operations                      $   148      $  482      $   818     ($  364)        $   323             $(2,269)
                                               =======      ======      =======     ========        =======             ========
Pro forma net income (loss) from
    continuing operations per share               $14.80    $48.20       $81.80     $(36.40)        $ 32.30             $(2,269)
Pro forma fully diluted weighted
    average number of FMG shares

    currently outstanding (3)                   10,000      10,000       10,000       10,000         10,000              258,126
Cash Dividends as Declared                          12          17          117           38           ----                 ----

BALANCE SHEET DATA:

Working Capital                                   $ 83       $ 279         $272        $(302)       $(2,047)             $(2,124)
Total Assets                                       840       2,739        4,128        3,045         12,323               29,337
Current Liabilities                                657       1,341        3,157        2,817         10,596               18,564
Stockholder's Equity                               183       1,398          972          227            703               (5,879)
Book Value per share - fully diluted             $  18       $ 140        $  97        $  23         $70.35                $(.02)

------------------
(1) The selected financial data for the years ended December 31, 1992, 1993, 1994 and 1995 has been derived from the audited combined financial statements of MedExec, Inc. and subsidiaries; SPI Managed Care, Inc.; and SPI Managed Care of Hillsborough County, Inc. (collectively,
        "MedExec"). The data for 1996 has been derived from the 1996 consolidated financial statements of FMC.
(2) Prior to December 31, 1995, MedExec. Inc., and prior to May, 1994, SPI Managed Care, Inc. were S corporations and not subject to Federal and Florida corporate income taxes. The Statement of Operations data reflects a proforma provision for income taxes as if the Company was subject to Federal and Florida corporate income taxes for all periods. This proforma provision for income taxes is computed using a combined effective Federal and State tax rate of 40%.
(3) The amount of FMC stock issued and outstanding on June 30, 1997 was 10,000; as result of the Merger all such FMC stock ceased to be outstanding. On September 30, 1997 FMG Common Stock issued and outstanding was 751,783 and on a fully converted basis was 9,383,883 shares.
(4) The nine months ended September 30, 1997 reflect FMC's acquisition of Lehigh as of 7/9/97 and include the operating results and balance sheet of Lehigh as of 7/9/97.

(5) On July 9, 1997 at a Special Meeting (the "Special Meeting") of stockholders of the Lehigh Group, Inc. ("Lehigh"), the stockholders of Lehigh approved the merger (the "Merger") pursuant to the terms of the Agreement and Plan of Merger dated as of October 29, 1996 (the "Merger Agreement") among Lehigh, First Medical Corporation ("FMC") and Lehigh Management Corp., a wholly-owned subsidiary of Lehigh ("Merger Sub"). On the same day, Merger Sub was merged with and into FMC and each outstanding share of common stock of FMC (the "FMC Common Stock"), was exchanged for (i) 1,127.675 shares of Lehigh's Common Stock, par value $.001 per share ("Lehigh Common Stock"), and (ii) 103.7461 shares of Lehigh's Series A Convertible Preferred Stock, par value $.001 per share (the "Lehigh Preferred Stock"), each of which is convertible into 250 shares of Lehigh Common Stock and has a like number of votes per share, voting together with the Lehigh Common Stock.

                                    BUSINESS

MERGER WITH FMC

         On July 9, 1997 at a Special Meeting (the "July Meeting") of stockholders of the Company, the stockholders of the Company approved the Merger pursuant to the terms of the Agreement and Plan of Merger dated as of October 29, 1996, as amended (the "Merger Agreement") among the Company, First Medical Corporation ("FMC") and Lehigh Management Corp., a wholly-owned subsidiary of the Company ("Merger Sub"). On the same day, Merger Sub was merged with and into FMC and each outstanding share of common stock of FMC (the "FMC Common Stock"), was exchanged for (i) 1,127.675 shares of the Company's Common Stock, par value $.001 per share ("Common Stock"), and (ii) 103.7461 shares of the Company's Series A Convertible Preferred Stock, par value $.001 per share (the "Preferred Stock"), each of which, as a result of the Reverse Split, is convertible into 250 shares of Common Stock and has a like number of votes per share, voting together with the Common Stock. Prior to the Merger, FMC held approximately 25.4% of the outstanding shares of Common Stock which were acquired through two series of transactions.

         There were outstanding 10,000 shares of FMC Common Stock immediately prior to the Merger. These shares were exchanged for a total of (i) 11,276,750 shares of Common Stock which, as a result of the Reverse Split, is now 375,875 shares of Common Stock, and (ii) 1,037,461 shares of Preferred Stock. As a result of the Merger, holders of Common Stock immediately prior the Merger and former FMC stockholders each owned 50% of the issued and outstanding shares of Common Stock immediately following the Merger. In the event that all of the shares of Preferred Stock issued to the former FMC stockholders are converted into Common Stock, holders of Common Stock immediately prior to the Merger and former FMC stockholders would own approximately 4% and 96%, respectively, of the outstanding Common Stock.

         In addition, under the terms of the Merger Agreement, concurrently with the implementation of the Reverse Split, the Company will be renamed "First Medical Group, Inc.," and following the Merger, Dennis Sokol, the Chairman of the Board and Chief Executive Officer of FMC, became the Chairman and Chief Executive Officer of the Company, Salvatore Zizza, the Chairman of the Board, President and Chief Executive Officer of the Company, became Executive Vice President and Treasurer and Mr. Bruno continued as Vice President and Secretary. Mr. Bruno, Richard Bready, Charles Gargano, Anthony Amhurst and Salvatore Salibello, five of the six members of the Board of Directors were not nominated for re-election, and at the Special Meeting Mr. Sokol, Melvin Levinson, Elliot Cole and Paul Murphy, four members of FMC's board of directors, were elected to replace them. On August 11, 1997, Richard Berman was elected to the Board of Directors.

LEHIGH

         GENERAL

         Lehigh (formerly The LVI Group Inc.) through its wholly owned subsidiary, HallMark Electrical Supplies Corp., is engaged in the distribution of electrical supplies for the construction industry both domestically (primarily in the New York Metropolitan area) and for export.

         Prior to 1994, Lehigh, through its wholly owned subsidiaries, had been engaged in the following other businesses: (i) through certain of its operating subsidiaries ("NICO Construction"), interior construction; (ii) through its wholly owned subsidiary, LVI Environmental Services Group Inc. ("LVI Environmental"), and subsidiaries thereof, asbestos abatement; (iii) through
Riverside Mfg., Inc. ("Riverside"), the design, production and sale of electrical products; (iv) through Mobile Pulley and Machine Works, Inc. ("Mobile Pulley"), the manufacture and sale of dredging equipment and precision machined castings; and (v) through LVI Energy Recovery Corporation ("LVI Energy"), energy recovery and power generation and landfill closure services. All of such other businesses were transferred or sold prior to 1994.

         Riverside and Mobile Pulley were transferred to a liquidating trust in connection with Lehigh's financial restructuring of its outstanding debt and preferred stock on March 15, 1991 (the "1991 Restructuring"). During the third quarter of 1991, Lehigh discontinued its interior construction business operated through its NICO Construction subsidiaries due to the general economic slowdown, particularly as it related to the real estate market. In the third quarter of 1990, Lehigh discontinued its LVI Energy business which was prompted by technical problems at the LVI Energy power plant facility. Both the NICO Construction and LVI Energy subsidiaries were sold on December 31, 1991.

         The following is a detailed supplemental description of the 1993 restructuring as it appeared in note number 1 to Lehigh's Annual Report on Form 10-K for the year ended December 31, 1993:

         FINANCIAL CONDITION AND RESTRUCTURING - Lehigh incurred substantial losses from operations in 1988, 1989 and 1990 attributable in significant part to the performance of its NICO Construction and LVI Environmental businesses. The interior construction segment experienced significant revenue decreases in each of these years and incurred losses in both 1989 and 1990. The asbestos abatement segment incurred substantial losses in 1988 and 1989 and experienced a revenue decrease in 1990. Lehigh also incurred a substantial loss attributable to its LVI Energy business in 1990. For the three year period ended December 31, 1990, Lehigh incurred a cumulative net loss of $76.7 million. As a consequence, Lehigh had a consolidated shareholders' deficit at December 31, 1990 of $30.8 million.

         At December 31, 1990, Lehigh had outstanding long-term debt (including the current portion thereof), on a consolidated basis, of approximately $97.8 million (excluding revolving credit facilities of certain subsidiaries and trade notes payable to subcontractors). This long-term debt had an annual debt service requirement of $12.2 million, all but $2.5 million of which was payable in cash. Lehigh had also not paid the eight quarterly dividends on its outstanding preferred stock due from March 15, 1989 through December 15, 1990, aggregating $2.5 million ($4.12 per share).

         For the foregoing reasons, Lehigh consummated the 1991 Restructuring on March 15, 1991. The consummation of the 1991 Restructuring followed extensive negotiations and discussion among Lehigh, and representatives of various of its creditors and preferred stockholders which began in August 1990.

         Pursuant to the 1991 Restructuring, among other things,

         (a) The holders of $33.84 million principal amount of Lehigh's 13-1/2% Senior Subordinated Notes due May 15, 1998 ("13-1/2 Notes") exchanged such securities, together with accrued but unpaid interest thereon, for $8,642,736 principal amount of new 8% Class B Senior Secured Redeemable Notes due March 15, 1999 issued by NICO Construction ("Class B Notes") and 212,650,560 shares of Common Stock;

         (b) The holders of $8.76 million principal amount of Lehigh's 14-7/8% Subordinated Debentures due October 15, 1995 ("14-7/8% Debentures") exchanged such securities, together with the accrued but unpaid interest thereon, for $2,156,624 principal amount of Class B Notes and 53,646,240 shares of Common Stock,

         (c) each of the 444,068 shares of Lehigh's $2.0625 Cumulative Convertible Exchangeable Preferred Stock, no par value (the "Cumulative Preferred Stock"), outstanding on March 15, 1991, together with the accumulated but unpaid dividends thereon, was converted into 34 shares of Common Stock (an aggregate of 15,098,312 common shares),

         (d) NICO Construction transferred to the Trust all of the stock of Mobile Pulley and Riverside together with approximately $4 million face amount of certain debt securities,

         (e) a group of related insurance companies, consisting of Executive Life Insurance Company, Executive Life Insurance Company of New York and First Stratford Life Insurance Company (collectively, "First Executive"), exchanged $53.596 million principal amount of NICO Construction's senior secured notes for
(i) $8 million principal amount of new 9.5% Class A Senior Secured Redeemable Notes due March 15, 1997 issued by NICO Construction ("Class A Notes"), (ii) $6 million principal amount of Class B Notes, (iii) 78,746,690 shares of Common Stock, and (iv) beneficial ownership of the Trust, and

         (f) prior to the consummation of the 1991 Restructuring, certain amendments to the indentures, pursuant to which the 13-1/2% Notes and the 14-7/8% Debentures were issued, were adopted to eliminate substantially all of the restrictive covenants set forth therein.

         In sum, pursuant to the 1991 Restructuring, a total of 360,141,802 shares of Common Stock, $16,799,360 principal amount of Class B Notes and $8 million principal amount of Class A Notes were issued. The total shares of Common Stock issued pursuant to the 1991 Restructuring was reduced to 10,289,765 in December, 1991, as a result of a 35 for 1 reverse split approved by Lehigh's stockholders. Upon consummation of the 1991 Restructuring, the former holders of the 13-1/2% Notes, 14-7/8% Debentures and First Executive owned approximately 90% of the outstanding shares of Common Stock (exclusive of any Common Stock owned by them prior thereto), the former holders of Cumulative Preferred Stock owned approximately 4% of the outstanding shares of Common Stock (exclusive of any Common Stock owned by them prior thereto) and the holders of Common Stock immediately prior to the 1991 Restructuring owned approximately 6% of the outstanding shares of Common Stock.

         As intended, the 1991 Restructuring substantially reduced Lehigh's debt service obligations. However, adverse market conditions in the interior construction industry continued to negatively impact the sales volume of NICO Construction. Significant overhead reductions were made to reduce costs to a level commensurate with reduced sales volume. Notwithstanding these efforts, the effect of the general economic slowdown, particularly as it related to the real estate market, prompted management to discontinue Lehigh's interior construction business during the third quarter of 1991.

         In September, 1991, Lehigh sold its registered service mark "NICO" for use in the interior construction management and consulting business in the United States. In December, 1991, Lehigh sold all ownership in its NICO Construction and LVI Energy businesses.

         Lehigh was in default of certain covenants to the holders of Class A Notes and Class B Notes (the "Notes") at December 31, 1992 and 1991 and, as a consequence, the Notes were classified as current in the 1992 and 1991 Financial Statements.

         Lehigh consummated a restructuring on May 5, 1993 (the "1993 Restructuring"). Pursuant to the 1993 Restructuring, Lehigh, through NICO Inc., a wholly owned subsidiary ("NICO"), sold LVI Environmental to LVI Holding Corporation ("LVI Holding"), a newly formed company organized by the management of LVI Environmental, which had a minority interest in LVI Holding. The owners of LVI Holding were certain holders of the Class A Notes and the Class B Notes and members of the management of LVI Environmental. As a result of the 1993 Restructuring, 100% of the Class A Notes and over 97% of the Class B Notes (together, the "Notes") were surrendered to Lehigh, together with 3,000,000 shares of its Common Stock (27% of all Common Stock then outstanding), and, in exchange therefor, participating holders of the Notes acquired, through LVI Holding, all of the stock of LVI Environmental. Lehigh's consolidated indebtedness was thereby reduced from approximately $45.9 million to approximately $3.6 million (excluding approximately $431,217 of indebtedness under Class B Notes that LVI Holding agreed to pay in connection with the 1993 Restructuring, but for which Lehigh remains liable). LVI Holding paid $1.5 million to Lehigh during 1993 and 1994 in connection with the 1993 Restructuring to fund operating expenses and working capital requirements.

         Beginning in 1994, Lehigh investigated the feasibility of acquiring or investing in one or more other businesses that management of Lehigh believed might have a potential for growth and profit. On July 9, 1997, Lehigh acquired FMC pursuant to the Merger.

         ELECTRICAL SUPPLIES

         HallMark was acquired by Lehigh in December 1988. HallMark's sales include electrical conduit, armored cable, switches, outlets, fittings, panels and wire which are purchased by HallMark from electrical equipment manufacturers in the United States. Approximately 90% of HallMark's sales are domestic and 10% are export. All of Lehigh's revenues are attributed to HallMark.

         Domestic sales are made by HallMark employees. Nine customers accounted for approximately 61%, 72% and 44% (including one customer which accounted for approximately 25%, 18% and 12%) of HallMark's total domestic sales in 1996, 1995 and 1994, respectively. The loss of any of these customers could have a material adverse effect on its business. Export sales are made by sales agents retained by HallMark. Distribution is made in approximately 2 countries. From November 1, 1992 until October 31, 1996, HallMark's export business was conducted primarily from Miami, Florida. HallMark now conducts its export operation from New York City.

         HallMark customers whose sales exceed 10% of Lehigh's consolidated revenues (prior to the Merger) are: Adco Electric, Arc Electric or and Forest Electric. These customers account for an aggregate of approximately 38% of Lehigh's consolidated revenues (prior to the Merger).

         Management believes that many companies (certain of which are substantially larger and have greater financial resources than HallMark) are in competition with HallMark. Management believes that the primary factors for effective competition between HallMark with its competitors are price, in-stock merchandise and a reliable delivery service. As a result, orders for merchandise are received daily and shipped daily; hence, backlog is insignificant.

         Management believes that HallMark is generally in compliance with applicable governmental regulations and that these regulations have not had and will not have a material adverse effect on its business or financial condition.

         EMPLOYEES

         As of June 30, 1997, Lehigh had 2 employees and HallMark had 35. Approximately 85% of such employees are compensated on an hourly basis.

         Lehigh and HallMark comply with prevailing local contracts in the respective geographic locations of particular jobs with respect to wages, fringe benefits and working conditions. Most employees of HallMark are unionized. The current collective bargaining agreement for HallMark, which is with the International Brotherhood of Electrical Workers, Local Union #3, expires on April 30, 1999.

         LEGAL PROCEEDINGS

         The State of Maine and Bureau of Labor Standards commenced an action in Maine Superior Court on or about November 29, 1990 against Lehigh and Dori Shoe Company (an indirect former subsidiary) to recover severance pay under Maine's plant closing law. The case was tried without a jury in December 1994. Under that law, an "employer" who shuts down a large factory is liable to the employees for severance pay at the rate of one week's pay for each year of employment. Although the law did not apply to Lehigh when the Dori Shoe plant was closed it was amended so as to arguably apply to Lehigh retroactively. In a prior case brought against Lehigh (then known as Lehigh Valley Industries) and its former subsidiary under the Maine severance pay statute prior to its amendment, Lehigh was successful against the State of Maine. See Curtis v. Loree Footwear and Lehigh Valley Industries, 516 A. 2d 558 (Me. 1986).

         The Superior Court, by decision docketed April 10, 1995, entered judgement in favor of the former employees of Dori Shoe Company against Dori Shoe and Lehigh in the amount of $260,969.11 plus prejudgment interest and reasonable attorneys' fees and costs to the Plaintiff upon their application pursuant to Maine Rules of Civil Procedure 54(b)(3)(d). Lehigh filed an appeal appealing that decision and the matter was argued before the Maine Supreme Judicial Court on December 7, 1995. On February 18, 1997, the Supreme Judicial Court of Maine affirmed the Superior Court's decision. In July 1997, the Company agreed to pay the State of Maine $215,000 to satisfy the judgment. On or about September 30, 1997, the Company made its payment.

         Lehigh  is  involved  in  other  minor  litigation,  none of  which  is considered by management to be material to its business or, if adversely determined, would have a material adverse effect on Lehigh's financial condition.

         PROPERTIES

         Lehigh, as of October 1, 1997 is currently occupying 2,400 square feet at 1055 Washington Boulevard, Stamford, CT 06901 pursuant to a 3 year lease that FMC has with its landlord at annual rental of $65,000.00 (which progressively escalates to $75,000.00 in 1999). HallMark leases 28,250 square feet of office and warehouse facilities in Brooklyn, New York, pursuant to a lease expiring on June 30, 2004, at an annual rental of approximately $78,000 (which progressively escalates to $106,000 in 2003). In December 1994, HallMark leased 4,500 square feet of additional warehouse facilities in Brooklyn, New York, pursuant to a lease expiring on June 30, 2004, at an annual rental of $18,000 (which progressively escalates to $21,600).

         Lehigh believes that all of its facilities are adequate for the business in which it is engaged.

FMG

         FMG is an international provider of management, consulting and financial services to physicians, hospitals and other health care delivery organizations and facilities. FMG's diversified operations are currently conducted through three divisions: (i) a physician practice management division which provides physician management services including the operation of clinical facilities and management services to Medical Service Organizations, (ii) an international division which currently manages western style medical centers in Eastern Europe and the CIS and (iii) a recently formed hospital services division which provides a variety of administrative and clinical services to acute care hospitals and other health care providers.

INDUSTRY BACKGROUND

         The role of the primary care physician is changing dramatically. Historically, the health care services industry was based on a model in which physician specialists played a predominant role. This model contributed to over-utilization of specialized health care services and, in turn, increases in health care costs at rates significantly higher than inflation. In response, third-party payers have been implementing measures to contain costs and improve the availability of medical services. These measures, which include managing the utilization of specialized health care services and alternative methods of reimbursement, have caused the health care industry to evolve toward models that contain health care costs more efficiently. In these models, the primary care physician and physician management organization are playing increasingly important roles.

         FMG believes that two important trends contributing to the evolution of the health care services industry define its business opportunities. First, physicians are increasingly abandoning traditional private practices in favor of affiliations with larger organizations such as FMG that can provide enhanced management capabilities, information systems and capital resources. This transformation of physician practice is based on an increasingly competitive health care environment characterized by intense cost containment pressure, increased business complexity and uncertainty regarding the impact of health care reform on physicians.

         The second trend is that many payers and their intermediaries, including HMO's, are increasingly looking to outside providers of physician services to manage their professional medical requirements and to share the risk of providing services through capitation arrangements. As these payers seek to limit their health care costs by reducing the fee-for-service component paid to their medical service providers, there is additional pressure on smaller providers to consolidate and realize the efficiencies that can be achieved by operating in larger practice groups.

         DOMESTIC OPERATIONS.

         Cost containment, industry consolidation and changes in reimbursement methods are causing difficulties for health care providers, particularly not-for-profit hospitals. As a result of intense competition from large for-profit hospitals, not-for-profit hospitals must develop effective plans for attracting and retaining patient flow. Such plans may include, among other things, (i) reducing or changing the services provided in order to better utilize current facilities, equipment and space, (ii) entering into new contracts with physician groups, HMO's, and other third party payors, and (iii) various cost-cutting measures. Ultimately, a facility's ability to adapt to changing environments requires access to capital and management expertise, services which FMG is willing and able to provide.

         INTERNATIONAL OPERATIONS.

         The American health care delivery system and its related services remain a valuable export. The internationally recognized level of training, technology and services associated with the American health care systems and their professionals continues to enjoy increasing demand among both expatriates and wealthy nationals in FMC's expanding foreign markets. FMC's value is reflected in the premium prices which its clients are willing to pay for access to comprehensive American health care and related services.

STRATEGY OF  FMG

         FMG's strategy with respect to its physician practice management division is to develop its business by addressing significant changes in the role and practice patterns of the primary care physician in the health care services industry. Elements of this strategy include:

         Development of Additional Primary Care Centers and Physician Resources. A major priority for FMG is the development of additional primary care centers and physician resources. In furtherance of this goal, FMG will continue to identify and evaluate potential acquisitions and relationships which complement its existing business operations and increase its market share and develop a competitive position in all areas of its business. In addition, FMG believes that its experienced management team and operational systems will afford FMG the opportunity to be successful in recruiting and managing physicians, in integrating new physician practices and in managing the utilization of health care services.

         Expanding Presence in Capitated Medical Services. FMG believes that managed care will continue to be a rapidly growing segment of the health care services industry that offers one of the best long-term solutions to controlling health care costs. FMG plans to develop its physician practice management services division by expanding the services provided to existing clients and obtaining new HMO contracts. FMG plans to build on this experience to develop and enlarge integrated networks of health care providers that will contract with intermediaries and payers on a capitated basis.

         Developing and Expanding Management Consulting and Financial Services. A priority for FMG is the development of its management consulting and financial services division by continuing to provide creative solutions to complex financial and management related health care delivery issues. FMG believes that there are numerous organizations, including payor-owned physician practices, hospital owned physician practices and not-for-profit providers, which are experiencing financial or operational distress which could benefit from FMG's expertise. FMG believes that its strong management team, which has over 75 years in managing health care delivery systems, situates and enables FMG to assist troubled health care providers, including not-for-profit and proprietary acute care hospitals, long-term care facilities and specialty care facilities, with direct management services, including "turn key" and departmental or program management, transitional or turn-around management, strategic planning and marketing, financial and general business consulting services.

         FMG plans to offer health care providers a full array of advanced management services including, but not limited to: utilization management; information systems; human resources management; financial control systems; outcomes measurement and monitoring; customer service programs; training and education; financial services; strategic planning; network development; and risk contracting. These services will be offered as a comprehensive package or individually, but through one point of contact, creating a "one-stop shop" for management services.

         Integration of Domestic Operations. In addition to sharing management services expertise and resources, FMG anticipates that its physician practice management and management consulting and financial services divisions will eventually be consolidated into one division. It is expected that the cross-selling opportunities will create a relationship between the two divisions warranting a consolidation. A primary objective of FMG is to provide management services on a long-term contractual basis for an entire integrated delivery system in a number of local markets.

         FMG's management believes that nationwide concerns over escalating health care costs and the possibility of legislated reforms are increasing the emphasis on managed care, integrated networks of health care providers and prepaid, capitated arrangements. Increased managed care penetration is generating more recognition of the benefits of organized physician groups serving large patient populations as well as reducing the reimbursement rates for services rendered. In anticipation of such changes in the health care environment, FMG continues to review and revise its business mix.

         Continued Development of the International Division. FMG will continue the development and expansion of its international division. FMG believes that through its continuing development efforts, FMG will be positioned to become a premier owner, operator and manager of international primary care clinics, acute care hospitals and other health care delivery organizations. FMG expects that it will benefit from exporting the expertise and capabilities developed by its domestic operations to its international operations. FMG has entered into an agreement to open a western-style medical facility in Abu Dhabi, United Arab Emirates in March 1997 status, and anticipates opening additional facilities throughout Europe, the Middle East, Latin American and the Pacific Rim as part of its expansion program.

         FMG strives to deliver a comprehensive range of diverse medical services to meet the specific needs of its clients in each of FMG's unique markets. In response to demands for western style hospitals in the CIS, FMG commenced development of the American Hospital of Moscow pursuant to which FMG will establish the first western-style hospital in the CIS.

         An integral part of FMG's strategy is to provide an environment for medical education and training of local medical professionals and health care administrators. In this regard, FMG will continue to be active in sponsoring exchange programs with western facilities and teaching institutions such as the Baylor College of Medicine in Houston, Texas. FMG has also organized an in-house mentor program to expose local medical professionals and aspiring physicians to the western health care system.

DIVISIONS OF  FMG

         Physician Practice Management Division

         FMC's physician practice management operations are currently conducted through MedExec. MedExec functions in two capacities as a management services organization: (i) owning and operating nine primary care centers (located in Florida and Indiana) which have full risk contracts for primary care and part B services and partial risk (50%) contracts for part A services, and (ii) managing sixteen multi-specialty groups (located in Florida and Texas) with fee-for-service and full risk contracts for primary care and part B services and partial risk (50%) contracts for part A services. Full risk contracts are contracts with managed care companies where FMC assumes essentially all responsibility for a managed care members' medical costs and partial risk contracts are contracts where FMC assumes partial responsibility for a managed care members' medical costs. Revenue from the primary care centers is derived primarily from the predetermined amounts paid per member ("capitation") by Humana. In addition to the payments from Humana, the primary care centers received copayments from commercial members for each office visit, depending upon the specific plan and options selected by individual members and receive payments from non-HMO members on a fee-for-service basis. Revenue from the multi-specialty practices managed by FMC are determined based on per member per month fees and/or a percentage of the net profits for Part A and Part B service funds for such centers.

         Revenue from the multi-specialty practices are obtained by FMC through management agreements. In Texas, pursuant to a five-year management agreement, FMC is entitled to receive (i) direct expenses incurred by FMC in furnishing all items and services to the multi-specialty group, (ii) indirect space costs, and an (iii) administrative fee of $30,000.00 per month. In Florida, FMC is entitled to receive (i) from Humana Medicare members, an amount equal to $4.50 per member per month plus a percentage of Part A profits, Part B profits and

Medicare Membership Conversion fees ranging from 9% down to 4% based upon Medicare membership, and (ii) for Humana commercial HMO members, an amount equal to $1.50 per member per month plus 5% of Part A profits and Part B profits. The members of the practices are patients of the physicians who are enrolled as Humana members.

         FMC is not licensed to practice medicine. FMC employs or manages licensed physicians to work at the primary care centers in Florida and Indiana which centers provide the delivery of medicine. In Texas, FMC provides utilization, billing, human resources, management information systems, senior executive management, financial consulting and risk evaluation as a management services organization. In order to better serve its existing markets and potential markets, FMC is in the process of establishing five geographic operating regions, to wit, the East Coast of Florida, the West Coast of Florida, the Midwest, the Southwest and the Northeast.

         In connection with the operation of such primary care centers in Florida and Indiana, FMC employs all of the personnel, including physicians who agree to provide the necessary clinical skills, required in such centers. FMC compensates its physician employees bi-weekly pursuant to the terms of written employment agreements. The written employment agreements are for a term of 2-3 years, provide for termination "with cause", provide for a base salary and a bonus, which bonus is determined by a formula comprised of quality management, utilization management, medical records documentation, patient satisfaction/patient education and time and motion management, contain a non-competition provision and contain provisions outlining the duties of the physician and FMC.

         FMC currently employs physicians in Florida and Indiana, which states do not have regulations on the corporate practice of medicine. In Texas, there are regulations on the corporate practice of medicine, and FMC does not employ any physicians and has no ownership interest in or control of the entity in which physicians are employed. In all states other than Texas, FMC retains an ownership interest or control in the various clinics it operates. FMC operates an office in Illinois for administrative services only and has employed physicians in Indiana. FMC maintains a proprietary data base for physicians who might be available to be employed at FMC's owned and operated clinics in particular specialties and locations, and expects to create an in-house recruiting department.

         FMC generates fees at its primary care centers on a fee-for-service basis and/or capitated basis. Under fee-for-service arrangements, FMC bills and collects the charges for medical services rendered by contracted or employed health care professionals and also assumes the financial risks related to patient volume, payor risk, reimbursement and collection rates. Under capitated arrangements, FMC assumes the risk and receives revenues at a fixed rate from HMO's at contractually agreed-upon per member per month rates for all the primary care needs of a patient. Under its HMO contracts, FMC receives a fixed, prepaid monthly fee for each covered life in exchange for assuming responsibility for the provision of medical services, subject to certain limitations. To the extent that enrollees require more frequent or extensive care than was anticipated by FMC, the revenue to FMC under a contract may be insufficient to cover the costs of the care that was provided. A substantial portion of the patients seeking clinical services from the company's primary care centers are members of HMO's with which FMC maintains contractual relationships.

         Additionally, FMC has entered into contracts with HMO's to manage the delivery of comprehensive medical services to enrollees at FMC's clinics located in Florida, Texas and Indiana. A substantial portion of the revenues of FMC's managed care business are derived from prepaid contractual arrangements with Humana, pursuant to which Humana pays FMC a capitated fee. FMC employs primary care physicians to work at FMC clinics in Florida and Indiana. FMC also provides for other services with hospitals and medical specialists at negotiated prices for both capitated and non-capitated (i.e. fee-for service) services. Due to FMC's risk for the cost of providing health care services, it carefully manages utilization of primary care, hospital and medical specialist services.

         In addition, FMC contracts with primary care medical practices pursuant to which FMC provides a variety of management services. In particular, FMC provides management services which improve physician practices' operating efficiencies through standardization of operating processes, including the installation of information technology and billing systems, and assists such practices in contracting on a network basis to insurers, HMO's and other payers. In consideration for such management services, FMC receives an annual management fee and participates in profits.

         FMC believes that it will have significant opportunities to expand its managed care business primarily because physician practice management organizations are better qualified than most third-party payers to recruit, manage and retain physicians, deliver services on a cost-effective basis and control medical malpractice costs. FMC believes that physician practice management organizations are better qualified to perform these functions because of their ability to provide and guarantee quality control by providing quality health care while simultaneously providing favorable utilization through the use of a medical director who manages the physicians in the center. In contrast, an HMO is generally concerned with utilization and risks which are handled from a centralized headquarter; while a management service organization is concerned with providing consistent quality at the site at which healthcare services are delivered.

         Neither FMC, its subsidiary, MedExec, nor its affiliates are licensed to operate as HMO's.

CEDA CONTRACT

         FMC has been awarded an exclusive contract to provide health care services to organizations operating under the Community Economic Development Act
(CEDA) in Cook County, Illinois and certain areas in northeastern Illinois. CEDA is an organization designed to provide communities with access to various government assistance programs by creating places where individuals can receive assistance directly and conveniently. The CEDA contract, held by Midwest
Management Care, a wholly-owned subsidiary of FMC, is to provide overall management of primary care centers. Humana, the HMO, provides the insurance function. The contract designates FMC's clinics as the exclusive referral sites for recipients of CEDA assistance, although it does not guarantee that all of the estimated 60,000 recipients will use FMC's clinics for their health care needs.

         As a result of being awarded such agreement, FMC plans to develop eight to ten clinics on or near CEDA sites. FMC anticipates that certain of such clinics will be operational by the end of 1997. The CEDA contract requires that reimbursements must flow through a fully licensed and accredited HMO. FMC will be reimbursed based on what the HMO has determined the monthly amount necessary to provide all covered services to Assigned Members. The HMO had established capitation funding at a specific amount per member per month. The Medicare Part B capitation rate for the richest benefit plan will be paid at an aggregate of $140 per member per month. The Medicare Part A richest benefit plan will be paid at an aggregate of $220 per member per month. Accordingly, FMC has recently selected Humana Healthcare Plans, a fully accredited HMO to participate with and is currently finalizing the terms of a partnership agreement.

         Hospital Services Division

         FMC, through FMC Healthcare Services, Inc. ("FMC Healthcare Services") will provide management, consulting and financial services to troubled not-for-profit hospitals and other health care providers. FMC Healthcare Services, which was incorporated in June 1996, will offer creative solutions to complex health care delivery issues. To date, FMC is in the process of negotiating healthcare facility contracts but has not yet entered into any definitive agreements. FMC Healthcare Services' primary target groups include:
(i) individual hospitals (not-for-profit, municipal and proprietary), (ii) long-term care facilities, (iii) provider networks and systems, and (iv) alternate delivery systems (i.e., free standing diagnostic and treatment and ambulatory surgery centers). The primary target groups have been identified in order to match FMC's management teams and senior managers with businesses in which they have experience (e.g. troubled hospitals that need crisis management; physician groups that need the management experience of a management service organization; extended care facilities and alternative care providers that desire to be affiliated with a network).

         The scope of services to be provided are determined following an individualized assessment of the target facility and include, but are not necessarily limited to, (i) full service and direct management of health care organizations including (a) "turn-key" management of a facility, (b) supplemental support to existing management and (c) management of specific departments, programs or systems; (ii) transitional management or turnaround services including (a) assisting in the development of a comprehensive turnaround plan and (b) supporting a restructured management team in reaching financial and operational objectives through the implementation of turnaround plan; and (iii) general business and consulting services including the furnishing of (a) financial services,

(b) feasibility studies, (c) capital development and (d) necessary capital and other resources or arranging for the provision of such resources to enable the facility to restructure existing debt.

         The management consulting services to be provided by FMC Healthcare Services will range from four to 24 months and will involve a minimum of three health care professionals. Ideally, senior level professionals retained by FMC Healthcare Services will oversee general operations, medical staff and nursing at the subject medical facility. These individuals will be situated on site at the respective facility. Other personnel employed by FMC Healthcare Services will be furnished as needed or as requested. FMC Healthcare Services will be paid on a fee for services basis.

         International Medical Clinics Division

         FMG's international division currently specializes in developing and managing health care facilities in Eastern Europe, the CIS and other developing countries. Currently, FMG contracts to provide services in Moscow, St. Petersburg and Kiev of the CIS; Warsaw, Poland; and Prague, Czech Republic. FMG has recently entered into an agreement with Bin Barook Trading Company to open and operate a western- style medical clinic in Abu-Dhabi, United Arab Emirates, which is expected to commence operations in March 1997. FMG has also entered into a letter of intent with American International Medical System Inc., which in turn has an agreement with the Peoples Hospital of Beijing to open the American Medical Center of Beijing.

         Revenues of FMG's international division are primarily derived from fee-for-service charges and annual non-refundable membership fees charged to corporations, families and individuals. A variety of diverse membership plans are available and can be tailored to meet the unique needs of corporate clients. Based upon its experience, FMG's management believes that a significant and increasing portion of the international division's revenues will be derived from local customers who seek medical services on a fee-for-service basis. Local customers currently account for approximately 25% of the international division's revenue.

         Generally, corporations are required to pay an annual membership fee as well as placing an advance deposit with FMG for future services rendered based on the selected membership plan and size of the respective organizations. Membership plans offer a wide range of benefits including 24-hour emergency access, monthly medical newsletters and specials, fee discounts and cross membership with other clinics. FMG also offers an insurance processing service for corporate members. FMG's corporate membership currently includes approximately five hundred international corporations.

         In order to meet the changing needs of FMG's corporate clients and to provide expanded access to western health care to potential clients, FMG has recently developed and implemented a variety of comprehensive managed care plans. These plans range from individual and family plans to corporate plans covering up to 2,000 employees in various and sometimes remote locations.

         Based upon its experience, FMG's management believes that a significant and increasing portion of the international division's revenues will be derived from local customers who seek medical services on a fee-for-service basis.

COMPETITION

         The provision of physician management services is a highly competitive business in which FMC competes for contracts with several national and many regional and local providers of physician management services. Furthermore, FMC competes with traditional managers of health care services, such as hospitals, which directly recruit and manage physicians. Certain of FMC's competitors have access to substantially greater financial resources than FMC.

         Although there exist a number of companies which offer one or more of the services which are offered by FMC Healthcare Services, FMC believes that Hospital Services Group is unique in that it offers a variety of management, consulting and financial services "under one roof." Certain companies which compete with FMC have access to substantially greater resources than FMC Healthcare Services.

         Internationally,   FMG  has   relatively   little   competition   on  a
multinational scale, but faces strong competition in local markets from small entrenched and start-up health care providers.

         While the bases for competition vary somewhat between business lines, competition is generally based on cost and quality of care. More particularly, in the area of managed care, FMC believes the market for developing and providing management of primary care networks in the United States which contract with HMO's and employers will increasingly be based on patient access, quality of care, outcomes management and cost.

MARKETING

         FMC's physician practice management division has developed two marketing methods. The primary method is to conduct joint marketing efforts with HMO's. These efforts focus on customer service, quality and access programs and are designed to attract new members to the HMO, retain current members and enroll members at the company's medical centers. The second method focuses on development of local market awareness and creating a positive image of FMC among the physician community in order to create opportunities for additional physician management contracts.

         The management, consulting and financial services division currently relies on the ability of the management team to leverage their reputations, experience and network of contacts to develop new clients or arrange for new contracts with existing clients.

         International marketing is done at a local level through traditional media advertising and promotional activities. The image and status of the clinics themselves and the medical personnel are carefully cultivated through an intensive public relations campaign. The network of international clinics is also collectively marketed to multinational corporations through representatives who maintain relationships and develop new contracts with the benefits managers.

GOVERNMENT REGULATION OF DOMESTIC OPERATIONS

         FMC's domestic operations and relationships are subject to a variety of governmental and regulatory requirements. A substantial portion of the company's revenue is derived from payments made by government-sponsored health care programs (primarily Medicare). These programs are subject to substantial regulation by the federal and state governments which are continually revising and reviewing the programs and their regulations. Any determination of material noncompliance with such regulatory requirements or any change in reimbursement regulations, policies, practices, interpretations or statutes that places material limitations on reimbursement amounts or practices could adversely affect the operations of FMC.

         In addition to current regulation, the public and state and federal governments have recently focused significant attention on reforming the health care system in the United States. A broad range of health care reform measures have been introduced in Congress and in certain state legislatures. Among the proposals under consideration are cost controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a single government health insurance plan that would cover all citizens. It is not clear at this time what proposals will be adopted, if any, or, if adopted, what effect, if any, such proposals would have on FMC's business. Certain proposals, such as cutbacks in Medicare programs and containment of health care costs that could include a freeze on prices charged by physicians and other health care providers could adversely affect the company. There can be no assurance that currently proposed or future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have a material adverse effect on

FMC's operating results.

         Continuing budgetary constraints at both the federal and state level and the rapidly escalating costs of health care and reimbursement programs have led, and may continue to lead, to relatively significant reductions in government and other third-party reimbursements for certain medical charges. The company's health care professionals are subject to periodic audits by government reimbursement programs to determine the adequacy of coding procedures and the reasonableness of charges.

         All Medicare and Medicaid providers and practitioners are subject to claims review, audits and retroactive adjustments, recoupments, civil monetary penalties, criminal fines and penalties, and/or suspension or exclusion from payment programs for improper billing practices. Federal regulations also provide for withholding payments to recoup amounts due to the programs. Periodic audits of health care professionals by government reimbursement programs have not had any impact on FMC.

         Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or state health care program (e.g., Medicaid) patients or patient care opportunities, or in return for the purchase, lease, order or recommendation of items or services that are covered by Medicare or state health care programs. Violations of this law are felonies and may subject violators to penalties and exclusion from Medicare and all state health care programs. In addition, the Department of Health and Human Services may exclude individuals and entities from participation in Medicare and all state health care programs based on a finding in administrative proceedings that the individual or entity has violated the antikickback statute. FMC has not violated the antikickback statute; if either FMC or its employees violated the statute they could be subject to sanctions. Only one physician holds FMC common stock and this physician does not refer any patients to FMC, is the medical director of FMC, oversees the medical aspect of the physician practice management division, and has no bonus arrangement with FMC; therefore management believes the Federal anti-Kickback statute is not applicable.

         Every state imposes licensing requirements on individual physicians and on health care facilities. In addition, federal and state laws regulate HMO's and other managed care organizations with which FMC may have contracts. Many states require regulatory approval before acquiring or establishing certain types of health care equipment, facilities or programs. Since FMC is not an insurer, there is no insurance regulation of FMC's operations. Texas prohibits the corporate practice of medicine. The business structure that FMC has adopted in Texas in order to comply with the prohibitions on the corporate practice of multi-specialty medicine is a full service management agreement wherein FMC manages an independent group of physicians by providing utilization, billing, human resources, management information systems, senior executive management, financial consulting and risk evaluation for a negotiated fee.

         The laws of many states prohibit physicians from splitting fees with nonphysicians and prohibit business corporations from providing or holding themselves out as providers of medical care. While FMC believes it complies in all material respects with state fee splitting and corporate practice of medicine laws, there can be no assurance that, given varying and uncertain interpretations of such laws, FMC would be found to be in compliance with all restrictions on fee splitting and the corporate practice of medicine in all states. FMC currently operates in Texas through professional corporations, and has recently formed professional corporations or qualified professional corporations to do business in several other states where corporate practice of medicine laws may require the company to operate through such a structure. A determination that FMC is in violation of applicable restrictions on fee splitting and the corporate practice of medicine in any state in which it has significant operations could have a material adverse effect on the company.

         FMC currently operates in only one state that prohibits the corporate practice of medicine, which state is Texas. Risks associated with expanding FMC's business into other states that have this type of prohibition include (i) the issue of consolidation of revenues and (ii) preventing FMC from exploiting the physician-patient relationship in pursuit of profits. FMC does not consolidate the revenues from Texas, but operates as a management services organization under a management contract. If FMC expands its business into other states which prohibit the corporate practice of medicine, it will operate as a management services organization under a management contract.

         FMC attempts to mitigate the risk of potentially high medical costs incurred in catastrophic cases through stop-loss provisions, reinsurance and other special reserves which limit FMC's financial risk. To date, such protection has been provided to FMC through its provider agreements with Humana. There can be no assurances that the agreements which provide such insurance to FMC will continue. If assumption of capitated payments risk through contracts with HMO's could be construed as insurance, FMC believes there would be no effect from state insurance laws due to the circumstance that all of FMC's contracts with HMO's provides for stop-loss coverage by the HMO's. Any determination of material noncompliance with insurance regulations or any change in the stop-loss coverage by the HMO's could adversely affect the operations of FMC.

PROFESSIONAL LIABILITY INSURANCE

         Over the last twenty years, the health care industry has become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories, including the withholding of approval for necessary medical services. Often, such lawsuits seek large damage awards, forcing health care professionals to incur substantial defense costs. Due to the nature of its business, FMC, from time to time, becomes involved as a defendant in medical malpractice lawsuits, some of which are currently ongoing, and is subject to the attendant risk of substantial damage awards. The most significant source of potential liability in this regard is the negligence of health care professionals employed or contracted by the company.

         One part of FMC's management services involves the provision of professional liability insurance ("PLI") coverage for its physicians. FMC currently provides this coverage through an umbrella PLI policy with Zurich American Insurance Group maintained for substantially all of the company's employees and independent contractors. This PLI policy generally provides coverage in the amount of $1,000,000 per physician and per claim, subject to an aggregate per physician limit of $3,000,000 per year. In its insurance policy, FMC also maintains the right to purchase extended coverage beyond the expiration of the policy period for an agreed upon premium to cover the costs of claims asserted after the expiration of the effective policy. In addition, the company books reserves against those claims in which the amount of coverage provided could possibly be insufficient in the event of a relatively large award. FMC maintains professional liability insurance on a claims made basis in amounts deemed appropriate by management, based upon historical claims and the nature and risks of its business. However, there can be no assurance that a future claim or claims will not exceed the limits of available insurance coverage, that any insurer will remain solvent and able to meet its obligations to provide coverage for any claim or claims or that coverage will continue to be available or available with sufficient limits to adequately insure FMC's operations in the future.

LEGAL PROCEEDINGS

         FMC is involved in various legal proceedings incidental to its business, substantially all of which involve claims related to the alleged malpractice of employed and contracted medical professionals and to the failure to render care resulting in a violation or infringement of civil rights and, no individual item of litigation or group of similar items of litigation, taking into account the insurance coverage available to FMC, is not likely to have a material adverse effect on FMC's financial condition.

         Additionally, on November 20, 1996, a discharged employee and shareholder of FMC filed a Demand For Arbitration alleging breach of contract, defamation and interference with business relationships. No specific monetary amount of damages was claimed. The employee was terminated by FMC for cause after having refused to sign a confidentiality agreement, disclosed financial information to outsiders, violating confidentiality standards. Thereafter, on November 26, 1996, this same employee filed an action in Dade County, Florida alleging what is essentially a breach of fiduciary duties by FMC's Board of Directors arising out of payments made to former partners as part of the purchase price, which the employee believed was improper. This litigation was settled for an amount that would be unlikely to have a material adverse effect on FMC's financial condition.

EMPLOYEES

         As  of  December  23,  1997,  FMC  had   approximately  755  employees.
Approximately 20% of such employees are compensated on an hourly basis.

         FMC  complies  with  prevailing   local  contracts  in  the  respective
geographic locations of particular jobs with respect to wages, fringe benefits and working conditions.

PROPERTIES

         FMG's  principal   executive  office  is  located  at  1055  Washington
Boulevard, Stamford, Connecticut 06901, and its telephone number is (203) 327-0900.

         FMC leases approximately 2,400 square feet in Stamford, Connecticut. FMC leases approximately 5,000 square feet in Miami, Florida to provide administrative support pursuant to a lease expiring on December 31, 1998 at an annual rental of $147,000. FMC leases approximately 1,400 square feet in Tampa, Florida for use by SPI Hillsborough pursuant to a lease expiring on November 30, 2001 at an annual rental of $26,736. FMC leases approximately 4,100 square feet in Maywood, Illinois pursuant to a lease expiring on November 30, 2001 at an annual rental of $48,000.

         In addition, FMG through its subsidiaries leases two facilities in Moscow, and one each in St. Petersberg, Kiev, Warsaw and Prague, which facilities are used as medical clinics, at monthly rents of $16,780, $4,933, $10,326, $6,000, $3,110 and $6,700, respectively.

         FMC believes that all of its facilities are adequate for the business in which it is engaged.

                                   MANAGEMENT

         The table set forth below sets forth information with respect to the directors and executive officers of the Company. Information as to age, occupation and other directorships has been furnished to the Company by the individual named. Salvatore J. Zizza, Dennis A. Sokol, Melvin Levinson, Elliot Cole and Richard Berman are currently directors of the Company and will serve as directors until the next annual meeting of stockholders of the Company (or until their respective successors are duly elected and qualified or until their earlier death, resignation or removal).

DIRECTORS AND EXECUTIVE OFFICERS

       NAME                 AGE                 CURRENT POSITION
       ----                 ---                 ----------------

Dennis A. Sokol             52       Chairman  of  the  Board,  Chief  Executive
                                     Officer and Director of the Company and Chairman of the Board and Chief Executive
                                     Officer of FMC

Salvatore J. Zizza          52       Chief  Financial  Officer,  Executive  Vice
                                     President, Treasurer and Director of the Company

Robert A. Bruno             41       Vice   President,   General   Counsel   and
                                     Secretary of the Company

Melvin E. Levinson, M.D.    68       Director of the Company

Elliot H. Cole              65       Vice  Chairman of the Board and Director of
                                     the Company

Richard Berman              53       Director of the Company

         Mr. Sokol has been a director and Chairman of the Board and Chief Executive Officer of the Company since the Merger, which was consummated on July 9, 1997. Mr. Sokol has served as the Chairman of the Board and Chief Executive Officer of FMC since its formation in January 1996. Prior to the formation of FMC, Mr. Sokol served as the Chairman of the Board and Chief Executive Officer of Hospital Corporation International, Plc., the former international division of Hospital Corporation of America, Inc., which entity owned and operated hospitals and primary care facilities in the United Kingdom, Central and Eastern Europe, the Middle East and Pacific Rim, and American Medical Clinics, Ltd. Mr. Sokol was the founder, and from 1984 to 1988 served as Chief Executive Officer of Medserv Corporation, a multifaceted medical service company. Mr. Sokol was the founder, and from

1989 to 1992 served as the Chief Executive Officer, of the American-Soviet Medical Consortium whose members included Pfizer, Inc., Colgate-Palmolive Company, Hewlett-Packard Company, MedServ, Amoco Corporation and Federal Express Corp. In all, Mr. Sokol has over 30 years experience in the medical services industry.

         Mr. Zizza has been a director of the Company since 1985 (except that he did not serve as a director during the period from March 15, 1991 through April 16, 1991) and Executive Vice President and Treasurer since 1997. He was Chairman of the Board of the Company from April 16, 1991 until the Merger, and was Chief Executive Officer of the Company from April 16, 1991 through August 22, 1991 and President of NICO Inc. ("NICO") from 1983 through August 22, 1991. He also served as President of the Company from October 1985 until April 16, 1991. He is also a director of the Gabelli Equity Trust, Inc.; The Gabelli Asset Fund; The Gabelli Growth Fund; The Gabelli Convertible Securities Funds, Inc., The Gabelli Global MultiMedia Trust Inc. and Initial Acquisition Corp. (a NASDAQ - listed company). In 1995, Mr. Zizza became Chairman of the Board of The Bethlehem Corporation (an AMEX company).

         Mr. Bruno has served as Vice President and General Counsel of the Company since May 5, 1993 and as Secretary since August 22, 1994. He served on the Board from March 31, 1994 until July 9, 1997. He also has served as General Counsel to NICO and its subsidiaries since June 1983 (except he did not serve as General Counsel to NICO during the period of January 1, 1992 through May 31,
1993).

         Dr. Levinson has been a director of the Company since July 1997 and has served as a Co-Vice Chairman of FMC's Board of Directors since its formation in January 1, 1996. Dr. Levinson was a co-founder of MedExec, Inc., a wholly-owned subsidiary of FMC ("MedExec"), for which he served as Chairman of the Board and a director from March 1991 to January 1996. Dr. Levinson was also a co-founder and former director of HealthInfusion, Inc., a publicly traded company engaged in the delivery of intravenous home therapy. Dr. Levinson is a founder and since January 1996 has served as the Chairman of the Board of Scion International, Inc., a manufacturer of medical devises. Dr. Levinson is currently an Associate Professor at the University of Miami School of Medicine.

         Mr. Cole has been a director of the Company since July 1997 and has served as the Co-Vice Chairman of FMC's Board of Directors since its formation in January 1996. Mr. Cole is a senior partner in the law firm of Patton Boggs LLP, Washington, D.C., a firm of approximately 250 lawyers. Mr. Cole has practiced corporation law and been engaged in Federal matters for more than thirty-five years. Mr. Cole has served as a trustee of Boston University since 1977 as well as being a member of numerous corporate and not-for-profit boards.

         Mr. Berman has been a director of the Company since August 1997. Since 1995 Mr. Berman has been the President of Manhattanville College. From 1991 to 1994 he was employed by Howe-Lewis International, initially as President of North America and subsequently as President and Chief Executive Officer. He also is a director of HCIA, Inc., Health Insurance Plan of Greater New York, the Independent College Fund and a member of the Special Advisory Panel on Empire Blue Cross/Blue Shield and the New York State Council on Health Care.

         No family relationship exists between any of the directors and executive officers of the Company.

         All directors will serve until the annual meeting of stockholders of the Company to be held in 1998 and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. Officers are elected annually by the Board of Directors and serve at the discretion thereof.

                   BOARD MEETINGS AND COMMITTEES OF THE BOARD

         During 1996 the Board of Directors held three meetings which were attended by all of the directors, except two former directors who each missed one meeting.

         The Board of Directors has a standing Audit Committee, Executive Committee and Compensation Committee. The Audit Committee did not meet during 1996. The current members of the Audit Committee are Messrs. Zizza and Berman. The functions of the Audit Committee include recommending to the Board of Directors the appointment of the independent public accountants for the Company; reviewing the scope of the audit performed by the independent public accountants and their compensation therefor; reviewing recommendations to management made by the independent public accountants and management's responses thereto; reviewing internal audit procedures and controls on various aspects of corporate operations and consulting with the independent public accountants on matters relating to the financial affairs of the Company. The Executive Committee of the Board of Directors held no meetings in 1996. The current members of the Executive Committee are Messrs. Sokol, Zizza and Cole. The Executive Committee is authorized (except when the Board of Directors is in session) to exercise all of the powers of the Board of Directors (except as otherwise provided by law). The Compensation Committee did not meet in 1996. The current members of the Compensation Committee are Mr. Cole and Dr. Levinson. The Compensation Committee is responsible for developing the Company's executive compensation policies, determining the compensation paid to the Company's Chief Executive Officer and its other executive officers and administering the Stock Option Plan and the Incentive Compensation Plan. See "Board Report on Executive Compensation."

                             EXECUTIVE COMPENSATION

         The following table sets forth a summary of compensation awarded to, earned by or paid to the Chief Executive Officer and the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to the Company during each of the years ended December 31, 1997, December 31, 1996 and December 31, 1995:

                           SUMMARY COMPENSATION TABLE+

                                                                                            Long Term
                                                                                           Compensation
                                                                Annual Compensation           Awards
                                                  ---------------------------------     -------------------
                                                                                              Securities
                                                                                              Underlying
                                                                                               Options
                                                                         Other Annual         (number of           All Other
    Name and Principal Position        Year        Salary       Bonus   Compensation(1)        Shares)         Compensation (2)
----------------------------------   -------     -----------   ------  ---------------- -----------------    --------------------
Salvatore J. Zizza (3)                 1997       $200,000          0             0                  0                 $ 1,288
Chairman of the Board                  1996       $200,000          0             0                  0                 $ 1,272
                                       1995       $200,000          0             0                  0                 $ 1,272

Dennis Sokol (4)(6)                    1997       $296,800          0             0                  0                 $57,980
                                       1996       $267,200          0             0                  0                 $29,790
                                       1995       $250,000          0             0                  0                 $     0

Kenneth Banhart (6)                    1997       $172,763          0             0                  0                 $     0
                                       1996       $      0          0             0                  0                 $     0
                                       1995              0          0             0                  0                 $     0

Shannon Slusher (7)                    1997       $125,000          0             0                  0                 $33,000(8)
                                       1996       $ 80,000          0             0                  0                 $35,000(8)
                                       1995         90,000          0             0                  0                 $35,000(8)

Vladmir Checklin (7)                   1997       $150,000          0             0                  0                 $12,000(9)
                                       1996       $      0          0             0                  0                 $     0
                                       1995       $      0          0             0                  0                 $     0

Michael Cavanaugh (5)(6)               1997       $236,114          0             0                  0                 $     0
                                       1996       $236,725          0             0                  0                 $     0
                                       1995       $242,695          0             0                  0                 $     0

Stuart Kaufman (5)(6)                  1997       $      0          0             0                  0                 $     0
                                       1996       $110,800          0             0                  0                 $     0
                                       1995       $199,952          0             0                  0                 $     0

Stephanie Schmidt (5)(6)               1997       $      0          0             0                  0                 $     0
                                       1996       $140,421          0             0                  0                 $     0
                                       1995       $150,000          0             0                  0                 $     0

Mark Kugler (5)(6)                     1997       $      0          0             0                  0                 $     0
                                       1996       $205,785          0             0                  0                 $     0
                                       1995       $206,329          0             0                  0                 $     0

Mel Levinson (5)(6)                    1997       $      0          0             0                  0                 $     0
                                       1996       $116,997          0             0                  0                 $     0
                                       1995       $200,924          0             0                  0                 $     0

Asif Jamal (5)(6)                      1997       $      0          0             0                  0                 $     0
                                       1996       $ 84,818          0             0                  0                 $     0
                                       1995       $150,000          0             0                  0                 $     0

Jeff Fine (5)(6)                       1997       $      0          0             0                  0                 $     0
                                       1996       $110,800          0             0                  0                 $     0
                                       1995       $200,924          0             0                  0                 $     0

----------------------
(1) As to each individual named, the aggregate amount of personal benefits not included in the Summary Compensation Table does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.
(2) Represents premiums paid by the Company with respect to term life insurance for the benefit of the named executive officer or the Company.
(3) Until the Merger, Mr. Zizza was Chairman of the Board, President and Chief Executive Officer of the Company and at present he is the Executive Vice President and Treasurer. On August 22, 1994, the Company and Mr. Zizza entered into an employment agreement. Mr. Zizza and the Company amended the terms of Mr. Zizza's employment agreement effective as of the time of Merger. In general, as amended, the employment agreement provides for his employment through December 31, 2000 at an annual salary of $200,000 (subject to increase, in the discretion of the Board of Directors, if the Company acquires one or more new businesses, to a level commensurate with the compensation paid to the top executives of comparable businesses). In addition, Mr. Zizza may be entitled to a bonus, at the discretion of the Company.


(4)      During  1995  these  individuals  were  employed  by  American  Medical
         Clinics, Inc.

(5)      During 1995 these individuals were employed by MedExec Inc.

(6) During 1996 and 1997 these individuals were employed by FMC as a result of the reorganization among MedExec Inc., American Medical Clinics, Inc. and FMC.

(7)      These individuals were employed by American Medical Clinics, Inc.

(8) Represents a housing allowance of $30,000, $30,000 and $25,000 for 1995, 1996 and 1997 respectively. Also represented is a travel allowance of $5,000, $5,000 and $8,000 for 1995, 1996 and 1997
         respectively.

(9)      Represents a housing allowance.

Dividends paid to shareholders of American Medical Clinics, Inc., MedExec Inc. and FMC have not been included.

                            COMPENSATION OF DIRECTORS

         Prior to the Merger, the Company's directors received no compensation for serving on the Board of Directors other than the reimbursement of reasonable expenses incurred in attending meetings. Since the consummation of the Merger, executive directors have continued to receive no compensation; however, each non- executive director now is entitled to receive annually shares of Common Stock with a fair market value of $10,000 (pro-rated in 1997 to reflect the portion of the year following the Merger); as of November 7, 1997, the non-executive directors had not received any shares for 1997. In April 1996, the Company granted options to purchase 15,000 shares of Common Stock at an exercise price of $.50 per share to a former non-executive officer director and options to purchase 10,000 shares of Common Stock at an exercise price of $.50 per share to three former non- executive officer directors, two of whom were members of the Compensation Committee.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Certificate of Incorporation and By-laws of the Company contain provisions permitted by the Delaware General Corporation Law (under which the Company is organized), that, in essence, provide that directors and officers shall be indemnified for all losses that may be incurred by them in connection with any claim or legal action in which they may become involved by reason of their service as a director or officer of the Company if they meet certain specified conditions. In addition, the Certificate of Incorporation of the Company contains provisions that limit the monetary liability of directors of the Company for certain breaches of their fiduciary duty of care and provide for the advancement by the Company to directors and officers of expenses incurred by them in defending suits arising out of their service as such.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     OPTIONS

         No options were granted during 1996 to the executive officers of the Company named in the Summary Compensation Table or to other employees of the Company. However, four former non-executive officer directors were granted stock options in 1996. See "Compensation of Directors." In July 1997, the Board of Directors established, subject to stockholder approval, the Lehigh Group, Inc. Stock Option Plan (the "Stock Option Plan") and the Incentive Compensation Plan (the "Incentive Compensation Plan"). In connection with the Reverse Split, the Company is seeking shareholder approval of the Stock Option Plan and the Incentive Compensation Plan which are described below.

         No options were exercised by the executive officers of the Company named in the Summary Compensation Table during the fiscal year ended December 31, 1996. The following table sets forth the number and dollar value of options held by such persons on December 31, 1996, none of which were "in the money" at December 31, 1996.

                         AGGREGATED OPTION EXERCISES IN
                            1996 AND YEAR-END OPTIONS

                  Number of Unexercised Options and Warrants at
                                    Year-End
                  -----------------------------------------------

         NAME        Exercisable               Unexercisable
         ----     -----------------      ------------------------

Salvatore Zizza    6,000,000(1)             12,000,000(1)

 Robert Bruno        250,000(2)

(1)            See note 3 of the Summary Compensation Table.
(2)            See note 4 of the Summary Compensation Table.

THE STOCK OPTION PLAN

         The purpose of the Stock Option Plan is to advance the Company's interests by providing additional incentive to attract and retain in the employ of the Company and its subsidiaries, qualified and competent persons to provide management services, to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries. The Stock Option Plan provides for the grant of incentive stock options and nonqualified stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as stock appreciation rights ("Rights") with respect to stock options and restricted stock ("Restricted Stock") awards.

         The Stock Option Plan, which is administered by the Compensation Committee of the Board of Directors (but can also be administered directly by the Board of Directors), currently authorizes the issuance of a maximum of 500,000 shares of Common Stock (on a post Reverse Split basis), which may be newly issued shares or previously issued shares held by any subsidiary of the Company. If any award under the Stock Option Plan terminates, expires unexercised, or is cancelled, the shares of Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards.

         The purchase price of each share of Common Stock purchasable under an incentive option granted under the Stock Option Plan is to be determined by the Compensation Committee at the time of grant, but is to not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted; PROVIDED, HOWEVER, that with respect to an optionee who, at the time such incentive option is granted, owns more than 10% of the total combined voting power of all classes of stock of the Company or of any of its subsidiaries, the purchase price per share is to be at least 110% of the fair market value per share on the date of grant. The term of each option is to be fixed by the Compensation Committee, but no option is to be exercisable more than five years after the date such option is granted.

         The aggregate fair market value, determined as of the date the incentive option is granted, of shares of Common Stock for which incentive options are exercisable for the first time to any optionee during any calendar year under the Stock Option Plan (and/or any other stock options plans of the Company or any of its subsidiaries) shall not exceed $100,000. The aggregate number of shares of Common Stock subject to options granted under the Stock Option Plan granted during any calendar year any one director is not to exceed that number of shares as equals ten percent of the outstanding shares of the Company for which options may be granted under the Stock Option Plan.

         The Compensation Committee shall have the authority to grant Rights with respect to all or some of the shares of Common Stock covered by any option, which Rights may be granted together with or subsequent to the grant of the option. Rights entitle the holder to cash equal to the difference between an Offer Price Per Share (as defined in the Stock Option Plan) and the exercise price of the related option if shares of Stock representing 20 percent or more of the aggregate votes of the Stock voting together as a single class, provided, however, that each share of Preferred Stock will have the number of votes provided for such share pursuant to its Certificate of Designation is acquired pursuant to a tender offer or exchange offer. If a Right is exercised, the related Option is terminated, and if an option terminates or is exercised, the corresponding Right terminates.

         In addition, the Compensation Committee shall have the authority to award Restricted Stock which entitles the recipient to acquire, at no cost or for a purchase price determined by the Compensation Committee, shares of Common Stock subject to such restrictions and conditions as the Compensation Committee may determine at the time of grant. Conditions may be based on continuing employment and/or achievement of pre-established performance goals and objectives. A recipient of Restricted Stock shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such other conditions contained in the written instrument evidencing the Restricted Stock. However, generally Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, and, generally, upon the termination of the recipient's employment with the Company, the Company shall have the right, at the discretion of the Compensation Committee, to repurchase such Restricted Stock at its purchase price. Nonetheless, once the pre-established performance goals, objectives and other conditions have been attained, such shares of Restricted Stock shall no longer be Restricted Stock and shall be deemed "vested" and will be freely transferable.

         The Board of Directors may amend, suspend, or terminate the Stock Option Plan, except that no amendment may be adopted that would impair the rights of any optionee without his consent. Further, no amendment may be adopted which, without the approval of the stockholders of the Company, would (i) materially increase the number of shares issuable under the Stock Option Plan, except as provided in itself, (ii) materially increase the benefits accruing to optionees under the Stock Option Plan, (iii) materially modify the eligibility requirements for participation in the Stock Option Plan, (iv) decrease the exercise price of an incentive option to less than 100% of the fair market value per share of Common Stock on the date of grant or the exercise price of a nonqualified option to less than 80% of the fair market value per share of Common Stock on the date of grant, or (v) extend the term of any option beyond that provided for in the Stock Option Plan.

         The Compensation Committee may amend the terms of any option previously granted, prospectively or retroactively, but no such amendment may impair the rights of any optionee without his consent. The Compensation Committee may also substitute new options for previously granted options, including options granted under other plans applicable to the participant and previously granted options having higher option prices, upon such terms as it may deem appropriate.

         The number of shares of Common Stock available under the Stock Option Plan and the terms of any option or other award granted thereunder are subject to adjustment in the event of a merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the shares of Common Stock, if the Compensation Committee determines that such event equitably requires such an adjustment.

         As of November 7, 1997, there were no options outstanding under the Stock Option Plan and no Restricted Stock had been awarded.

INCENTIVE COMPENSATION PLAN

         The purpose of the Incentive Compensation Plan is to advance the Company's interests by providing additional incentives to those key employees of the Company who contribute the most to the growth and profitability of the Company and to encourage such key employees to continue as employees by making their compensation competitive with compensation opportunities in competing businesses and industries.

         The Incentive Compensation Plan, which is administered by the Compensation Committee of the Board of Directors (but can also be administered directly by the Board of Directors), authorizes the Compensation Committee to determine by March 15 of each year which key employees will be eligible in such year for incentive compensation pursuant to the Incentive Compensation Plan (the "Participants") and to establish targets for such fiscal year for the Company's earnings per share. If the targets are achieved then each Participant will receive (i) a cash bonus equal to 10% of his base salary for such year, (ii) an amount of Common Stock (the "Stock Bonus") determined by dividing 30% of his base salary by fifty percent (50%) of the average of the high and low closing prices for the Common Stock during such year (or, if lower, 50% of the closing sales price on the last trading day of such year), and (iii) a cash payment sufficient to satisfy such participant's income tax liability with respect to his Stock Bonus. There is no maximum number of shares of Common Stock which may be awarded under the Incentive Compensation Plan

         The Compensation Committee may amend the Incentive Compensation Plan, except that no amendment may be adopted that would impair the rights of any Participant with respect to the year in which such amendment has been adopted.

         The Plan shall terminate on December 31, 2002 except for the delivery of shares of Common Stock and/or cash due to Participants with respect to such year.

         If, prior to the end of the any Fiscal Year, a Participant's employment terminates on account of (i) death, (ii) retirement, (iii) total and permanent disability, or (iv) the Company's termination of the Participant without

Cause, the Participant will nonetheless remain eligible to receive amounts under the Incentive Compensation Plan for such year if the Participant shall have been an active, full-time employee for a period of at least two years preceding such termination. In all other cases, the Participant will be ineligible.

         No bonuses or stock have been awarded under the Incentive Compensation Plan.

                     BOARD REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee is responsible for developing the Company's executive compensation policies, determining the compensation paid to the Company's Chief Executive Officer and its other executive officers and administering the Stock Option Plan and the Incentive Compensation Plan. The Compensation Committee did not meet in 1996 since all executives are paid pursuant to previously executed employment agreements and the report is the report of the entire Board of Directors.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Until the meeting on July 9, 1997 at which the current Board of Directors was elected, Anthony Amhurst and Charles Gargano were members of the Compensation Committee and were directors. Currently, Mr. Cole and Dr. Levinson are members of the Compensation Committee and are directors. There are no compensation committee interlock relationships to be disclosed pursuant to Item 402 of Regulation S-K.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         FMC and Generale De Sante International, Plc ("GDS") are parties to a Subscription Agreement, dated June 11, 1996 pursuant to which GDS paid $5,000,000 in order to acquire a variety of ownership interests in FMC and its subsidiaries, including (i) 10% of the outstanding shares of FMC's common stock (the FMC Common Stock"), each share of which was automatically exchanged pursuant to the Merger for 1,127.675 shares of Common Stock and 103.7461 shares of Preferred Stock, and (ii) shares of FMC's 9% Series A Convertible Preferred Stock (the "FMC Preferred Stock") convertible into 10% of the shares of FMC Common Stock, which Shares of FMC Preferred Stock were converted following the Merger. Consequently, when GDS converts its shares of FMC Preferred Stock, GDS received shares of Lehigh Common Stock and Lehigh Preferred Stock. Together with the shares issued for the FMC Common Stock, these shares would give GDS a total of approximately 23% ownership interest and voting power of the Company. See "Security Ownership of Certain Beneficial Owners of the Company."

         For information regarding the employment arrangements and options of Messrs. Zizza and Bruno, see notes 3 and 4 to the Summary Compensation Table and note 3 to the table regarding Security Ownership of Certain Beneficial Owners of the Company.

         On January 1, 1996, FMC and Dr. Levinson, who is a director of the Company, entered into an agreement for the period commencing January 1, 1996 and terminating December 31, 1998 and providing for a payment of $100,000 (subject to increase in accordance with the consumer price index) annually during the period. Mr. Levinson's contract was not terminated as a result of the Merger. He is employed as Vice Chairman of FMC and performs services that are customary to that office.

         FMC and Dennis A. Sokol,  the  Chairman of the Board,  Chief  Executive
Officer and Director of the Company and Chairman of the Board and Chief Executive Officer of FMC, have an oral agreement whereby FMC has agreed to pay Mr. Sokol an annual salary of $300,000 per year for his services as FMC's
Chairman of the Board and Chief Executive Officer. At the discretion of the Compensation Committee of the Board of FMC, Mr. Sokol may be awarded an annual bonus.

         The Company and Elliot H. Cole, the Vice Chairman of the Board and Director of the Company, have an oral agreement whereby the Company has agreed to pay Mr. Cole a consulting fee of $60,000 per year for his services as the Company's Vice Chairman of the Board.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF THE COMPANY

         The following table indicates the number of shares of Common Stock and Preferred Stock beneficially owned as of November 7, 1997 by (i) each person (including any "group," as that term is used in Section 13(d)(3) of the Exchange
Act) known to the Company to be the beneficial owner of more than 5% of the Common Stock or the Preferred Stock, (ii) each director and nominee for director of the Company, (iii) each of the executive officers named in the Summary Compensation Table set forth above and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the address of each person listed below is the Company's principal executive offices.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF THE COMPANY

                                           Common Stock(1)(8)                       Preferred Stock
                              -----------------------------------------------------------------------------------------------------
                                  Amount and Nature of                               Amount and Nature of
   Name of Beneficial Owner     Beneficial Ownership(2)      Percent of Class      Beneficial Ownership(2)        Percent of Class
----------------------------- ----------------------------  ------------------   ---------------------------   --------------------
Generale De Sante                    2,559,822                  11.35%                     235,504                   22.70%
  International PLC
4 Cornwall Terrace
London NW1 4QP
ENGLAND

SAJH Partners                     2,121,157(3)                   9.41%                  195,146(3)                   18.81%

Salvatore J. Zizza                8,735,630(4)                  28.15%                          --                    --

Robert A. Bruno                     312,760(5)                   1.38%                          --                    --

Dennis A. Sokol                     603,306(6)                   2.68%                   55,504(6)                   5 .35%

Melvin E. Levinson                     558,199                   2.48%                      51,354                    4.95%

Elliot H. Cole                         401,452                   1.78%                      36,934                    3.56%

Richard Berman

All executive officers                      __                   --                             --                    --
and directors as a group
(7 persons)                      15,292,326(7)                  57.23%                  574,442(6)                   55.37%

*        Less than 1%.

(1) Does not include shares of Common Stock which are obtainable upon the conversion of shares of Preferred Stock since the shares are not convertible until such time as the Company's authorized and unissued shares of Common Stock exceeds the aggregate number of shares of Common Stock into which all of the authorized shares of Preferred Stock is convertible, which will require either an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock or a reverse stock split such as the Reverse Split.

(2) Except as otherwise indicated, each of the persons listed above has sole voting and investment power with respect to all shares shown in the table as beneficially owned by such person.

(3) Dennis Sokol is the Managing Partner of SAJH Partners and has a 1% partnership interest in the partnership and consequently could be deemed under Rule 13d-3 of the Exchange Act to have beneficial ownership of such shares. Mr. Sokol disclaims ownership of all such shares other than as a result of his 1% partnership interest.

(4) Includes options to purchase 8,480,128 shares of Common Stock for $.875 per share, which options were received on July 9, 1997, when (i) Mr. Zizza's options and warrants to purchase 12,000,000 shares of Common Stock, half exercisable at $.75 per share and half exercisable at $1.00 per share, were converted into options to purchase three percent of the total issued and outstanding stock of the Company on a fully diluted basis immediately after the merger (after giving effect to the issuance of Common Stock and the issuance and conversion of Preferred Stock pursuant to the Merger Agreement) and (ii) Mr. Zizza's options and warrants to purchase 6,000,000 shares of Common Stock at an exercise price of $.50 per share were cancelled. See note 3 of the Summary Compensation Table.

(5) Includes options to purchase 250,000 shares of Common Stock at $.50 per share. See note 4 of the Summary Compensation Table.

(6)      Excludes shares as indicated in note (3) above.

(7) Includes shares as indicated in notes (4) and (5) above. Excludes shares as indicated in note (3) above.

(8)      The Common Stock reported is before giving effect to the Reverse Split.

                              SELLING STOCKHOLDERS

         The following table sets forth (i) the number of Shares to be offered for resale by each Selling Stockholder and (ii) the number and percentage of Shares to be held by each Selling Stockholder after completion of the offering.

                                                                             Number of Common
                                                      Number of                Number of Shares    Shares/Percentage of Class to
                                            Shares Beneficially Owned              to be Sold in the     be Owned After Completion
          Name and Address(1)(2)             Prior to the Offering(3)          Offering Resale           of the Offering
-----------------------------------------  -------------------------------   -------------------  -------------------------------
                                                                                                       Number          Percent
                                                                                                       ------          -------
Generale de Sante                                   2,047,860                   2,047,860                 0              *
Dennis Sokol                                          482,644                     482,644                 0              *
Elliot Cole                                           321,165                     321,165                 0              *
 Shannon Slusher                                      321,165                     321,165                 0              *
Myles Druckman                                        220,084                     220,084                 0              *
Elena Korchagina                                       99,235                      97,235                 0              *
Vladimir Checklin                                     160,583                     160,583                 0              *
James C. Gale/Judith S. Haselton                       57,109                      57,109                 0              *
James C. Gale Trustee F/B/O Ariana J. Gale             27,816                      27,816                 0              *
 Jack Weinstein                                        12,517                      12,517                 0              *
Robert Weinstein                                        4,868                       4,868                 0              *
Doug Kleinberg                                          3,477                       3,477                 0              *
Lionel G.H. Hest                                       35,465                      35,465                 0              *
Robert Sablowsky                                       18,776                      18,776                 0              *
Charles Greenberg                                      31,247                      31,247                 0              *
Global Asset Allocation Consultant Inc.               139,080                     139,080                 0              *
Gruntal & Co.                                          33,382                      33,382                 0              *
Mark Kugler                                           446,557                     446,557                 0              *
Melvin Levinson, M.D.                                 471,556                     471,556                 0              *
 Stuart Kaufman                                       471,556                     471,556                 0              *
Jeff Fine                                             471,556                     471,556                 0              *
Michael Cavanaugh                                     407,765                     407,765                 0              *
Asif Jamal                                            162,883                     162,883                 0              *
Stephanie Schmidt                                     162,883                     162,883                 0              *
SAJH                                                1,595,021                   1,595,021                 0              *
Lindsay D. Kugler                                     221,980                     221,980                 0              *
Gregg Fine                                            110,965                     110,965                 0              *
Kevin Fine                                            110,965                     110,965                 0              *
Jamie Kaufman                                         110,965                     110,965                 0              *
Debbie Susskind                                       110,965                     110,965                 0              *
Mike Levinson                                         110,965                     110,965                 0              *
Jill Kaufman                                          110,965                     110,965                 0              *
 Charles Pendola(4)                                    54,167                      54,167                 0              *
Joel Feiss, M.D.(5)                                   223,333                     223,333                 0              *
Michael Gironta                                         8,345                       8,345                 0              *

------------
*        Less than 1%

(1) The persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the footnotes to this table. The calculation of Common Shares beneficially owned was determined in accordance with Rule 13d-3 of the Exchange Act.

(2) Unless otherwise stated, the address for each Selling Stockholder is c/o First Medical Corporation, 1055 Washington Boulevard, Stamford, Connecticut 06901.

(3) Assumes all the shares of Preferred Stock owned by each Selling Stockholder have been converted into shares of Common Stock.

(4) The address for the selling Stockholder is 18 Guild Ct., Plainview, New York 11803

(5)      The  address  for  the  Selling   Stockholder   is  c/o  West   Broward
         Gastroenterology, 201 Northwest 82nd Avenue, Suite 202, Plantation, Florida 33324

                            DESCRIPTION OF SECURITIES

         The following is a summary of certain provisions of the Company's Certificate of Incorporation, the Certificate of Designation and rights accorded to holders of Common Stock and Preferred Stock generally and as a matter of law, and does not purport to be complete. It is qualified in its entirety by reference to the Certificate of Incorporation, the Certificate of Designation, the Company's By-Laws, and the Delaware General Corporation Law.

COMMON STOCK

         GENERAL. As of November 7, 1997, there were 22,553,500 shares of Common Stock outstanding. Under the Company's Delaware charter and applicable law, the Board of Directors has broad authority and discretion to issue convertible preferred stock, options and warrants, which, if issued in the future, may impact the rights of the holders of the Common Stock. The Company has 100,000,000 shares of common stock authorized and 5,000,000 preferred shares authorized.

         DIVIDENDS. Holders of Common Stock may receive dividends if, as and when dividends are declared on Common Stock by the Company's Board of Directors. If the Board of Directors hereafter authorizes the issuance of preferred shares, and such preferred shares carry any dividend preferences, holders of Common Stock may have no right to receive dividends unless and until dividends have been declared and paid. At the present time, there is no preferred stock outstanding except for the Preferred Stock. The ability of the Company to lawfully declare and pay dividends on Common Stock is also limited by certain provisions of applicable state corporation law. It is not expected that dividends will be declared on the Common Stock in the foreseeable future.

         DISTRIBUTIONS IN LIQUIDATION. If the Company is liquidated, dissolved and wound up for any reason, distribution of the Company's assets upon liquidation would be made first to the holders of preferred shares, if any, and then to the holders of Common Stock. If the Company's net assets upon liquidation were insufficient to permit full payment to the holders of shares of preferred stock, if any, then all of the assets of the Company would be distributed pro rata to the holders of shares of preferred stock and no distribution will be made to the holders of Common Stock. There are no shares of preferred stock issued or outstanding at this time except for the Preferred Stock. A consolidation or merger of the Company with or into any other company, or the sale of all or substantially all of the Company's assets, is not deemed a liquidation, distribution or winding up for this purpose.

         VOTING RIGHTS. The holders of record of Common Stock and Preferred Stock (collectively, the "Stock"), the Company's only classes or series of voting stock currently outstanding, are entitled, as a result of the Reverse Split, to one vote and 8-1/3 votes respectively for each share held, except that the Certificate of Incorporation provides for cumulative voting in all elections of directors. Abstentions and broker non-votes with respect to any proposal will be counted only for purposes of determining whether a quorum is present for the purpose of voting on that proposal and will not be voted for or against that proposal. Such outstanding shares of the Stock present in person or by Proxy representing one third of the votes to which all of the outstanding shares of Stock are entitled to vote (provided, however, that each share of Preferred Stock will have 8-1/3 votes) is required for a quorum.

PREFERRED STOCK

         GENERAL. The Certificate of Incorporation authorizes the issuance of 5,000,000 shares of preferred stock, $.001 par value of which the Company has issued 1,037,461 shares of Preferred Stock. The terms of the Preferred Stock are included in the Certificate of Designation. The Preferred Stock possesses all those rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Certificate of Designation. The Preferred Stock does not have any preemptive rights. The Preferred Stock is not listed on any national securities exchange. Set forth below is a description of the rights and preferences of the Preferred Stock.

         DIVIDEND RIGHTS. Each share of Preferred Stock is entitled to dividends, pari passu with dividends declared and paid with respect to the Common Stock, equal to, as a result of the Reverse Split, 81/3 times the amount declared and paid with respect to each share of Common Stock.

         VOTING RIGHTS. Each share of Preferred Stock is entitled, as a result of the Reverse Split, to 81/3 votes, on any matter submitted to a vote of stockholders, to be voted together with the Common Stock. The Preferred Stock has no right to vote separately, as a class, except as provided by law.

         CONVERSION RIGHTS. Each share of Preferred Stock is convertible, as a result of the Reverse Split, at any time into 81/3 shares, of Common Stock, subject to adjustment in certain circumstances. In order to exercise the conversion privilege, the holder of a share of Preferred Stock shall surrender the certificate representing such share at the office of the transfer agent for the Common Stock and shall give written notice to the Company at said office that such holder elects to convert the same, specifying the name or names and denominations in which such holder wishes the certificate or certificates for the Common Stock to be issued.

         The number of shares of Common Stock issuable upon the conversion of shares of Preferred Stock is subject to adjustment under certain circumstances, including (a) the distribution of additional shares of Common Stock to all holders of Common Stock; (b) the subdivision of shares of Common Stock; (c) a combination of shares of Common Stock into a smaller number of shares of Common Stock; (d) the issuance of any securities in a reclassification of the Common Stock; and (e) the distribution to all holders of Common Stock of any shares of the Company's capital stock (other than Common Stock) or evidence of its indebtedness, assets (other than certain cash dividends or dividends payable in Common Stock) or certain rights, options or warrants (and the subsequent redemption or exchange thereof).

         LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Company, no distribution will be permitted to be made to holders of Common Stock unless, prior thereto, the holders of the Preferred Stock shall have received $.01 per share, plus an amount equal to unpaid dividends thereon, if any, including accrued dividends, whether or not declared, to the date of such payment. With regard to rights to receive dividends and distributions upon dissolution, the Preferred Stock shall rank prior to the Common Stock and junior to any other preferred stock issued by the Company, unless the terms of such other preferred stock provide otherwise.

TRANSFER AGENT AND REGISTRAR

         The transfer agent, warrant agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                              PLAN OF DISTRIBUTION

         This offering is self-underwritten; neither the Company nor the Selling Stockholders have employed an underwriter for the sale of Shares by the Selling Stockholders. The Company will bear all expenses in connection with the preparation of this Prospectus. The Selling Stockholders will bear all expenses associated with the sale of the Shares.

         The Shares may be offered for the account of the Selling Stockholders from time to time on any stock exchange upon which shares of Common Stock are traded, at fixed prices that may be changed or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Any broker-dealer acquiring Shares from the Selling Stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the NYSE or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The Selling Stockholders and any broker- dealers that act in connection with the sale of the Shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the Selling Stockholders and applicable transfer taxes, are payable by the Selling Stockholders.

                                     EXPERTS

         The financial statements and schedule of the Company included in this Prospectus and the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

         The audited combined financial statements of MedExec Inc. & Subsidiaries; SPI Managed Care Inc.; & SPI Managed Care of Hillsborough County, Inc., as of December 31, 1995 and 1994, and for each of the years in the three year period ended December 31, 1995, which are included in this Prospectus, have been so included in reliance on the reports in the three year period ended December 31, 1995 of KPMG Peat Marwick LLP, as independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in auditing and accounting.

         The audited consolidated financial statements of First Medical Corporation, as of December 31, 1996, and for the year then ended, which is included in this Prospectus, has been so included in reliance on the report in the year ended December 31, 1996 of KPMG Peat Marwick LLP, as independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         The validity of the shares of the Common Stock offered hereby will be passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, New York, New York.

                             ADDITIONAL INFORMATION

         The Company has filed with the SEC a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act covering the securities described herein. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained herein or incorporated herein by reference concerning the provisions of documents are summaries of such documents, and each statement is qualified in its entirety by reference to the applicable document if filed with the SEC or attached as an appendix hereto. For further information, reference is hereby made to the Registration Statement and the exhibits filed therewith. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Robert A. Bruno, The Lehigh Group, Inc., 1055 Washington Boulevard, Stamford, CT 06901, (telephone (203) 327-0900).

                          INDEX TO FINANCIAL STATEMENTS


FIRST MEDICAL GROUP INC. ("FMG"):

Consolidated Balance Sheets - September 30, 1997
  and December 31, 1996 (Unaudited)..................................
Consolidated Statements of Income for the Nine Months Ended
  September 30, 1997 and 1996........................................
Consolidated Statements of Stockholders' Equity for the Nine Months
  Ended September 30, 1997 and 1996..................................
Consolidated Statements of Cash Flows for the Nine Months Ended
  September 30, 1997 and 1996........................................
Notes to Consolidated Financial Statements...........................

FIRST MEDICAL CORPORATION
Independent Auditors' Report.........................................
Consolidated Balance Sheet - December 31, 1996.......................
Consolidated Statement of Income for the Year Ended
  December 31, 1996..................................................
Consolidated Statement of Stockholders' Equity for the Year
  Ended December 31, 1996............................................
Consolidated Statement of Cash Flows for the Year Ended
  December 31, 1996..................................................
Notes to Consolidated Financial Statements...........................

MEDEXEC, INC. AND SUBSIDIARIES; SPI MANAGED CARE, INC.; AND
SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.:
Independent Auditors' Report.........................................
Combined Balance Sheets - December 31,  1995 and 1994................
Combined Statements of Operations for Each of The Years in The
  Three-Year Period Ended December 31,  1995.........................
Combined Statements of Stockholders' Equity For Each of The
  Years in The Three-Year Period Ended December 31,  1995............
Combined Statements of Cash Flows for Each of The Years
  in The Three-Year Period Ended December 31,  1995..................
Notes to Combined Financial Statements...............................

BROWARD MANAGED CARE, INC.
  Independent Auditors' Report.......................................
  Balance Sheet - December 31, 1995..................................
  Statement of Operations for the years Ended December 31, 1995......
  Statement of Stockholders' Deficit for the year ended
    December 31, 1995................................................
  Statement of Cash Flows for the year ended Deecmber 31, 1995.......
  Notes to Financial Statements......................................

SPI MANAGED CARE OF BROWARD, INC.
  Independent Auditors' Report.......................................
  Balance Sheets - December 31, 1995 and 1994........................
  Statements of Operations for the years ended December 31, 1995 and 1994.........................................................
  Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1995 and 1994.................................
  Statements of Cash Flows for the years ended December 31, 1995 and 1994.........................................................
  Notes to Financial Statements......................................

THE LEHIGH GROUP INC. ("LEHIGH") AND SUBSIDIARIES:

Report of Independent Certified Public Accountants...................
Consolidated Balance Sheets as of 12/31/96 and 12/31/95..............
Consolidated Statements of Operations for the Years Ended
  12/31/96, 12/31/95, and 12/31/94...................................
Consolidated Statements of Changes in Shareholders' Equity
  (Deficit) for the Years Ended
  12/31/96, 12/31/95, and 12/31/94...................................
Consolidated Statements of Cash Flows for the Years Ended
  12/31/96, 12/31/95, and 12/31/94...................................
Notes to Consolidated Financial Statements...........................
Schedule of Valuation and Qualifying Accounts for the
  Years Ended 12/31/96, 12/31/95, and 12/31/94.......................
Consolidated Statements of Operations for the Six Months
  Ended 6/30/97......................................................
Consolidated Balance Sheets for the Six Months Ended 6/30/97.........
Consolidated Statement of Changes in Shareholder's Equity
  (Deficit) for the Six Months Ended 6/30/97.........................
Consolidated Statements of Cash Flowsfor the Six Months
  Ended 6/30/97......................................................
Notes to Consolidated Financial Statements...........................

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction.........................................................
Pro Forma Combined Balance Sheet as of June 30, 1997.................
Pro Forma Combined Statement of Operations for First Medical
  Corporation, and The Lehigh Group Inc.
  for the year ended December 31, 1996...............................
Pro Forma Combined Statement of Operations for the Six Months
  Ended June 30, 1997... ............................................

                           FIRST MEDICAL GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                 (in thousands)

                                                                                  September 30,          December 31,
                               ASSETS                                                  1997                 1996
                               ------                                             -------------          ------------

Current assets:
  Cash and cash equivalents                                                         $  2,827            $     63
  Humana IBNR receivable and claims reserve fund                                       7,876               7,308
  Other receivable, net of allowance for doubtful accounts                             6,906                 537
    of $686 and $50
  Due from related parties                                                               975                 462
  Inventories                                                                          1,846                --
  Prepaid expenses and other current assets                                              258                 179
                                                                                    --------            --------
     Total current assets                                                             20,688               8,549
Property and equipment, net                                                              656                 400
Intangible assets, net                                                                 7,275               2,864
Other assets                                                                             718                 638
                                                                                    --------            --------
                                                                                    $ 29,337            $ 12,452
                                                                                    ========            ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                                  $  3,739            $  1,699
  Accrued expenses                                                                     2,349                 338
  Accrued medical claims, including incurred but not reported                          6,950               6,071
  Corporate deposits                                                                     635                 806
  Loans payable to Humana                                                                168                  98
  Loans payable to banks                                                               3,830                 750
  Obligations to certain shareholders                                                    506                 422
  Deferred income taxes, net                                                             113                 300
  Income taxes payable                                                                   275                 113
                                                                                    --------            --------
     Total current liabilities                                                        18,564              10,596
  Loans payable to Humana, net of current maturities                                     412                 277
  Loans payable to banks, net of current maturities                                    4,227                --
  Obligations to certain shareholders, net of current maturities                         254                 746
                                                                                    --------            --------
     Total liabilities                                                                23,458              11,620
Shareholders' Equity:
  Capital stock, par value $.001;authorized shares 100,000,000                            23                   0
  shares issued 22,553,500 in 1997
  Additional paid in capital                                                           7,801                 380

(Accumulated deficit) Retained Earnings                                               (1,945)                452
                                                                                    --------            --------
     Total shareholders' equity                                                        5,879                 832
                                                                                    --------            --------
Commitments and contingencies
                                                                                    --------            --------
     TOTAL                                                                          $ 29,337            $ 12,452
                                                                                    ========            ========

See accompanying notes to consolidated financial statements.

                           FIRST MEDICAL GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (in thousands, except per share data)


                                                    NINE MONTHS ENDED
                                                      SEPTEMBER 30,
                                               ------------------------
                                                     1997        1996
                                               ----------- ------------

Revenue:

  Capitated revenue - Humana                     $ 39,768  $    33,694
  Fee for service                                   6,727        5,176
  Other revenue                                     5,514          665
                                               ----------- ------------
      Total revenue                                52,009       39,535
Medical expenses                                   43,843       32,335
Cost of sales                                       2,643            -
                                               ----------- ------------
     Gross profit                                   5,523        7,200
                                               ----------- ------------
Operating Expenses:
  Salaries and related benefits                     2,540        2,625
  General and administrative                        4,355        2,999
  Depreciation and amortization                       610          404
                                               ----------- ------------
      Total operating expenses                      7,504        6,028
(Loss) Income before interest, taxes and other     (1,981)       1,172
Other expense:
    Interest expense, net                            (288)         (37)
                                               ----------- ------------
                                                     (288)         (37)
                                               ----------- ------------
(Loss) Income before taxes                         (2,269)       1,135
Provision for income taxes                              -          454
                                               =========== ============
      Net (loss) income                          $ (2,269) $       681
                                               =========== ============
(Loss) Earnings per share
  Primary                                        $ (0.16)  $      0.06
                                               =========== ===========
  Fully diluted                                  $ (0.16)  $      0.06
                                               =========== ===========

Weighted average number of common shares and share equivalents outstanding

  Primary                                          14,590   11,276,250
                                               =========== ===========
  Fully diluted                                    14,590   11,276,250
                                               =========== ===========


See accompanying notes to consolidated financial statements.

FIRST MEDICAL GROUP, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(Unaudited)
(in thousands)

                                                                                Additional       Retained           Total
                                                              COMMON              Paid-in        Earnings       Stockholders'
                                                               STOCK              capital        (Deficit)          Equity
                                                            ----------        -------------    -------------    ---------------

Balance January 1, 1997                                        $     0           $   380          $   324           $   703

Issuance of stock to FMC shareholders                               23             2,256             --               2,279
Capital contribution to FMG                                       --               5,000             --               5,000
Capital contribution to AMCD                                      --                 165             --                 165
Net loss for nine months ended 9/30/97                            --                --             (2,269)           (2,269)
                                                               -------           -------          -------           -------

Balance September 30, 1997                                     $    23           $ 7,801          $(1,945)          $ 5,879
                                                               =======           =======          =======           =======



See accompanying notes to consolidated financial statements.

FIRST MEDICAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
(Unaudited)
(in thousands)

                                                                                       1997                  1996
                                                                                   ------------          ------------
Cash flow from operating activities:

  Net income                                                                         $(2,269)            $   681
  Adjustments to reconcile net income to net cash used in
    operating activities:
      Depreciation and amortization                                                      610                 404
      Minority interest in net loss of consolidated subsidiaries                        (218)               (175)
      (Increase)  decrease in assets, net of acquisitions:
        Humana IBNR receivable and claims reserve fund                                  (568)                570
        Other receivables                                                             (1,473)               (982)
        Due from related parties, net                                                   (648)               (826)
        Inventories                                                                     (201)               --
        Prepaid expenses and other current assets                                         12                  27
        Other assets                                                                  (1,512)               (152)
      Increase  (decrease) in assets, net of acquisitions:
        Accounts payable and other accrued expenses                                      212                 385
        Accrued medical claims, including IBNR                                           879                (578)
        Corporate deposits                                                              (172)                (64)
        Taxes payable                                                                    (25)               --
                                                                                     -------             -------
          Net cash used in operating activities                                       (5,370)               (710)
                                                                                     -------             -------

Cash flows used in investing activities:
  Capital expenditures                                                                  (304)               (198)
  Organizational costs                                                                  --                  (287)
  Acquisition of additional ownership interests in BMC, SPI                             --                   121
    Broward, and Midwest, net of cash acquired
  Proceeds from sale of investment                                                      --                   300
  Acquisition of Lehigh, net of cash acquired                                            463                --
                                                                                     -------             -------
          Net cash used in investing activities                                          159                 (64)
                                                                                     -------             -------

Cash flow provided from financing activities:
  Proceeds from loan payable Humana                                                      254                 375
  Proceeds from loans payable to banks                                                 8,689                 200
  Repayment of loan payable Humana                                                       (49)               --
  Repayments of loans payable to banks                                                (5,200)                (40)
  Proceeds from payable to stockholders                                                  132                 200
  Payment of obligations to stockholders                                                (362)               (266)
  Contribution to capital of FMG                                                       4,512                --
  Contribution to capital of AMCD                                                       --                   152
                                                                                     -------             -------
          Net cash provided by financing activities                                    7,975                 621
                                                                                     -------             -------
Increase (Decrease) in cash and cash equivalents                                       2,764                (153)
Cash and cash equivalents, beginning of the year                                          63                 199
                                                                                     -------             -------
Cash and cash equivalents, end of period                                             $ 2,827             $    46
                                                                                     =======             =======

Supplemented disclosure of Non cash flow:

1)  The issuance of FMG stock to FMC shareholders, net                               $ 2,279
2)  Capital contributions by GDSI in FMG in lieu of a payable                            488
3)  Capital contributions by GDSI in AMCD in lieu of a payable                           165

See accompanying notes to consolidated financial statements.

                            First Medical Group, Inc.
                          Notes to Financial Statements
                               September 30, 1997

1.       BASIS OF PRESENTATION

         The financial statements presented reflect First Medical Corporation's acquisition of Lehigh since the acquisition date of July 9, 1997. Although legally the Lehigh Group acquired First Medical Corporation, for accounting purposes First Medical Corporation is considered the accounting acquirer (i.e., the reverse acquisition). Therefore, the operating results of Lehigh are included in the statement of operation since the acquisition date (July 9, 1997) and the September 30, 1997 balance sheet reflects the effect of the acquisition of Lehigh.

         The financial information for the nine months ended September 30, 1997 and 1996 is unaudited. However, the information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair statement of results for the interim periods.

         Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company's December 31, 1996 Report on Form 10-K.

         The results of operations for the nine month period ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year.

         Loss per common share is calculated by dividing net loss by the weighted average number of common shares and share equivalents outstanding during each period. For the periods presented, there were no common stock equivalents included in the calculation, since they would be anti-dilutive.

2.   SUMMARY OF  SIGNIFICANT ACCOUNTING POLICIES

     (a)  CASH AND CASH EQUIVALENTS

          Cash equivalents consist of demand deposits. For purposes of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be a cash equivalent.

     (b)  HUMANA IBNR  RECEIVABLE AND CLAIMS RESERVE FUNDS

          Humana withholds certain amounts each month from the centers' Part A, Part B, and supplemental funding in order to cover claims incurred but not reported or paid. The amount is used by Humana to pay the centers' Part A, Part B and supplemental costs. The amounts withheld by Humana to cover incurred but not reported or paid claims varies by center based on the history of the respective center and is determined solely by Humana.

          Humana also withholds a certain amount each month from the centers' Part A capitation funding. This amount represents a "catastrophic reserve fund" to be utilized for the payment of a center's Part A costs in the event a center ceases operations and the incurred but not reported reserves are not adequate to reimburse providers for Part A services rendered. This amount is calculated monthly by Humana.

          The withholdings are used to pay the centers' medical claims, which Humana pays on the centers' behalf. The remaining amount after claims have been paid is remitted to the company.

     (c)  PROPERTY AND EQUIPMENT

          Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives. (Medical and office equipment - 5 years and Furniture and fixtures - 7 years)

     (d)  INTANGIBLE ASSETS

          Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, 15 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds.

          The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

          The Company entered into a non-compete agreement with a former employee and shareholder. This non-compete agreement is being amortized on a straight-line basis over the life of the agreement which is two years.

          The Company entered into three employment/non-compete agreements with three shareholders. The agreements consist of guaranteed payments regardless if any services are rendered. These agreements are being amortized on a straight line basis over 5 years which is the life of the agreement (3 years) plus the subsequent non-compete period (2 years).

          Deferred organization costs consist principally of legal, consulting and investment banking fees which were incurred strictly in connection with the incorporation of FMC and proposed merger with Lehigh. The costs related to the FMC transaction are being amortized over five years. The costs related to the Lehigh merger will begin amortizing when the merger is complete.

     (e)  IMPAIRMENT OF LONG-LIVED ASSETS

          The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be
          Disposed Of, on January 1, 1996. This Statement required that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events change in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used in measured by a comparison of the carrying amount of an asset of future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair values less costs to sell. The Company has no impaired assets at September 30, 1997.

     (f)  INCOME TAXES

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment due.

     (g)  REVENUE AND MEDICAL COST RECOGNITION

          Revenue from Humana for primary care, Part A, Part B and supplemental funds is recognized monthly on the basis of the number of Humana members assigned to the primary care centers and the contractually agreed-upon rates. The primary care centers receive monthly payments from Humana after all expenses paid by Humana on behalf of the centers, estimated claims incurred but not reported and claims reserve fund balances have been determined. In addition to Humana payments, the primary care centers receive copayments from commercial members from each office visit, depending upon the specific plan and options selected and receive payments from non-Humana members on a fee-for-services basis.

          Medical services are recorded as expenses in the period in which they are incurred. Accrued medical claims are reflected in the consolidated balance sheet and are based upon costs incurred for services rendered prior to and up to September 30, 1997. Included are services incurred but not reported as of September 30, 1997, based upon actual costs reported subsequent to September 30, 1997 and a reasonable estimate of additional costs.

          AMCMC and AMCD revenues are derived from medical services rendered to patients and annual membership fees charged to individuals, families and corporate members. Membership fees are non-refundable and are recognized as revenue over the term of the membership. Corporate members are also required to make advance deposits based upon plan type, number of employees and dependents. The advance deposits are initially recorded as deferred income and then recognized as revenue when service is provided. As the advance deposits are utilized, additional advance deposits are required to be made by corporate members.

          FMC-HS will recognize revenue under the management consulting service agreements on a fee-for-service basis as services are rendered by FMC-HS personnel.

          Fee-for-service revenue is reported at the estimated net realizable amounts from patients and third-party payors as services are rendered.

     (h)  USE OF ESTIMATES

          Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     (i)  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The carrying amount of financial instruments including cash and cash equivalents, Humana IBNR receivable claims reserve funds, other receivables, prepaid expenses and other current assets, accounts payable and other accrued expenses, accrued medical claims, loan payable to Humana, loans payable to bank and obligations to certain stockholders approximate fair value at September 30, 1997 because of the short term maturity of these instruments.

     (j)  FOREIGN CURRENCY

          The financial statements of the Company's foreign subsidiaries are remeasured into the US dollar functional currency for consolidation and reporting purposes. Current rates of exchange are used to remeasure assets and liabilities and revenue and expense are remeasured at average monthly exchange rates prevailing during the year.

     (k)  STOP-LOSS FUNDING

          The primary care centers are charged a stop-loss funding fee by Humana for the purpose of limiting a center's exposure to Part A costs and certain Part B costs associated with a member's health services.

          For the nine months ended September 30, 1997, the stop-loss threshold for both Part A and Part B costs for Medicare members was $40,000 per member per calendar year for both SPI and SPI Hillsborough. For commercial members, the stop-loss threshold for both Part A and Part B costs was $20,000 and $15,000 for SPI Hillsborough, respectively.

          Since the SPI and SPI Hillsborough centers are not responsible for claims in excess of the threshold, income and the corresponding expense, both equal to the stop-loss funding are recognized by SPI and SPI Hillsborough. These amounts are included in revenue and medical expenses, respectively, in the accompanying consolidated statement of income.

          For Midwest, the stop-loss thresholds for Part A and for Part B costs for Medicare members were $45,000 and $15,000, respectively, per member per calendar year and the stop-loss thresholds for Part A and for Part B commercial members were $60,000 and $15,000 respectively, per member per calendar year.

     (l)  MATERNITY FUNDING

          The  primary  care  centers  are  charged a  maternity  funding fee on commercial membership for the purpose of limiting the center's exposure to Part A and Part B costs associated with a commercial member's pregnancy or related illness. Since the SPI and SPI Hillsborough centers are not responsible for claims in excess of the amount contributed to the maternity fund, income and expenses both equal to the maternity fund are recognized by SPI Hillsborough and are included in revenue and medical expenses, respectively in the accompanying consolidated statement of operations.

3.       INVESTMENT IN LEHIGH

In February, 1997, the Company elected to convert its $300,000 convertible debenture into 937,500 shares of Lehigh. In addition, the Company purchased 1,920,000 shares in Lehigh for $539,000. As a result of these purchases of stock, the Company owns 25.4% of Lehigh.

4.       SUBSEQUENT EVENTS

On July 9, 1997 at a Special Meeting (the "Special Meeting") of stockholders of the Lehigh Group, Inc. ("Lehigh"), the stockholders of Lehigh approved the merger (the "Merger") pursuant to the terms of the Agreement and Plan of Merger dated as of October 29, 1996 (the "Merger Agreement") among Lehigh, First Medical Corporation ("FMC") and Lehigh Management Corp., a wholly-owned subsidiary of Lehigh ("Merger Sub"). On the same day, Merger Sub was merged with and into FMC and each outstanding share of common stock of FMC the "FMC Common Stock"), was exchanged for (i) 1,127.675 shares of Lehigh's Common Stock, par value $.001 per share ("Lehigh Common Stock") and (ii) 103.7461 shares of Lehigh's Series A Convertible Preferred Stock, par value $.001 per share (the "Lehigh Preferred Stock"), each of which is convertible into 250 shares of Lehigh Common Stock. Prior to the Merger, FMC held apporximately 25.4% of the outstanding shares of Lehigh Common Stock which were acquired through two series of transactions.

There were outstanding 10,000 shares of FMC Common Stock immediately prior to the Merger. These share were exchanged for a total of (i) 11,276,750 shares of Lehigh Common Stock and (ii) 1,037,461 shares of Lehigh Preferred Stock.

FMC and Generale De Sante International, plc ("GDS") are parties to a Subscription Agreement, dated June 11, 1996, pursuant to which GDS paid approximately $4,500,000 in order to acquire a variety of ownership interests in FMC and its subsidiaries, including 10% of the shares of FMC Common Stock (which were automatically exchanged pursuant to the Merger for shares of Lehigh Common Stock and Lehigh Preferred Stock) and shares of FMC's 9% Series A

Convertible Preferred Stock (the "FMC Preferred Stock") convertible into 10% of the shares of FMC Common Stock, which shares of FMC Preferred Stock remained outstanding and convertible following the Merger.

                          Independent Auditors' Report

The Board of Directors
First Medical Corporation:

We have audited the accompanying consolidated balance sheet of First Medical Corporation as of December 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Medical Corporation as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


/S/ KPMG PEAT MARWICK LLP


Miami, Florida
March 25, 1997, except as to note 2(M)
which is as of July 9, 1997

                            FIRST MEDICAL CORPORATION

                           CONSOLIDATED BALANCE SHEET
                                December 31, 1996

                                ASSETS

Current assets:
Cash and cash equivalents                                                                                      $63,014
Humana IBNR receivable and claims reserve funds (note 10)                                                    7,308,482
Other receivables, net of $50,000 reserve for uncollectible accounts                                           536,506
Due from related parties, net (note 7)                                                                         462,329
Prepaid expenses and other current assets (note 1(d))                                                          179,125
                                                                                                          ------------
Total current assets                                                                                         8,549,456

Property and equipment, net (note 3)                                                                           399,841
Intangible assets, net (note 4)                                                                              2,735,848
Minority interest                                                                                              338,077
Other assets (note 1(d))                                                                                       300,000
                                                                                                          ------------

                                                                                                           $12,323,222
                                                                                                          =============

                           Liabilities and Stockholders' Equity

Current liabilities:

Accounts payable and other accrued expenses                                                                 $2,037,447
 Accrued medical claims, including amounts incurred but not reported                                         6,070,506
Corporate deposits                                                                                             806,476
Loans payable to Humana (note 5)                                                                                97,628
Loans payable to banks (note 6)                                                                                750,000
Obligations to certain stockholders (note 7)                                                                   421,600
Deferred income taxes, net (note 8)                                                                            112,500
Income taxes payable (note 8)                                                                                  300,000
                                                                                                          ------------

Total current liabilities                                                                                   10,596,157

Loans payable to Humana, net of current maturities (note 5)                                                    277,372
Obligations to certain stockholders, net of current maturities (note 7)                                        746,196
                                                                                                           -----------

Total liabilities                                                                                           11,619,725
                                                                                                           -----------

Stockholders' equity:

Capital stock 15,000 shares authorized; 10,000 shares issued and outstanding at                                    100
   par value, $.01 per share
Additional paid-in capital                                                                                     379,685
 Retained earnings                                                                                             323,712
                                                                                                           -----------
Total stockholders' equity                                                                                     703,497
                                                                                                           -----------
Commitments and contingencies (note 12)

                                                                                                           $12,323,222
                                                                                                           ===========


See accompanying notes to consolidated financial statements.

                            FIRST MEDICAL CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME

                          Year ended December 31, 1996

Revenues:
Capitated revenue - Humana (note 10)                                                                $       45,069,743
Fee for service                                                                                              7,075,458
Other revenue                                                                                                  869,124
                                                                                                            ----------

Total revenue                                                                                               53,014,325
                                                                                                           -----------
 Medical expenses                                                                                           43,526,181
                                                                                                           -----------
         Gross profit                                                                                        9,488,144
Operating expenses:


Salaries and related benefits (note 7)                                                                       3,502,860
General and administrative                                                                                   4,172,568
Depreciation and amortization                                                                                  530,490
Minority interest in net loss of consolidated subsidiaries                                                    (338,077)
Preopening and development costs related to international clinics                                              828,568
                                                                                                           -----------


         Total operating expenses                                                                            8,696,409

Income before interest, taxes, and other                                                                       791,735
                                                                                                           -----------
Other expense:

Interest expense, net                                                                                         (55,523)

Other expense                                                                                                 (55,523)
                                                                                                              -------


Income before taxes                                                                                            736,212
Provision for income taxes (note 8)                                                                            412,500
                                                                                                           -----------

 Net income                                                                                         $          323,712
                                                                                                           ===========

 Supplemental Earnings per share after giving effect to
 the merger with Lehigh Group, Inc. on July 9, 1997 (see note 2(M))                                 $             .03
                                                                                                           ==========


See accompanying notes to consolidated financial statements

                            FIRST MEDICAL CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                          Year ended December 31, 1996


                                                                    Additional                         Total
                                                      Capital         paid-         Retained       stockholders'
                                                       Stock        in capital      earnings          equity
                                                       -----        ----------      --------          ------

Balance, December 31, 1995                              $1,500          $1,200        $224,595         $227,295

FMC Corporate transaction                               (1,400)        225,995       (224,595)               --

Capital contribution to AMCD                               --          152,490              --          152,490

Net income                                                 --               --         323,712          323,712
                                                        ------        --------        --------         --------

Balance, December 31, 1996                              $  100        $379,685        $323,712         $703,497
                                                         ======        =======         =======          =======


See accompanying notes to consolidated financial statements.

                            FIRST MEDICAL CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                      For the year ended December 31, 1996

Cash flows from operating activities:

 Net income                                                                                              $323,712
  Adjustments to reconcile net income to net cash used in operating activities:
  Depreciation and amortization                                                                           530,490
  Gain on equity investments                                                                              (78,259)
  Minority interest in net loss of consolidated subsidiaries                                             (338,077)
  Change in assets and liabilities, net of acquisitions :
   Increase in Humana IBNR receivable and claims reserve funds                                         (2,343,563)
   Increase in other receivables                                                                         (536,506)
   Increase in due from related parties, net                                                             (457,447)
   Increase in prepaid expenses and other current assets                                                  (94,438)
   Increase in other assets                                                                              (300,000)
   Increase in accounts payable and other accrued expenses                                                450,634
   Increase in accrued medical claims, including amounts incurred but not reported                      1,858,086
   Increase in corporate deposits                                                                          56,201
   Increase in income taxes payable                                                                       278,272
   Increase in deferred income taxes liability, net                                                        83,027
                                                                                                         --------

    Net cash used in operating activities                                                                (567,868)
                                                                                                        -----------

Cash flows used in investing activities:

 Capital expenditures                                                                                    (119,328)
 Organizational costs                                                                                    (477,790)
 Acquisition of additional ownership interests in BMC, SPI Broward, and Midwest, net                     (151,249)
  of cash acquired
 Proceeds from sale of investment                                                                         300,000
                                                                                                        ---------

    Net cash used in investing activities                                                                (448,367)
                                                                                                        ----------

 Cash flows provided by financing activities:

  Proceeds from loan payable to Humana                                                                    325,000
  Proceeds from loans payable to banks                                                                    650,000
  Repayment of loans payable to banks                                                                    (250,000)
  Proceeds from payable to stockholders                                                                   374,596
  Payment of obligation to stockholders                                                                  (371,600)
  Contribution to capital of AMCD                                                                         152,490
                                                                                                        ---------
 Net cash provided by financing activities                                                                880,486
                                                                                                        ---------
 Decrease in cash and cash equivalents                                                                   (135,749)
 Cash and cash equivalents, beginning of year                                                             198,763
                                                                                                        ---------
 Cash and cash equivalents, end of year                                                                  $ 63,014
                                                                                                         ========

Supplemental disclosure cash flow information: Cash paid during the year for:
  Interest                                                                                               $ 48,748
                                                                                                         ========
  Income taxes                                                                                           $ 33,291
                                                                                                         ========

                            FIRST MEDICAL CORPORATION

Supplemental disclosure of noncash flow:

 (1) As described in note (1), AMCMC purchased certain assets and assumed certain liabilities in the amount of $1,020,275 which is included in goodwill at December 31, 1996 (note 4).

 (2) The Company entered into a noncompete agreement with a shareholder and former employee in the amount of $200,000.

 (3) Effective January 1, 1996, the Company acquired a controlling interest in two of its equity investments (see note 1(a)). The fair value of the assets acquired and liabilities assumed were:

                         Assets            Liabilities           Net Assets
                         ------            -----------           ----------

SPI Broward             $  117,085               55,558                61,527

Broward                 $3,082,464            3,242,579             (160,155)

 (4) The Company entered into employment/non-compete agreements with three executives in the amount of $964,800.

See accompanying notes to consolidated financial statements.

                            FIRST MEDICAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

(1) ORGANIZATION AND OPERATION

First Medical Corporation ("FMC" or the "Company") is an international provider of management, consulting, and financial services to physicians, hospitals and other health care delivery organizations and facilities. FMC's operations are conducted through three divisions: (a) a physician practice management division which provides physician management services including the operation of clinical facilities and management services to medical groups, (b) an international division which manages medical centers in Eastern Europe and the Commonwealth of Independent States (the former Soviet Union) ("CIS"), and (c) a recently formed hospital services division which will provide a variety of administrative and clinical services to proprietary acute care hospitals and other health care providers.

The consolidated financial statements include the accounts of FMC and its majority owned subsidiaries: MedExec, Inc. and subsidiaries ("MedExec"); American Medical Clinics Management Company, Inc. ("AMCMC"); American Medical Clinics Development Corporation, Limited ("AMCD") and FMC Healthcare Services, Inc. ("FMC-HS"). All significant intercompany balances and transactions have been eliminated in consolidation.

MedExec, Inc. ("MedExec") was incorporated on March 14, 1991.

On January 1, 1996 MedExec and American Medical Clinics, Inc. (AMC) entered into a transaction which consisted of the following:

*    AMC and MedExec incorporated FMC;

* All of the outstanding shares of MedExec and AMC were converted into shares of FMC;

* The shareholders of MedExec and AMC received 48% and 52% of the shares of FMC, respectively;

* 100% of the AMC shares were distributed to the shareholders of FMC (former shareholders of MedExec received 48% of the distributed shares of AMC);

* In connection with the above transaction, FMC entered into separate employment contracts with three executives of MedExec whereby the respective executives are guaranteed payments regardless if any services are rendered. The agreements are for a three year period and when the contracts expire they include an additional two year covenant not to compete. The employment/non-compete agreements have been classified as intangible assets in the financial statements and are being authorized over five years. (See Note 4).

The above transaction was accounted for under the purchase method of accounting with MedExec being deemed the accounting acquirer despite the fact that AMC received 52% of the shares of FMC. This result was reached due to among other factors the fact that immediately after this transaction, the FMC Board of Directors was comprised of four former shareholders of MedExec and three former shareholders of AMC and the fact that MedExec constituted the larger share of operations. Because of the short term monetary nature of AMC's assets and liabilities, historical book values constituted fair value on the transaction date resulting in no purchase price adjustments under Accounting Principles Board No. 16.

On January 2, 1996, AMCMC, a newly formed subsidiary of FMC, acquired from AMC a membership list (contracts to provide medical services to customers) and assumed certain liabilities of AMC. The transaction was accounted for under the purchase method of accounting because, in essence, the purchase of the membership list represented the acquisition. AMCMC acquired the income stream of an operating enterprise. Goodwill was recorded in the amount of $1,020,275 related to this transaction.

AMCMC, a wholly owned subsidiary of the Company, has entered into a management services agreement with the AMC clinics located in the CIS, whereby the AMC clinics provide medical services to AMCMC customers (see note 7). AMCMC collects all of the revenues directly from its members, which it is legally entitled to collect. AMCMC also pays all of AMC's expenses, including but not limited to the salaries of the physicians, which it is legally obligated to pay.

On January 20, 1996, the Company entered into an agreement with Generale de Sante International, plc ("GDS") to form AMCD, an Irish company. AMCD was established to develop and operate medical clinics throughout the world with the exception of within the CIS. The Company and GDS's shareholderings in AMCD Common Stock, as revised, are 51% and 49%, respectively. The authorized share capital of AMCD is comprised of 1,000 shares of Common Stock, $1.00 par value. As consideration for the shares, the Company agreed to contribute certain assets at historical cost in the amount of $300,001. GDS agreed to contribute $299,999 to AMCD and provide a credit facility of up to $1.2 million to be used for the development of new clinics. These contributions resulted in total capital of AMCD of $600,000. Included in the statement of cash flows for the year ended December 31, 1996 is $152,490 for GDS's capital contribution of $299,999. GDS has an option to purchase up to 51% of the AMCD's Common stock in the event certain changes in management control occur. The additional consideration will be determined by the Company and GDS.

 (A) PHYSICIAN PRACTICE MANAGEMENT DIVISION - MEDEXEC

The Company's physician practice management operations are currently conducted through MedExec. MedExec functions in two capacities as a management services organization: (i) owning and operating nine primary care centers (located in Florida and Indiana) which have full risk contracts for primary care and part B services and partial risk (50%) for part A services, and (ii) managing sixteen multi-specialty groups (located in Florida and Texas) with fee-for service and full risk contracts for primary care and part B services and partial risk (50%) for part A services. Full risk contracts are contracts with managed care companies where FMC assumes essentially all responsibility for a managed care members' medical costs and partial risk contracts are contracts where FMC assumes partial responsibility for a managed care members' medical costs.

Ownership and operation of primary care centers ("centers") with full risk contracts are achieved through MedExec's subsidiaries: SPI Managed Care, Inc. ("SPI"), incorporated on February 19, 1988, SPI Managed Care of Hillsborough County, Inc. ("SPI Hillsborough"), incorporated on April 20, 1993, Broward
Managed Care, Inc. ("BMC"), incorporated on January 21, 1994, and Midwest Managed Care, Inc. ("Midwest"), incorporated on March 29, 1995.

                            FIRST MEDICAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

SPI, SPI Hillsborough, and BMC provide health care services subject to affiliated provider agreements entered into with Humana Medical Plan, Inc.; Humana Health Plan of Florida, Inc.; and Humana Health Insurance Company of
Florida, Inc. and their affiliates. Midwest provides health care services subject to affiliated provider agreements entered into with Humana Health Plan, Inc., Humana Health Chicago, Inc.; and Humana Health Chicago Insurance Company, Humana Insurance Company and their affiliates. All of the Humana entities will collectively be known as "Humana". The Company is dependent on Humana for the majority of its operations. For the year ended December 31, 1996, 85 percent of the Company's revenue is from such agreements with Humana.

SPI operates two centers in Dade County, Florida located in Kendall and Cutler Ridge.

SPI Hillsborough operates four centers in the west coast of Florida located in Plant City, New Port Richey, Lutz, and South Dale Mabry. The affiliated provider agreements to operate the centers in New Port Richey, Lutz and South Dale Mabry were entered into in 1996.

BMC operates two centers in Broward County, Florida located in Plantation and Sunrise.

During 1996, Midwest operated one center in Hammond, Indiana. In February 1997, Midwest also began to operate an additional center in Gary, Indiana.

Health services are provided to Humana members through the centers and their networks of physicians and health care specialists. Services to be provided by the centers include medical and surgical services, including all procedures furnished in a physician's office such as X-rays, nursing services, blood work and other incidental, drugs and medical supplies. The centers are responsible for providing all such services and for directing and authorizing all other care for Humana members. The centers are financially responsible for all out-of-area care rendered to a member and provide direct care as soon as the member is able to return to the designated medical center.

Humana has agreed to pay the centers monthly for services provided to members based on a predetermined amount per member ("capitation") comprised of in-hospital services and other services defined by contract ("Part A"), in-office ("Primary") and other medical services defined by the agreements ("Part B"). For new or start-up centers like the Gary center, Humana has guaranteed a monthly amount to cover the costs of providing primary care services and other operating costs. The guaranteed payments are made until the earlier of the date on which the center achieves a certain membership level or six months to one calendar year from the commencement date of the agreement at which point Humana will pay the center a capitation.

SPI Managed Care of Broward, Inc. ("SPI Broward"), incorporated in the State of Florida on July 15, 1992, manages the full risk managed care segment of a nonaffiliated multi-specialty group practice in Broward County, Florida. Effective February 1, 1996, First Medical Corporation-Texas Division
("FMC-Texas") began managing a multi-specialty medical practice in Houston, Texas ("Houston medical practice") that has a full risk contract with Humana and fee-for-service.

On December 31, 1995, FMC had a 23.75% and 50% investment, respectively, in BMC and SPI Broward. Effective January 1, 1996 the Company acquired 71.25% and 50% interest, respectively, in BMC and SPI Broward, respectively for $50,000 plus a multiple of the average earnings before income taxes of these two entities during the years ending December 31, 1996 and 1997. The multiple is three for cash consideration, and 3.5 times for a combination of stock and cash. Based upon the earnings of BMC for the year ended December 31, 1996 and assuming that the multiple used is 3.5 times, the purchase price for the acquisition would

                            FIRST MEDICAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

approximate $1.7 million. This acquisition gives the Company a 95% and 100% investment in BMC and SPI Broward, respectively. The final value of the consideration is not yet determinable as the seller has the option of obtaining cash and/or stock and as the price is based on the average of 1996 and 1997 earnings. Additional goodwill will be recorded at the time the transaction is finalized in accordance with the purchase method of accounting. Goodwill at December 31, 1996 amounted to $327,778.

On December 31, 1995, the Company had a 66 2/3% investment in Midwest. Effective January 1, 1996, the Company acquired the remaining investment and recorded goodwill of $150,855 as a result of the purchase method of accounting. Book value constituted fair value on the transaction date.

(B) HOSPITAL SERVICES DIVISION- FMC-HS

FMC-HS was incorporated on June 13, 1996 and is 51% owned by the Company and 49% owned by General de Sante International, PLC ("GDS"). The Company commenced operations in August 1996 and plans to provide management, consulting, and financial services to troubled not-for-profits and other health care providers.

(C) PROPOSED LEHIGH MERGER

On October 29, 1996, the Company entered into a proposed merger agreement with the Lehigh Group, Inc. ("Lehigh") whereby upon merger, FMC would control approximately 96% of Lehigh. The proposed merger is subject to stockholder approval of Lehigh and the Company. Under the terms of the proposed merger, each share of the FMC Common Stock would be exchanged for (i) 1,127.675 shares of Lehigh Common Stock and (ii) 103.7461 shares of Lehigh Preferred Stock. Each share of Lehigh Preferred Stock will be convertible into 250 shares of Lehigh Common Stock and will have a like number of votes per share, voting together with the Lehigh Common Stock. Currently, there are outstanding 10,000 shares of FMC Stock. As a result of these actions, immediately following the merger, current Lehigh stockholders and FMC stockholders will each own 50% of the issued

                 FIRST MEDICAL CORPORATION NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 31, 1996

and outstanding shares of Lehigh Common Stock. In the event that all of the shares of Lehigh Preferred Stock issued to the Company's stockholders are converted into Lehigh Stock, Lehigh stockholders will own approximately 4% and the Company's stockholders will own approximately 96% of the issued and outstanding shares of Lehigh Common Stock. In addition, under the terms of the proposed merger agreement, Lehigh will be renamed "First Medical Group, Inc."

In connection with the proposed merger, Lehigh issued a convertible debenture to the Company in the amount of $300,000 with interest at two percent per annum over the prime lending rate. The debenture is recorded in other assets. In addition, the Company advanced $50,000 to Lehigh. The advance is included in prepaid expenses and other current assets.

On February 12, 1997, the Company purchased 1,920,757 shares of Lehigh stock for $.281 per share.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (A)  CASH AND CASH EQUIVALENTS

Cash equivalents consist of demand deposits. For purposes of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be a cash equivalent.

(B) HUMANA IBNR RECEIVABLE AND CLAIMS RESERVE FUNDS (63)

Humana withholds certain amounts each month from the centers' Part A, Part B, and supplemental funding in order to cover claims incurred but not reported or paid. The amount is used by Humana to pay the centers' Part A, Part B and supplemental costs. The amounts withheld by Humana to cover incurred but not reported or paid claims varies by center based on the history of the respective center and is determined solely by Humana.

Humana also withholds a certain amount each month from the centers' Part A capitation funding. This amount represents a "catastrophic reserve fund" to be utilized for the payment of a center's Part A costs in the event a center ceases operations and the incurred but not reported reserves are not adequate to reimburse providers for Part A services rendered. This amount is calculated monthly by Humana.

The withholdings are used to pay the centers' medical claims, which Humana pays on the centers' behalf. The remaining amount after claims have been paid is remitted to the company.

(C) PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight line method over the estimated useful lives. (Medical and office equipment - 5 years and Furniture and fixtures - 7 years)

(D) INTANGIBLE ASSETS

Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, 15 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of

                 FIRST MEDICAL CORPORATION NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 31, 1996


the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

The Company entered into a non-compete agreement with a former employee and shareholder. This non-compete agreement is being amortized on a straight line basis over the life of the agreement which is two years.

The Company entered into three employment/non-compete agreements with three shareholders. The agreements consist of guaranteed payments regardless if any services are rendreed. These agreements are being amortized on a straight line basis over 5 years which is the life of the agreement (3 years) plus the subsequent non-compete period (2 years).

Deferred organization costs consist principally of legal, consulting and investment banking fees which were incurred strictly in connection with the incorporation of FMC and proposed merger with Lehigh. The costs related to the FMC transaction are being amortized over five years. The costs related to the subsequent Lehigh merger will begin amortizing when the merger is complete.

(E) IMPAIRMENT OF LONG-LIVED ASSETS

The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement required that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events change in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset of future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair values less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity. The Company has no impaired assets at December 31, 1996.

(F) INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(G) REVENUE AND MEDICAL COST RECOGNITION

Revenue from Humana for primary care, Part A, Part B and supplemental funds is recognized monthly on the basis of the number of Humana members assigned to the primary care centers and the contractually agreed-upon rates. The primary care centers receive monthly payments from Humana after all expenses paid by Humana on behalf of the centers, estimated claims incurred but not reported and claims reserve fund balances have been determined. In addition to Humana payments, the primary care centers receive copayments from commercial members from each office visit, depending upon the specific plan and options selected and receive payments from non-Humana members on a fee-for-service basis.

                 FIRST MEDICAL CORPORATION NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 31, 1996

Medical services are recorded as expenses in the period in which they are incurred. Accrued medical claims are reflected in the consolidated balance sheet and are based upon costs incurred for services rendered prior to and up to December 31, 1996. Included are services incurred but not reported as of December 31, 1996, based upon actual costs reported subsequent to December 31, 1996 and a reasonable estimate of additional costs.


AMCMC and AMCD revenues are derived from medical services rendered to patients and annual membership fees charged to individuals, families and corporate members. Membership fees are non-refundable and are recognized as revenue over the term of the membership. Corporate members are also required to make advance deposits based upon plan type, number of employees and dependents. The advance deposits are initially recorded as deferred income and then recognized as revenue when service is provided. As the advance deposits are utilized, additional advance deposits are required to be made by corporate members.


FMC-HS will recognize revenue under the management consulting service agreements on a fee-for-service basis as services are rendered by FMC-HS personnel.

Fee-for-service revenue is reported at the estimated net realizable amounts from patients and third-party payors as services are rendered.

(H) USE OF ESTIMATES

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(I) FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of financial instruments including cash and cash equivalents, Humana IBNR receivable and claims reserve funds, other receivables, prepaid expenses and other current assets, accounts payable and other accrued expenses, accrued medical claims, loan payable to Humana, loans payable to bank and obligations to certain stockholders approximate fair value at December 31, 1996 because of the short term maturity of these instruments.

(J) FOREIGN CURRENCY

The financial statements of the Company's foreign subsidiaries are remeasured into the US dollar functional currency for consolidation and reporting purposes. Current rates of exchange are used to remeasure assets and liabilities and revenue and expense are remeasured at average monthly exchange rates prevailing during the year.

(K) STOP-LOSS FUNDING

The primary care centers are charged a stop-loss funding fee by Humana for the purpose of limiting a center's exposure to Part A costs and certain Part B costs associated with a member's heath services.

                 FIRST MEDICAL CORPORATION NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 31, 1996

For the year ended December 31, 1996, the stop-loss threshold for both part A and Part B costs for Medicare members was $40,000 per member per calendar year for both SPI and SPI Hillsborough. For commercial members, the stop-loss threshold for both Part A and part B costs was $20,000 and $15,000 for SPI and SPI Hillsborough, respectively.

Since the SPI and SPI Hillsborough centers are not responsible for claims in excess of the threshold, income and the corresponding expense, both equal to the stop-loss funding are recognized by SPI and SPI Hillsborough. These amounts are included in revenue and medical expenses, respectively, in the accompanying consolidated statement of income. Stop-loss funding for the SPI and SPI Hillsborough centers for the year ended December 31, 1996 was approximately $4,733,000.

For Midwest, the stop-loss thresholds for Part A and for Part B costs for Medicare members were $45,000 and $15,000, respectively, per member per calendar year and the stop-loss thresholds for Part A and for Part B for commercial members were $60,000 and $15,000 respectively, per member per calendar year.

(L) MATERNITY FUNDING

The primary care centers are charged a maternity funding fee on commercial membership for the purpose of limiting the center's exposure to Part A and Part B costs associated with a commercial member's pregnancy or related illness. Since the SPI and SPI Hillsborough centers are not responsible for claims in excess of the amount contributed to the maternity fund, income and expenses both equal to the maternity fund are recognized by SPI and SPI Hillsborough and are included in revenue and medical expenses, respectively in the accompanying consolidated statement of operations. Maternity funding for the SPI and SPI
Hillsborough centers for the year ended December 31, 1996 was approximately $1,403,000.

(M) SUPPLEMENTAL EARNINGS PER SHARE

On July 9, 1997 the Company merged with Lehigh Group, Inc. The Company exchanged its 10,000 shares for 11,276,750 shares of Lehigh Group Inc.'s stock. As a result of such exchange, earnings per share after giving effect to the exchange was $.03 per share.

(3) PROPERTY AND EQUIPMENT, NET

Property and equipment at December 31, 1996 consists of the following:

Medical, computer and office equipment        $703,793

Furniture and fixtures                          37,986
                                              --------
                                               741,779

Less: accumulated depreciation                 341,938
                                             ---------

Property and equipment, net                   $399,841
                                             =========

                 FIRST MEDICAL CORPORATION NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 31, 1996

(4) INTANGIBLE ASSETS

 Intangible assets at December 31, 1996 consist of:

Goodwill                                    $1,498,908

Employment/non-compete agreements
  with executives                              964,800

Organization costs                             480,337

Noncompete agreement with former
  shareholder                                  200,000
                                            ----------

                                             3,144,045

Less: accumulated amortization                 408,197
                                            ----------

                                            $2,735,848
                                            ==========

As stated in note 1, the following transactions created goodwill at December 31, 1996:

AMCMC                                       $1,020,275

BMC and SPI Broward                            327,778

Midwest Managed Care                           150,855
                                            ----------
                                            $1,498,908
                                            ==========

The Company continually reevaluates the propriety of the carrying amount of goodwill and other intangible assets as well as the amortization period to determine whether current events and circumstances warrant adjustments to the carrying value and estimates of useful lives. At this time, the Company believes that no significant impairment of goodwill or other intangible assets has occurred and that no reduction of the amortization periods is warranted.

(5) LOANS PAYABLE TO HUMANA

Loans payable to Humana at December 31, 1996 consist of the following:

     Secured loan for $250,000 bearing  interest at 9.5%.  Payable in 48 monthly installments  beginning in February 1997 of $6,850 which includes principal
     and  interest.   The  loan  is  secured  by  the  Company's  equipment  and furnishings at the Houston  Medical  Practice.  Proceeds from the loan were used  primarily  for the  purchase  of  equipment  at the  Houston  medical
     practice.                                                                        $ 250,000

                 FIRST MEDICAL CORPORATION NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 31, 1996


     Secured  loan for  $75,000  bearing  interest  at 9.5%.  Payable  in twelve monthly  installments  beginning in February 1997 which includes  principal and interest of $7,172. The loan is secured by the Company's  equipment and furnishings at the Houston  Medical  Practice.  Proceeds from the loan were
     used primarily for working capital needs of the Houston medical practice.          75,000

     Advance of $50,000  bearing  interest at 10% per year for the  purchase and installation  of a computer  system and  related  training  at the  Midwest locations.  The loan is due by September 30, 2000. Monthly  installments to
     Humana will be a minimum of 10% of any positive balance in Midwest's Part A
     Fund. In the event no positive  balance exists in the Part A fund,  Midwest will make a minimum  monthly  payment  of $1,268  until the loan is repaid.
                                                                                          50,000
                                                                                        --------

Total long-term loans payable to Humana                                                  375,000

Less current installments                                                                 97,628
                                                                                        --------

Loans payable to Humana, excluding current installments                               $  277,372
                                                                                      ===========


 The aggregate maturities of loans payable to Humana for each of the five years subsequent to December 31, 1996 are as follows:

1997                                                    $ 97,628

1998                                                      81,751

1999                                                      82,688

2000                                                     106,097

2001                                                       6,836
                                                        --------
                                                        $375,000
                                                        ========

(6) LOANS PAYABLE TO BANKS

 Loans payable to banks at December 31, 1996 consists of the following:

     Unsecured line of credit for $200,000  bearing  interest at prime (8.25% at
     December 31, 1996). The line of credit is personally  guaranteed by several stockholders of the Company and other individuals. The principal balance is due on June 2, 1997. Interest is due monthly. The $200,000 drawn under this line of  credit  was used  primarily  for  development  costs  relating  to
     Midwest.                                                                         $ 200,000

                 FIRST MEDICAL CORPORATION NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 31, 1996

     Line of credit for $1,500,000  bearing  interest at 1/2% above prime (8.75%
     at December 31,  1996).  $900,000 of the line is secured by MedExec's  cash and certain net assets of the Company.  Secured assets total  $1,237,976 at
     December  31,  1996.  The  principal  balance  is due on May 31,  1997  and interest  is due  monthly.  In  order to  borrow  the  additional  $600,000
     (unsecured  portion of line), the bank would require the personal guarantee of a  stockholder  of the Company.  The  $550,000  drawn under this line of
     credit was used primarily for working capital requirements.                        550,000
                                                                                      ---------
                                                                                      $ 750,000
                                                                                      =========


FMC recently obtained a loan commitment in the amount of $3,300,000 from the same bank which provided the $1,500,000 line of credit. The commitment is for a 120 day loan bearing interest at the prime plus 1/2% (8.75% at December 31, 1996). The purpose of the loan is to provide financing for the Lehigh merger. The loan is secured by all of the assets of FMC, 50% of the shares of FMC Common Stock owned by FMC's Chairman and Chief Executive Officer and any and all shares of Lehigh Common Stock are issuable to FMC.

The various debt agreements contain certain covenants. Under the most restrictive of these provisions, certain stockholders of the Company must personally guarantee $600,000 for the $1,500,000 line of credit as well as the additional $3,300,000 line of credit.

(7) RELATED PARTY TRANSACTIONS

At  December  31,  1996,   obligations  to  certain  shareholders  includes  the
following:

     Obligation to pay consulting fees to three  stockholders in connection with the transaction between MedExec and AMC.  Obligations have been recorded as a liability due to the  stockholders not having to provide any services for this  consideration  to be paid.  Payable monthly in the amount of $26,800.
     Obligations   will  be  repaid  by  December  31,   1998.   The  amount  of
     consideration paid in 1996 related to these agreements was $321,600.             $ 643,200

     Credit   facility   bearing   interest  at  4.5%  from   General  de  Sante
     International,  plc of up to $1,200,000 to be used for the  development  of the  clinics of AMCD.  $100,000 is to be repaid on demand at any time after
     July 10, 2001,  $100,000 is to be repaid on demand at any time after August
     9, 2001 and $174,596 on demand any time after  January 17, 2002,  or on the date GDS subscribes for shares in FMC under the subscription agreement (see
     note 12).                                                                          374,596

                 FIRST MEDICAL CORPORATION NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 31, 1996

     Obligation  under  non  compete   agreement  with  a  former  employee  and
     stockholder payable in monthly installments of $8,333 until June 1998 (note
     4).                                                                              150,000
                                                                                      -------

     Total  obligations  to  stockholders                                           1,167,796
     Less current  installments                                                       421,600
                                                                                    ----------

     Total obligations to stockholders, excluding current installments              $ 746,196
                                                                                    ==========


The aggregate maturities of obligations to stockholders for each of the five years subsequent to December 31, 1996 are as follows:

1997                                              $421,600
1998                                               371,600
1999                                                    --
2000                                                    --
2001                                               200,000
Thereafter                                         174,596
                                                ----------
 Total                                          $1,167,796
                                                ==========

 The Company paid salaries or consulting fees to stockholders of approximately $1,520,700 which is included in the consolidated statement of income for the year ended December 31, 1996.

 Certain stockholders have guaranteed the $200,000 outstanding loan with the financial institution which is described in note 6. In addition, a stockholder will guarantee any amount in excess of $900,000 which becomes outstanding related to the $1,500,000 line of credit described in note 6.

 On January 24, 1997 the Company acquired director and officer liability insurance in the amount of $3,000,000 with coverage expiring on December 5, 1997. Coverage under this policy extends to all duly elected or appointed directors and officers (past, present and future).

 At December 31, 1996, the Company has amounts outstanding from the AMC clinics under its management agreement with AMCMC which total $462,329.

(8) INCOME TAXES


                       CURRENT          DEFERRED          TOTAL

US Federal             $256,000           $112,500        $368,500

State and Local          44,000                 --          44,000
                       --------           --------        --------

                       $300,000           $112,500        $412,500
                       ========           ========        ========

                 FIRST MEDICAL CORPORATION NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 31, 1996

 Income tax expense differed from the amounts computed by applying the US federal income tax rate of 34% to pretax income as a result of the following:

Income tax expense at the statutory rate                         $250,300
Reduction in valuation allowance                                  (29,300)
Unutilized net operating losses of AMCD                           122,000
State taxes, net of federal benefit                                31,500
Nondeductible merger costs and meals and entertainment             38,000
                                                                 --------

 Income tax expense recorded in financial statements             $412,500
                                                                 ========


 The tax effects that give rise to a significant portion of the deferred income tax assets for the year ended December 31, 1996 are as follows:

Deferred tax assets:

   Executive compensation                                        $250,616
    Net loss carryforward                                          58,703
                                                                 --------
     Deferred tax asset                                           309,319
    Valuation allowance                                          (102,403)
                                                                 --------
         Net deferred tax asset                                  206,916
 Deferred tax liabilities:

     Goodwill asset                                               319,416
                                                                 --------
         Net deferred tax liability                              $112,500
                                                                 ========

   The Company has provided a valuation allowance for deferred tax assets as of December 31, 1996 for $102,403. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or a portion of the deferred assets will be realized in the near future.

(9)      LEASES

         The Company has several noncancelable operating leases primarily for office space and equipment that expire throughout 2001. Future minimum lease payments required under noncancelable operating leases at December 31, 1996 are as follows:

                 FIRST MEDICAL CORPORATION NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 31, 1996

                      Year ending
                      December 31,
                      ------------

                         1997                  $  349,327
                         1998                     339,834
                         1999                     120,487
                         2000                      55,204
                         2001                      49,656
                                                 --------
Total minimum lease payments                     $914,508
                                                 ========

         Rental expense during 1996 amounted to approximately $259,000.

(10)     BUSINESS AND CREDIT CONCENTRATIONS

         The Company derives the majority of its revenue from its affiliated provider agreements with Humana 85% or approximately $45,070,000 of the revenue of the Company for the year ended December 31, 1996 was derived from such agreements with Humana. The amount of revenue is based on the number of members assigned to each of the centers. Humana members include 10,287 Medicare members and 10,420 commercial members at December 31, 1996. The fluctuation of the number of members significantly affects the Company's business. The receivable from Humana at December 31, 1996 is $7,308,482.

         Revenue generated by services provided by the AMC clinics in the CIS represents 12% or approximately $6,534,000 of the revenue of the Company for the year ended December 31, 1996.

(11)     RETIREMENT PLANS

         The Company sponsors 401(k) plans (the "Plans") for its domestic operations. Employees who have worked a minimum of six months or 1000 hours and are at least 21 years of age may participate in the Plans. Employees may contribute to the Plans up to 14 percent of their annual salary, not to exceed $9,500 in 1996. The Company's matching contribution is 25 cents for each dollar of the employee's elected contribution, up to four percent of the employee's annual salary. The Company's matching contribution was approximately $35,000 for the year ended December 31, 1996.

(12)     COMMITMENTS AND CONTINGENCIES

         LEGAL PROCEEDINGS

         The Company and certain stockholders are defendants in a lawsuit brought on by a stockholder and former employee. The plaintiff is seeking damages in excess of $1 million. Management, stockholders and legal counsel for the Company intends to vigorously defend this action. They are not able to determine the extent of damages, if any, at this time. Therefore, no accrual has been recorded in the financial statements at December 31, 1996.

         To the best of the Company's knowledge, there are no material claims, disputes or other unsettled matters (including retroactive adjustments) concerning third party reimbursements that would have a material effect on the consolidated financial statements of the Company.

                 FIRST MEDICAL CORPORATION NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 31, 1996

         GOVERNMENTAL REGULATIONS

         The Company's operations have been and may be affected by various forms of governmental regulation and other actions. It is presently not possible to predict the likelihood of any such actions, the form which such actions may take, or the effect such actions may have on the Company.

         PHYSICIAN CONTRACTS

         The Company has entered into employment agreements of two to three years with its primary care physicians and into contracts with various independent physicians to provide specialty and other referral services both on a prepaid and a negotiated fee-for-service basis. Such costs are included in the consolidated statement of income as medical expense.

         SUBSCRIPTION AGREEMENT

         In June 1996, FMC entered into a subscription agreement with GDS by which GDS has the right to purchase various percentages of interest in both FMC and its subsidiaries.

         MALPRACTICE AND PROFESSIONAL LIABILITY INSURANCE

         The Company maintains professional liability insurance on a claims-made basis through November 1, 1997 including retrospective coverage for acts occurring since inception of its operations. Incidents and claims reported during the policy period are anticipated to be covered by the malpractice carrier. The Company intends to keep such insurance in force throughout the foreseeable future. At December 31, 1996, there are no asserted claims made against the Company that were not covered by the policy.

         Physicians providing medical services to members are provided malpractice insurance coverage (claim-made basis), including retrospective coverage for acts occurring since their affiliation with the Company.

                          Independent Auditors' Report

The Board of Directors
MedExec, Inc.;

     SPI Managed Care, Inc.; and
     SPI Managed Care of Hillsborough County, Inc.:

We have audited the accompanying combined balance sheets of MedExec, Inc. and subsidiaries; SPI Managed Care, Inc.; and SPI Managed Care of Hillsborough County, Inc. as of December 31, 1995 and 1994, and the related combined statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements referred to above present fairly, in all material respects, the combined financial position of MedExec, Inc. and subsidiaries; and SPI Managed Care, Inc.; and SPI Managed Care of Hillsborough County, Inc. as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

/S/ KPMG PEAT MARWICK LLP

Miami, Florida
May 17, 1996, except as to note 15,
which is as of December 23, 1996

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                             Combined Balance Sheets

                           December 31, 1995 and 1994

                             ASSETS                                          1995                              1994
                             ------                                          ----                              ----

Current assets:

     Cash and cash equivalents                                          $    198,763                       468,528
     Humana IBNR receivable                                                2,062,924                     2,848,518
     Due from affiliates and related parties, net                             54,565                       196,745
     Claims reserve funds                                                    116,212                       126,357
     Prepaid expenses and other current assets                                82,413                        37,269
     Deferred income taxes (note 12)                                           --                           51,713
                                                                    ---------------------       -----------------------

          Total current assets                                             2,514,877                     3,729,130

Property and equipment, net (note 4)                                         298,060                       207,199
Deferred income taxes (note 12)                                                --                            8,287
Investments in other affiliated entities (note 3)                            229,094                       178,968
Intangible assets, net                                                         2,547                         4,896
                                                                    ---------------------       -----------------------

                                                                         $ 3,044,578                    4 ,128,480
                                                                    =====================       =======================

              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

     Accounts payable and other accrued expenses                             594,822                       556,366
     Accrued medical claims, including amounts incurred
          but not reported                                                 1,880,318                     2,484,258
     Due to Humana                                                           192,143                        56,152
     Loan payable to Humana                                                   50,000                         --
     Loan payable to bank                                                    100,000                         --
     Income taxes payable                                                      --                           60,000
                                                                    ---------------------       -----------------------

   Total current liabilities                                               2,817,283                     3,156,776
                                                                    ---------------------       -----------------------

 Commitments and contingencies (note 13)

Stockholders' equity (notes 8 and 9):

     Capital stock                                                             1,500                         1,500
     Additional paid-in capital                                                1,200                         1,200
     Retained earnings                                                       224,595                       969,004
                                                                    ---------------------       -----------------------

   Total stockholders' equity                                                227,295                       971,704
                                                                    ----------------            -----------------------

                                                                        $  3,044,578                     4,128,480
                                                                    =====================       =======================


            See accompanying notes to combined financial statements.

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                        COMBINED STATEMENTS OF OPERATIONS

     For each of the years in the three year period ended December 31, 1995

                                                                1995                 1994                    1993
                                                            --------------   ----------------------   --------------

Revenue (note 9)                                              $22,671,902         21,317,887             11,086,690
 Medical expenses                                              18,443,943         16,567,554              8,404,521
                                                            --------------   ----------------------   --------------

    Gross profit                                                4,227,959          4,750,333             2,682,169
                                                            --------------   ----------------------   --------------

Operating expenses (note 9):

      Salaries and related benefits                             2,434,241          1,650,970            670,536
      Depreciation and amortization                                68,499             50,408             46,676
      Other                                                     2,131,639          1,720,198            944,237
                                                            --------------   ----------------------   --------------

    Total operating expenses                                    4,634,379          3,421,576          1,661,449
                                                            --------------   ----------------------   --------------

Operating income (loss)                                          (406,420)         1,328,757          1,020,720
                                                            --------------   ----------------------   --------------

Other (expense) income:

      Gain (loss) on equity investments (note 3)                   50,126             28,260           (149,295)
      Interest income                                              11,310              9,593              4,071
      Loss on Dominion Healthnet, Inc. (note 3)                        --                 --            (80,009)
      Other, net                                                  (19,425)            (2,948)             7,356
                                                            --------------   ----------------------   --------------

    Other income (expense), net                                    42,011             34,905           (217,877)
                                                            --------------   ----------------------   --------------

    Net income (loss)                                          $ (364,409)         1,363,662            802,843
                                                            ==============   ======================   ==============


                                           (56)

See accompanying notes to combined financial statements.

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                   COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

     For each of the years in the three year period ended December 31, 1995

                                                         Capital     Additional paid-                                    Total
                                                          stock         in capital        Retained       Due to      stockholders'
                                                         (NOTE 8)        (NOTE 8)         EARNINGS    STOCKHOLDERS       EQUITY
                                                          ------          ------          --------    ------------       ------

Balance, December 31, 1992                                $  900          1,200         143,701         37,000            182,801
      Net income                                              --             --         802,843             --            802,843
      Dividend distributions                                  --             --        (170,745)            --           (170,745)
      Issuance of stock                                      100             --              --             --                100
      Proceeds from due to stockholders                       --             --              --        583,112            583,112
                                                           -----       --------       ----------      --------       ------------

Balance, December 31, 1993                                 1,000          1,200         775,799        620,112          1,398,111
      Net income                                              --             --       1,363,662             --          1,363,662

      Distribution of Midway Airlines stock, at cost          --             --        (200,444)      (599,556)          (800,000)
      Dividend distributions                                  --             --        (970,013)            --           (970,013)
      Issuance of stock                                      500             --              --             --                500
      Repayment of due to stockholders, net                   --             --              --        (20,556)          (20 ,556)
                                                           -----       --------         --------      --------       ------------

Balance, December 31, 1994                                 1,500         1,200           969,004            --            971,704
      Net loss                                                --            --          (364,409)           --           (364,409)
      Dividend distributions                                  --            --          (380,000)           --           (380,000)
                                                           -----       -------        ----------      --------       -------------

Balance, December 31, 1995                                $1,500         1,200           224,595            --            227,295
                                                           =====         =====        ==========      ========       ============


         See accompanying notes to combined financial statements.

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                        COMBINED STATEMENTS OF CASH FLOWS

     For each of the years in the three year period ended December 31, 1995

                                                                                  1995           1994           1993
                                                                                  ----           ----           ----
Cash flows from operating activities:

  Net income (loss)                                                              $(364,409)      1,363,662       802,843
  Adjustments to reconcile  net income  (loss) to net cash
   provided by operating activities:

  Depreciation and amortization                                                    68,499           50,408        46,676
  Deferred income taxes                                                              --            (60,000)         --
  Loss on disposal of fixed assets                                                   --              --              801
  (Gain) loss on equity investments                                                (50,126)        (28,260)      149,295
   Write-off of investments                                                          --             597             --
  (Increase) decrease in assets:
    Humana IBNR receivable                                                         785,594      (1,547,044)     (764,831)
    Due from affiliates and related parties                                        142,180        (177,572)       53,369
    Claims reserve funds                                                            10,145          13,217      (115,742)
    Prepaid expenses and other current assets                                       14,856         (33,076)       (3,653)
  Increase (decrease) in liabilities:

    Accounts payable and other accrued expenses                                     38,456         393,636        85,077
    Accrued medical claims, including amounts incurred
      but not reported                                                            (603,940)      1,359,770       583,266
    Due to Humana                                                                  135,991           2,822        14,779
    Income taxes payable                                                           (60,000)         60,000          --
                                                                                  --------     -----------       --------

      Net cash provided by operating activities                                   117,246        1,398,160       851,880
                                                                                  --------     -----------       --------

  Cash flows from investing activities:

    Capital expenditures                                                          (157,011)        (95,559)     (133,922)
    Proceeds from sale of fixed assets                                                --               --         19,900
    Purchase of investments                                                           --               --     (1,100,600)
                                                                                   -------      ----------    ----------

     Net cash used in investing activities                                        (157,011)        (95,559)   (1,214,622)
                                                                                   -------      ----------    ----------

  Cash flows from financing activities:

    Proceeds from issuance of stock                                                  --             500             100
    Proceeds from loan payable to Humana                                            50,000           --              --
    Proceeds from loan payable to bank                                             100,000           --              --
    Dividend distributions                                                        (380,000)       (970,013)     (170,745)
    Due to stockholders                                                                 --         (20,556)      583,112
                                                                                  --------         --------     --------

      Net cash (used in) provided by financing activities                         (230,000)       (990,069)      412,467
                                                                                   -------      ----------      --------

  (Decrease) increase in cash and cash equivalents                                (269,765)        312,532        49,725

  Cash and cash equivalents, beginning of year                                     468,528         155,996       106,271
                                                                                   -------         -------       -------

  Cash and cash equivalents, end of year                                          $198,763         468,528       155,996
                                                                                   =======         =======       =======
Supplemental disclosure of cash flow information:
    Cash paid during the year for income taxes                                    $ 60,000           --             --
                                                                                  ========         =======       =======

Supplemental  schedule of noncash  investing and operating  activities:

    MedExec, Inc. distributed its $800,000 investment in Midway Airlines stock as a dividend to its shareholders during the year ended December 31, 1994.

See accompanying notes to combined financial statements.

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

                           December 31, 1995 and 1994

(1)      ORGANIZATION AND OPERATIONS

         (A)      ORGANIZATION

                  The accompanying combined financial statements include the accounts of MedExec, Inc. and subsidiaries ("MedExec"); SPI Managed Care, Inc. ("SPI"); and SPI Managed Care of Hillsborough County, Inc. ("SPI Hillsborough") (collectively, the "Company"), which are affiliated through common stockholders and the same management. SPI and SPI Hillsborough are 100%-owned by MedExec stockholders. (55)

                  MedExec was incorporated on March 14, 1991.

                  Dominion Healthnet, Inc. ("Dominion") was incorporated on September 13, 1991. MedExec owned 55 percent of Dominion at December 31, 1995, and 1994.

                  HCO Miami, Inc. ("HCO Miami") was incorporated on June 18, 1993. MedExec owned 70 percent and SPI owned 20 percent of HCO Miami at December 31, 1995 and 1994.

                  Midwest Managed Care, Inc. ("Midwest") was incorporated on March 29, 1995. MedExec owned 66.67 percent of Midwest at December 31, 1995.

                  SPI, formerly known as Surgical Park, Inc. was incorporated on February 19, 1988. Surgical Park, Inc. changed its name pursuant to an amendment to its Articles of

                  Incorporation on May 7, 1990.

                  SPI Hillsborough was incorporated on April 20, 1993.

         (B)      NATURE OF OPERATIONS   (57-61)

                  SPI and SPI Hillsborough operate in the state of Florida and Midwest (which commenced operations during 1995) operates in the states of Illinois and Indiana. SPI and SPI Hillsborough provide health care services subject to affiliated provider agreements entered into with Humana Medical Plan, Inc.; Humana Health Plan of Florida, Inc.; Humana Health Insurance Company of Florida, Inc. and their affiliates. Midwest provides health care services subject to affiliated provider agreements entered into with Humana Health Plan, Inc.; Humana Health Chicago, Inc.; Humana Health Chicago Insurance Company; Humana Insurance Company and their affiliates. All of the Humana entities will collectively be known as "Humana". The Company is dependent on Humana for the majority of its operations. For the years ended December 31, 1995, 1994 and 1993, 96 percent, 95 percent, and 95 percent, respectively of the Company's revenue are from such

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  agreements with Humana. Health services are provided to Humana members through SPI, SPI Hillsborough and Midwest's primary care medical centers and its network of physicians and health care specialists.

                  SPI operates two centers in Dade County, Florida: in Kendall ("Kendall") and Cutler Ridge ("Cutler Ridge") at December 31, 1995 and 1994.

                  At December 31, 1994, SPI Hillsborough operated two centers in Hillsborough County, Florida: in Brandon ("Brandon") and Plant City ("Plant City"). Effective August 31, 1995, Humana terminated its Brandon contract with SPI Hillsborough. Included in accrued medical claims at December 31, 1995, is approximately $103,000 pertaining to Brandon's open claims through the termination date. The Brandon center had revenue of approximately $3,521,000, $3,943,000, and $208,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

                  Midwest operates one center in Hammond, Indiana ("Hammond").

                  Dominion provides networks of hospitals and doctors to international travel assistance companies outside the United States. At December 31, 1995, Dominion had one contract with a Canadian insurance company to care for its insured traveling to the United States.

                  HCO Miami provides utilization review and case management services for HMO and PPO members of affiliated companies.

         (C)      AFFILIATED PROVIDER AGREEMENTS

                  Effective April 1, 1990 and September 1, 1990, SPI through the Cutler Ridge and Kendall centers, respectively, entered into provider agreements with Humana, which will continue indefinitely unless terminated according to certain provisions of the agreements. Such agreements specify that either party may elect to terminate the agreements, with or without cause, at any time upon giving 60 days written notice. In addition, these agreements may be terminated by mutual written consent of both parties at any time. Amendments to the original provider agreements with Humana were entered into effective September 1, 1991 and January 1, 1993 for the Cutler Ridge and Kendall centers, respectively under full-risk agreements.

                  The Brandon and Plant City centers entered into five-year non-risk provider agreements with Humana effective June 1, 1993 and January 1, 1994, respectively. Under these agreements, the Brandon and Plant City centers are responsible only for primary (in- office) medical services. These agreements allow for similar termination provisions to the agreements for the other centers, except that either party may elect to terminate the

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  agreements without cause after the first two years upon giving six months written notice. Amendments to the aforementioned provider agreements with Humana were entered into effective May 1, 1994 under full-risk agreements. The Brandon agreement with Humana was terminated effective August 31, 1995.

                  The Hammond center entered into a three-year risk provider agreement with Humana effective October 1, 1995 with an automatic three-year renewal. However, the Hammond center is operating under a non-risk amendment ("Amendment") to this agreement and is responsible only for primary (in-office) medical services. The Hammond center will continue to operate under the Amendment until the earlier of the date on which Midwest achieves a certain membership level or one calendar year from the commencement date of the agreement, October 1, 1996. This agreement allows for similar termination provisions to the agreements for the other centers, except that either party may elect to terminate the agreement at any anniversary date of the agreement upon giving at least six months written notice.

                  Services to be provided by the SPI, SPI Hillsborough and Midwest centers include medical and surgical services, including all procedures furnished in a physician's office such as X-rays, nursing services, blood work and other incidentals, drugs and medical supplies. SPI, SPI Hillsborough and Midwest centers are responsible for providing all such services and for directing and authorizing all other care, including emergency and inpatient care for Humana members. The SPI and SPI Hillsborough centers are financially responsible for all out-of-area care rendered to a member and provides direct care as soon as the member is able to return to the designated medical center.

                  Humana has agreed to pay the SPI and SPI Hillsborough centers monthly for services provided to members based on a predetermined amount per member ("capitation"), comprised of in-hospital services and other services defined by contract ("Part A"), in- office ("Primary") and other medical services defined by the agreements ("Part B"). Humana has agreed to pay the Midwest center a guaranteed monthly amount ("guaranteed payment") to cover the costs of providing primary care services and to cover Midwest's other operating costs. The guaranteed payments will be made until the earlier of the date on which the Midwest center achieves a certain membership level or one calendar year from the commencement date of the agreement at which point Humana will pay Midwest capitation. Midwest shall not be at risk for Parts A and B until Midwest has been assigned certain membership.

         (D)      HUMANA IBNR RECEIVABLE  (63)

                  Humana withholds a certain amount each month from the SPI and SPI Hillsborough centers' Part A, Part B and supplemental funding in order to cover claims incurred but

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  not reported or paid. This amount is to be used by Humana to pay the centers Part A, Part B and supplemental costs. The amounts withheld by Humana to cover incurred but not reported or paid claims varies by center based on the history of the respective center and is determined solely by Humana. The amounts withheld are used to pay the centers' medical claims which Humana pays on the centers' behalf. The remaining amount after claims have been paid is remitted to the Company. (See note 1(f))

                  Management does not believe it has a significant exposure to effects related to third-party reimbursement programs and the related revenue recognition policy because they generally apply to hospitals. Furthermore, FMC has Medicare and Medicaid contracts only in regard to one facility and fee-for-service in only one facility. There is a risk, however, even though FMC is not a direct recipient of third-party payor arrangements because Medicare and Medicaid may change its payments.

         (E)      DUE FROM AFFILIATES AND RELATED PARTIES

                  Due from affiliates and related parties represents current amounts receivable from affiliates to cover their operating expenses.

         (F)      CLAIMS RESERVE FUNDS

                  Humana withholds a certain amount each month from the SPI and SPI Hillsborough centers' Part A capitation funding. This amount represents a "catastrophic reserve fund" to be utilized for the payment of the center's Part A costs in the event a center ceases operations and the incurred but not reported reserves are not adequate to reimburse providers for Part A services rendered. This amount is calculated monthly by Humana.

         (G)      DUE TO HUMANA

                  Due to Humana represents amounts advanced to SPI and SPI Hillsborough by Humana to cover certain operating expenses. No interest is charged by Humana. No due date is specified on the amounts advanced.

         (H)      PHYSICIAN CONTRACTS

                  SPI, SPI Hillsborough and Midwest have entered into employment agreements with its primary care physicians and into contracts with various independent physicians to provide specialty and other referral services both on a prepaid and a negotiated fee-for-service basis. Midwest has also entered into a consulting agreement with a physician. Prepaid physicians' service costs are based upon a fixed fee per member, payable on a monthly

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  basis. Such costs are included in the accompanying combined statements of income as salaries and related benefits.

         (I)      MALPRACTICE AND PROFESSIONAL LIABILITY INSURANCE

                  The Company maintains professional liability insurance on a claims-made basis through July 1996, including retrospective coverage for acts occurring since inception of its operations. Incidents and claims reported during the policy period are anticipated to be covered by the malpractice carrier. The Company intends to keep such insurance in force throughout the foreseeable future.

                  At December 31, 1995, there are no asserted claims against the Company that were not covered by the policy. Management of the Company has accrued approximately $181,100 for incidents which may have occurred but have yet to be identified under its incident reporting system, based on industry experience.

                  Physicians providing medical services to members are provided malpractice insurance coverage (claims-made basis), including retrospective coverage for acts occurring since their affiliation with the Company.

         (J)      MEMBERSHIP

                  Humana members assigned to SPI and SPI Hillsborough centers include approximately 3,100, and 4,200 Medicare members, respectively, and 3,400, and 5,300 commercial members, respectively, at December 31, 1995 and 1994. At December 31, 1995, Humana members assigned to the Midwest center include approximately 60 commercial and 200 Medicare members.

         (K)      STOP-LOSS FUNDING

                  The SPI and SPI Hillsborough centers are charged a stop-loss funding fee by Humana for the purpose of limiting a center's exposure to Part A costs and certain Part B costs associated with a member's health services. At December 31, 1995, Midwest was under a non-risk agreement with Humana, and as such no stop-loss funding fees were charged to the Midwest center.

                  For the year ended December 31, 1993, the stop-loss threshold which applies to Part A costs only, for Medicare members of SPI and SPI Hillsborough, was $20,000 and $25,000, respectively, per hospital stay within certain admitting-time criteria. For commercial members, the threshold is $15,000 for SPI and SPI Hillsborough per calendar year for both Part A and Part B costs. For the year ended December 31, 1994, the stop-

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  loss threshold, which applies to Part A costs only, for Medicare members was $28,000 for SPI and $32,600 for SPI Hillsborough per calendar year. For commercial members, the threshold is $20,000 for SPI and $28,000 for SPI Hillsborough per calendar year for both Part A and Part B costs. For the year ended December 31, 1995, the stop-loss threshold for both Part A and Part B costs for Medicare members was $40,000 per member per calendar year for both SPI and SPI Hillsborough. For commercial members, the stop-loss threshold for both Part A and Part B costs was $20,000 and $15,000 for SPI and SPI Hillsborough, respectively.

                  Since the SPI and SPI Hillsborough centers are not responsible for claims in excess of the threshold, income and the corresponding expense, both equal to the stop-loss funding are recognized by SPI and SPI Hillsborough. These amounts are included in revenue and medical expenses, respectively, in the accompanying combined statements of income. Stop-loss funding for the SPI and SPI Hillsborough centers for the years ended December 31, 1995, 1994 and 1993 was approximately $2,115,000, $1,919,000, and $956,000, respectively.

                  The Company is responsible for payment of medical servicers provided to is members by third party providers. As a result of its agreements with Humana, which limits the Company's exposure as to certain catastrophic and maternity claims, the Company is reimbursed for the amounts in excess of certain thresholds. Therefore, these amounts are shown as both revenues and expenses.

         (L)      MATERNITY FUNDING

                  The SPI and SPI Hillsborough centers are charged a maternity funding fee on commercial membership for the purpose of limiting the centers' exposure to Part A and Part B costs associated with a commercial member's pregnancy or related illness. Since the SPI and SPI Hillsborough centers are not responsible for claims in excess of the amount contributed to the maternity fund, income and expenses both equal to the maternity funding are recognized by SPI and SPI Hillsborough and are included in revenue and medical expenses, respectively, in the accompanying combined statements of income. Maternity funding for the SPI and SPI Hillsborough centers for the years ended December 31, 1995, 1994 and 1993 was approximately $825,000, $917,000, and $499,000, respectively. At December 31, 1995, Midwest was under a non-risk agreement with Humana and as such no maternity funding fees were charged to the Midwest center.

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (A)      PRINCIPLES OF CONSOLIDATION AND COMBINATION

                  The accompanying combined financial statements include the accounts of the companies listed in note 1(a) which are related through common ownership and management. All significant intercompany balances and transactions have been eliminated in the consolidation of MedExec, Inc. and subsidiaries, and the subsequent combination of MedExec, SPI and SPI Hillsborough.

         (B)      CASH AND CASH EQUIVALENTS

                  Cash and cash equivalents consist of demand deposits. For purposes of the combined statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

         (C)      PROPERTY AND EQUIPMENT

                  Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets.

         (D)      INVESTMENTS IN OTHER AFFILIATED ENTITIES

                  The Company accounts for equity investments with a percentage of ownership between 20 percent and 50 percent under the equity method of accounting, which requires the recognition by the Company of its pro rata share of the investee's income or loss. Equity investments of less than 20 percent are carried at cost.

         (E)      INTANGIBLE ASSETS

                  Intangible assets arose in business acquisitions. These intangibles are being amortized on a straight-line basis over five years. At December 31, 1995 and 1994, accumulated amortization was approximately $9,200 and $6,600, respectively.

         (F)      INCOME TAXES

                  MedExec, Inc. qualified as an S corporation for income tax purposes at December 31, 1995, and 1994. MedExec, Inc. uses accelerated depreciation methods for reporting

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  taxable   income  or  losses  which  are  passed   through  to
                  stockholders under the Company's S Corporation status. As stated in footnote 14 to these combined financial statements, effective January 1, 1996 MedExec's tax status automatically changed from an S Corporation to a C Corporation. The effect of this change will result in additional state and federal deferred income taxes attributable to the temporary differences at the time of change to be recorded as a deferred tax liability with a corresponding reduction in income. The deferred tax liabilities at December 31, 1995 and 1994 were approximately $13,500 and $126,000. The amount of the liability at December 31, 1995 would be payable in future years as the net cumulative temporary differences reverse.

                  SPI qualified as an S corporation for income tax purposes at December 31, 1993. In May 1994, the stockholders of SPI voluntarily revoked SPI's election to be treated as an S corporation pursuant to the Internal Revenue Code Section 1362(d).

                  Effective January 1, 1993, SPI Hillsborough and Dominion adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Effective May 1994, SPI adopted the provisions of SFAS No. 109. The adoption of SFAS No. 109 had no cumulative effect on the combined statements of income for the years ended December 31, 1994 and 1993. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                  Under federal income tax principles, the Company cannot file a consolidated income tax return. Thus, losses of one entity may not offset income of another entity within the controlled group.

         (G)      REVENUE AND MEDICAL COST RECOGNITION

                  Revenue from Humana for primary care, Part A, Part B and supplemental funds are recognized monthly on the basis of the number of Humana members assigned to the SPI and SPI Hillsborough centers and the contractually agreed-upon rates. The SPI and SPI Hillsborough centers receive monthly payments from Humana after all medical expenses paid by Humana on behalf of the SPI and SPI Hillsborough centers, estimated claims incurred but not reported and claims reserve fund balances have been determined. Medical expenses paid by Humana on behalf of the Company, accordingly, are included in the

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  combined statements of operations. During 1995, Midwest recognizes revenue based on the gross monthly guaranteed payment amount. The Midwest center receives a net monthly payment from Humana after all expenses paid by Humana on behalf of the Midwest center have been determined. In addition to Humana payments, the SPI, SPI Hillsborough and Midwest centers receive copayments from commercial members for each office visit, depending upon the specific plan and options selected and receive payments from non-Humana members on a fee-for-service basis.

                  Medical services are recorded as expenses in the period in which they are incurred. Accrued medical claims for SPI and SPI Hillsborough as reflected in the combined balance sheets are based upon costs incurred for services rendered prior to and up to the combined balance sheet date. Included are services incurred but not reported as of the combined balance sheet date based upon actual costs reported subsequent to the combined balance sheet date and a reasonable estimate of additional costs.

                  In the accompanying combined statements of operations, medical expenses include amounts paid to hospitals, nursing care and rehabilitative facilities, home health services, diagnostic services, pharmacy costs, physician referral fees, and hospital based physician costs.

         (H)      USE OF ESTIMATES

                  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

         (I)      RECLASSIFICATIONS

                  Certain amounts in the 1994 and 1993 financial statements have been reclassified to conform with the 1995 presentation.

(3)      INVESTMENTS IN OTHER AFFILIATED ENTITIES

         At December 31, 1993, MedExec had a 30 percent investment in HCO Networks, Inc. ("HCON"), a claims management company. MedExec has accounted for its initial investment of $300,000 under the equity method. For the years ended December 31, 1995, 1994 and 1993, MedExec's equity interest in the net income (loss) of HCON was approximately $50,000, $28,000 and ($150,000), respectively.

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

         At December 31, 1993, MedExec had an $800,000 investment in Midway Airlines ("Midway"), which represented approximately 16 percent ownership in Midway. The Company has accounted for its investment in Midway under the cost method. During the year ended December 31, 1994, the Company distributed as a dividend to its stockholders its investment in Midway. The recorded value of the investment approximated the fair value at the time of distribution.

         At December 31, 1995 and 1994, MedExec had a 55 percent interest in Dominion. Dominion has been consolidated in the accompanying combined financial statements.

         MedExec also has a 50 percent investment in SPI Managed Care of Broward, Inc. ("SPI Broward"), a health care management company, and a
         23.75 percent investment in Broward Managed Care, Inc. ("BMC"), which operates two Humana primary care health centers. At December 31, 1995 and 1994, MedExec's investment in SPI Broward and BMC is $0 under the equity method of accounting.

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(4)      PROPERTY AND EQUIPMENT, NET

         Property and equipment, net consists of the following:

                                                                   Estimated
                                          1995           1994      Useful Lives
                                          ----           ----      ------------

Medical and office equipment             $453,035       267,578    5 years
 Furniture and fixtures                    32,276        68,426    7 years
                                          -------       -------
                                          485,311       336,004
Less accumulated depreciation             187,251       128,805
                                          -------       -------

Property and equipment, net              $298,060       207,199
                                          =======       =======


(5)      LOAN PAYABLE TO HUMANA

         Loan payable to Humana represents funds advanced to Midwest for the purchase and installation of a computer system and related training. The loan is due by September 30, 2000 and is payable in monthly installments beginning the first month during which Midwest is at full risk under the terms of the Humana provider agreement. Monthly installments to Humana will be a minimum of 10 percent of any positive balance in Midwest's Part A fund. In the event no positive balance exists in the Part A fund on or at any time after September 30, 1996, Midwest shall make a minimum monthly payment of $1,268 until the loan is repaid. Interest is payable at 10 percent per year unless the note is paid in full by Midwest by September 30, 1996 at which point any interest owed to Humana will be waived. Management believes that it will repay the loan before September 30, 1996 and as such has not accrued any interest at December 31, 1995. The loan is secured by the computer equipment which has a book value of approximately $55,000 at December 31, 1995.

(6)      LOAN PAYABLE TO BANK

         At December 31, 1995, Midwest had a $200,000 unsecured line of credit bearing interest at prime. The line of credit is personally guaranteed by all of the stockholders of MedExec at December 31, 1995. The principal balance is due October 1, 1996, and interest is due monthly. At December 31, 1995, $100,000 was drawn under this line of credit and was used primarily for development costs relating to Midwest.

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(7)      LEASES

         Future minimum lease payments required under non cancelable operating leases at December 31, 1995 are as follows:

               Year ended                              Operating
              DECEMBER 31,                                LEASES

                  1996                                  $182,327
                  1997                                   188,584
                  1998                                   193,875
                  1999                                     3,968
               Thereafter                                     --
                                                        --------

            Total minimum lease payments                $568,754
                                                        ========

         Rent expense incurred under an assigned office lease agreement for the years ended December 31, 1995, 1994 and 1993 amounted to approximately $186,000, $70,000, and $54,000, respectively.

(8)      Capital Stock

         The shares' authorized, issued, related par value and additional paid-in capital for each of the combined companies at December 31, 1995 and 1994 are as follows:

                                                               Stock         Stock      Stock total      Additional
                                                             Authorized     Issued       par value    paid-in capital
                                                             ----------     ------       ---------    ---------------

          MedExec, Inc.                                           500          500      $     500               700
          SPI Managed Care, Inc.                                  500          500            500               500
          SPI Managed Care of Hillsborough
          County, Inc.                                          1,000          500            500                --
                                                                                           ------              -----

                                                                                         $  1,500             1,200
                                                                                            =====             =====


(9)      RELATED PARTY TRANSACTIONS

         The Company paid salaries to stockholders of approximately $1,389,000, $772,600, and $652,000 which are included in the combined statements of income for the years ended December 31, 1995, 1994 and 1993, respectively.

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

         The Company recorded $111,459 and $225,288 in administration fee revenue from SPI Broward during the years ended December 31, 1995 and 1994, respectively.

         The Company recorded approximately $162,000 and $116,050 in utilization revenue from BMC during the years ended December 31, 1995 and 1994, respectively.

         The Company had receivables from affiliates and related parties of $59,023 and $196,745 at December 31, 1995 and 1994, respectively, and a payable to related parties of $4,458 at December 31, 1995.

(10)     FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amount of financial instruments including cash, accounts receivable, prepaid expenses and other current assets, accounts payable and other accrued expenses, loan payable to Humana and loan payable to bank approximate fair value at December 31, 1995 because of the short maturity of these instruments.

(11)     RETIREMENT PLANS

         The Company sponsors 401(k) plans (the "Plans"). Employees who have worked a minimum of six months or 1,000 hours and are at least 21 years of age may participate in the Plans. Employees may contribute up to 14 percent of their annual salary, not to exceed $9,240 in 1995 and 1994, and $8,994 in 1993, to the Plans. The Company's matching contribution is 25 cents for each dollar of the employee's elected contribution, up to four percent of the employee's annual salary. The Company's matching contribution was approximately $21,000, $14,000, and $8,000 in 1995, 1994 and 1993, respectively.

(12)     INCOME TAXES

         Income tax expense consists of the following:

                                             1995          1994         1993
                                             ----          ----         ----
            Current expense (benefit):

                 federal and state          $(120,279)     60,000        --
            Deferred expense (benefit)        120,279     (60,000)       --
                                              -------     -------     ------

                                            $    --           --         --
                                              =========    ========    ======

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

A reconciliation of income tax expense and the amount that would be computed using the statutory federal income tax rate is as follows:

                                             1995                    1994                 1993
                                      ----------------------   --------------------    --------------

                                      Amount    Percent        Amount    Percent      Amount     Percent
                                      ------    -------        ------    -------      ------     -------

Tax expense (benefit)at the
statutory rate                       (137,839)    (34%)         463,645     34%        272,967       34%

S corporation income taxed
at the stockholder level               95,277      23%         (532,270)   (39)%      (292,767)     (37)%

Change in the beginning-
of-the year balance of the
valuation allowance for
deferred tax assets
allocated to income tax
expense                                42,562      11%           68,625       5%         19,800       3%
                                     --------     ---         ---------   -----       ---------    ----

                                    $    --        --              --        --            --        --
                                     ========     ===         =========   ======      =========    =====

The tax effects of temporary differences that give rise to a significant portion of the deferred tax assets and deferred tax liabilities of those entities for which no Subchapter S election is in effect at December 31, 1995 and 1994, are presented as follows:

                                                                                      1995           1994
                                                                                      ----           ----
                Deferred tax assets:

                  Revenue and expenses recognized for financial
                      reporting purposes in a different period than
                      for income tax purposes                                    $    7,646          127,925
                  Net loss carryforward                                             123,341           20,500
                                                                                    -------          -------
                      Total deferred tax assets                                     130,987          148,425

                    Less valuation allowance                                       (130,987)         (88,425)
                                                                                   --------         --------

                      Net deferred tax asset                                           --              60,000

                Deferred tax liabilities                                               --                --
                                                                                    =======           ======

                      Net deferred tax asset                                     $     --             60,000
                                                                                    =======           ======


                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

         The valuation allowance for deferred tax assets as of January 1, 1994 was $19,800. The net change in the valuation allowance for the years ended December 31, 1995 and 1994 is $42,562 and $68,625, respectively. The Company reclassed $60,000 of its deferred tax asset as of December 31, 1995 to current tax receivable upon utilization of its net operating loss.

         At December 31, 1995, the companies not qualifying as S corporations, collectively had a net operating loss carryforward of approximately $486,000 for tax purposes, which expire in 2009.

(13)     COMMITMENTS AND CONTINGENCIES

         (A)      GOVERNMENTAL REGULATION

                  The Company's operations have been and may continue to be affected by various forms of governmental regulation and other actions. It is presently not possible to predict the likelihood of any such actions, the form which such actions may take, or the effect such actions may have on the Company.

         (B)      STOCKHOLDER AGREEMENTS

                  The Company entered into employment agreements and change in control severance agreements with the stockholders during 1994. Such agreements are in effect through April 1, 1999.

(14)     SUBSEQUENT EVENTS

         Effective January 1, 1996, the Company entered into an agreement with First Medical Corporation ("FMC"). All of the outstanding shares of the Company were converted into shares of FMC. In exchange for and in conversion of all of the issued and outstanding shares of the Company, FMC has issued and delivered common shares of FMC to the stockholders of the Company.

         Effective January 2, 1996, the Company acquired an additional one percent interest in SPI Broward from Broward Medical Management ("BMM") for $1.00 and an equal split of the profits of SPI Broward. Effective January 2, 1996, the Company acquired an additional 27.25 percent interest in Broward Managed Care from BMM for $100,000.

         Effective January 1, 1996, the MedExec tax status automatically changed from an S Corporation to a C Corporation as a result of its merger into FMC. See Note 2(f) above.

         On April 4, 1996, the Company sold its investment in HCON for $300,000, resulting in a gain of $40,967.

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

         Effective February 1, 1996, the Company began operations in its Durham center located in Houston, Texas.

         The Company has entered into various employment and management services agreements throughout 1996.

(15)     OTHER MATTERS


         In October, 1996 FMC entered into a merger agreement with The Lehigh Group, Inc. ("Lehigh") whereby upon merger FMC would control approximately 96 percent of the merged company. In connection with the proposed merger, which is subject to stockholder approval of both companies, FMC and Lehigh have been named in a lawsuit. In the opinion of FMC and its legal counsel, such suit will not have a material effect on the financial statements of FMC, if not resolved favorably.

         In June, 1996 FMC entered into a subscription agreement with Generale De Sante International, PLC ("GDS") by which GDS has the right to purchase various percentages of interest in both FMC and its subsidiaries.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Broward Managed Care, Inc.:

We have audited the accompanying balance sheets of Broward Managed Care, Inc. as of December 31, 1995, and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We  conducted  our  audit  in  accordance  with  generally   accepted  auditing
standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Broward Managed Care, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


/s/ KPMG PEAT MARWICK LLP

Miami, Florida
May 17, 1996

                           BROWARD MANAGED CARE, INC.

                                  BALANCE SHEET

                                December 31, 1995

                                     ASSETS

Current assets:
      Cash and cash equivalents                                                      $  201,324
      Humana IBNR receivable                                                          2,610,941
      Claims reserve funds                                                              174,842
      Other receivable                                                                    1,514
                                                                                      ---------

                          Total current assets                                        2,988,621

Property and equipment, net                                                              93,843
                                                                                     ----------

                                                                                     $3,082,464
                                                                                      =========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:

      Accounts payable and other accrued expenses                                       666,169
      Accrued medical claims, including amounts incurred but not reported             2,332,102
      Due to Humana                                                                      99,237
      Due to related parties                                                            134,986
      Income taxes payable                                                               10,085
                                                                                      ---------

                          Total current liabilities                                   3,242,579
                                                                                      ---------

Commitments and contingencies

Stockholders' deficit:

      Capital stock, $.01 par value. Authorized 1,000 shares; issued and outstanding 500 shares
                                                                                              5

      Accumulated deficit                                                              (160,120)
                                                                                     -----------

                          Total stockholders' deficit                                  (160,115)
                                                                                     ----------
                                                                                     $3,082,464
                                                                                     ==========

See accompanying notes to financial statements.

                           BROWARD MANAGED CARE, INC.

                             STATEMENT OF OPERATIONS

                          Year ended December 31, 1995

Revenue                                                          $26,234,531
Medical expenses                                                  23,632,301
                                                                  ----------

                          Gross profit                             2,602,230

Operating expenses:

      Salaries and related benefits                                  894,456
      Depreciation and amortization                                   17,909
      Other                                                        1,515,054
                                                                  ----------

                          Total operating expenses                 2,427,419
                                                                  ----------

Income before income taxes                                           174,811

Income tax expense                                                    10,085
                                                                 -----------
                          Net income                             $   164,726
                                                                  ==========


See accompanying notes to financial statements.

                           BROWARD MANAGED CARE, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT

                          Year ended December 31, 1995

                                                                 Total
                                  Capital      Accumulated    stockholder's
                                   stock       deficit           deficit

Balance, December 31, 1994         $  5        (324,846)      (324,841)

      Net income                      -         164,726        164,726
                                      -         -------        -------

Balance, December 31, 1995         $  5        (160,120)      (160,115)
                                      =         =======        =======


See accompanying notes to financial statements.

                           BROWARD MANAGED CARE, INC.

                             STATEMENT OF CASH FLOWS

                          Year ended December 31, 1995


Cash flows from operating activities:
      Net income                                                              $    164,726
      Adjustments to reconcile net income to net cash used in operating activities:
         Depreciation and amortization                                              17,909
         Decrease (increase) in assets:
           Humana IBNR receivable                                                1,104,052
           Claims reserve funds                                                   (174,842)
           Other receivable                                                         (1,514)
         Decrease in liabilities:
           Accounts payable and other accrued expenses                              (2,298)
           Accrued medical claims, including amounts incurred but not
             reported                                                             (949,597)
           Due to Humana                                                          (141,303)
           Due to related parties                                                  (73,676)
                                                                               ------------
               Net cash used in operating activities                               (56,543)
                                                                               ------------

Cash flows from investing activities:

   Capital expenditures                                                            (69,250)
                                                                                -----------

         Net cash used in investing activities                                     (69,250)
                                                                                ----------

Decrease in cash and cash equivalents                                             (125,793)

Cash and cash equivalents, beginning of year                                       327,117
                                                                                ----------

Cash and cash equivalents, end of year                                        $    201,324
                                                                                ==========


See accompanying notes to financial statements.

                           BROWARD MANAGED CARE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 1995

(1)         ORGANIZATION AND OPERATIONS

            (A)      ORGANIZATION

                     Broward Managed Care, Inc. ("BMC") was incorporated in the state of Florida on January 21, 1994 and is owned 71.25 percent by Broward Medical Management, Inc. ("BMM"), 23.75 percent by MedExec, Inc. ("MedExec") and 5 percent by the medical director of the BMC centers.

                     BMC provides health care services subject to affiliated provider agreements entered into with Humana Medical Plan, Inc.; Humana Health Plan of Florida, Inc.; and Humana
                     Health Insurance Company of Florida, Inc. and their affiliates (collectively known as "Humana"). Health services are provided to Humana members through BMC's primary care medical centers and BMC's network of physicians and health care specialists. For the year ended December 31, 1995, approximately 99 percent of BMC's revenue is from such agreements with Humana.

                     BMC  operates  two  centers  in  Broward  County,   Florida
                     (collectively known as the "BMC centers"): in Margate ("Margate") and in Plantation ("Plantation").

                     SPI Managed Care of Broward, Inc. ("SPI Broward") was incorporated in the state of Florida on July 15, 1992, and manages Margate and Plantation.

            (B)      AFFILIATED PROVIDER AGREEMENTS

                     Effective February 1, 1994 and May 1, 1994, BMC through Margate and Plantation, respectively, entered into provider agreements with Humana, which will continue indefinitely unless terminated according to certain provisions of the agreements. Such agreements specify that either party may elect to terminate the agreements, with or without cause, at any time upon giving 60 days written notice. In addition, these agreements may be terminated by mutual written consent of both parties at any time. Amendments to the original provider agreements with Humana were entered into effective September 1, 1994 under full-risk agreements for Margate and Plantation.

                     Services to be provided by the BMC centers include medical and surgical services, including all procedures furnished in a physician's office, such as x-rays, nursing services, blood work and other incidentals, drugs and medical supplies. The BMC centers are responsible for providing all such services and for directing and authorizing all other care, including emergency and inpatient care for Humana members. The BMC centers are also financially responsible for all out-of-area care rendered to a member and provide direct care as soon as the member is able to return to the designated medical center.

                     Humana has agreed to pay the BMC centers monthly for services provided to members based on a predetermined amount per member ("capitation"), comprised of in-hospital services and other services defined by contract ("Part A"), in-office ("Primary") and other medical services defined by the agreements ("Part B").

                                                                     (Continued)

            (C)      HUMANA IBNR RECEIVABLE

                     Humana withholds a certain amount each month from the BMC centers' Part A, Part B and supplemental funding in order to cover claims incurred but not reported or paid. This amount is to be used by Humana to pay the centers' Part A, Part B and supplemental costs. The amounts withheld by Humana to cover incurred but not reported on paid claims varies by center based on the history of the respective center and is determined solely by Humana. The amounts withheld are used to pay the centers' medical claims which Humana pays on the centers' behalf. The remaining amount after claims have been paid is remitted to the Company [see note 1(d)].

            (D)      CLAIMS RESERVE FUNDS

                     Humana withholds a certain amount each month from the BMC centers' Part A capitation funding. This amount represents a "catastrophic reserve fund" to be utilized for the payment of the centers' Part A costs in the event a center ceases operations and the incurred but not reported reserves are not adequate to reimburse providers for Part A services rendered. This amount is calculated monthly by Humana.

            (E)      DUE TO HUMANA

                     Due to Humana represents amounts advanced to BMC by Humana to cover certain operating expenses. No interest is charged by Humana. No due date is specified on the amounts advanced.

            (F)      DUE TO RELATED PARTIES

                     Due to related parties represents current amounts payable to MedExec for operating expenses covered by MedExec.

            (G)      PHYSICIAN CONTRACTS

                     BMC has entered into employment agreements with its primary care physicians and has entered into contracts with various independent physicians, to provide specialty and other referral services both on a prepaid and a negotiated fee-for-service basis. Prepaid physicians' service costs are based upon a fixed fee per member, payable on a monthly basis. Such costs are included in the accompanying statement of operations as salaries and related benefits.

            (H)      MALPRACTICE AND PROFESSIONAL LIABILITY INSURANCE

                     BMC maintains professional liability insurance on a claims-made basis through July 1996, including retrospective coverage for acts occurring since the inception of its operations. Incidents and claims reported during the policy period are anticipated to be covered by the malpractice carrier. BMC intends to keep such insurance in force throughout the foreseeable future.

                     At December 31, 1995, there are no asserted claims against BMC that were not covered by the policy. Management of BMC has accrued approximately $189,700 for incidents which may have occurred but have yet to be identified under its incident reporting system, based on industry experience.

                     Physicians providing medical services to members are provided malpractice insurance coverage (claims-made basis), including retrospective coverage for acts occurring since their affiliation with BMC.

            (I)      MEMBERSHIP

                     At December 31, 1995, Humana members assigned to the BMC centers include approximately 3,000 Medicare members and 7,400 commercial members.

            (J)      STOP-LOSS FUNDING

                     The BMC centers are charged a stop-loss funding fee by Humana for the purpose of limiting a center's exposure to Part A costs and certain Part B costs associated with a member's health services.

                     For the year ended December 31, 1995, the stop-loss threshold, which applies to both Part A and Part B costs for Medicare members, was $40,000 per member per calendar year. For commercial members, the stop-loss threshold for both Part A and Part B costs was $20,000 per calendar year.

                     Since the BMC centers are not responsible for claims in excess of the threshold, income and the corresponding expense, both equal to the stop-loss funding are recognized by BMC. These amounts are included in revenue and medical expenses, respectively, in the accompanying statement of operations. For the year ended December 31, 1995, stop-loss funding for the BMC centers was approximately $2,742,000.

            (K)      MATERNITY FUNDING

                     The BMC centers are charged a maternity funding fee on commercial membership for the purpose of limiting the centers' exposure to Part A and Part B costs associated with a commercial member's pregnancy or related illness. Since the BMC centers are not responsible for claims in excess of the amount contributed to the maternity fund, income and expenses both equal to the maternity funding are recognized by BMC and are included in revenue and medical expenses, respectively, in the accompanying statement of operations. For the year ended December 31, 1995, maternity funding for the BMC centers was approximately $2,473,000.

(2)         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            (A)      CASH AND CASH EQUIVALENTS

                     Cash and cash equivalents consist of demand deposits. For purposes of the statement of cash flows, BMC considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

        (B)      REVENUE AND MEDICAL COST RECOGNITION

                     Revenue from Humana for primary care, Part A, Part B and supplemental funds are recognized monthly on the basis of the number of Humana members assigned to the BMC centers and the contractually agreed-upon rates. The BMC centers receive monthly payments from Humana after all medical expenses paid by Humana on behalf of the BMC centers, estimated claims incurred but not reported and claims reserve fund balances have been determined. Medical expenses paid by Humana on behalf of the Company, accordingly, are included in the accompanying statement of operations. In addition to Humana payments, the BMC centers receive copayments from commercial members for each office visit depending upon the specific plan and options selected and receive payments from non-Humana members on a fee-for-service basis.

                     Medical services are recorded as expenses in the period in which they are incurred. Accrued medical claims as reflected in the balance sheet are based upon costs incurred for services rendered prior to and up to the balance sheet date. Included are services incurred but not reported as of the balance sheet date based upon actual costs reported subsequent to the balance sheet date and a reasonable estimate of additional costs. In the accompanying statement of operations medical expenses include amounts paid to hospitals, nursing care and rehabilitation facilities, home health services, diagnostic services, pharmacy costs, physician referral fees and hospital-based physician costs.

            (C)      PROPERTY AND EQUIPMENT

                     Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets.

            (D)      INCOME TAXES

                     Effective  January  1994,  BMC  adopted the  provisions  of
                     Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

            (E)      USE OF ESTIMATES

                     Management  of BMC  has  made a  number  of  estimates  and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3)         PROPERTY AND EQUIPMENT, NET

            Property and equipment, net consists of the following:

                                                                   Estimated
                                                                   useful lives
                                                                   ------------

              Computer equipment                   $113,132           5 years
              Medical and office equipment            5,886           5 years
                                                    -------
                                                    119,018

              Less accumulated depreciation          25,175
                                                   ---------
              Property and equipment, net          $ 93,843
                                                    =======

(4)         RELATED PARTY TRANSACTIONS

            At December 31, 1995, BMC had a payable of $134,986 to related parties for operating expenses paid by MedExec on BMC's behalf.

            BMC recorded approximately $162,000 in utilization expenses to MedExec during the year ended December 31, 1995.

(5)         FAIR VALUE OF FINANCIAL INSTRUMENTS

            The carrying amount of financial instruments including cash, other receivables, and accounts payable and other accrued expenses approximates fair value at December 31, 1995 because of the short maturity of these instruments.

(6)         RETIREMENT PLANS

            BMC sponsors 401(k) plans (the "Plans"). Employees who have worked a minimum of six months or 1,000 hours and are at least 21 years of age may participate in the Plans. Employees may contribute up to 14 percent of their annual salary, not to exceed $9,240 in 1995, to the Plans. BMC's matching contribution is 25 cents for each dollar of the employee's elected contribution, up to four percent of the employee's annual salary. BMC's matching contribution was approximately $14,000 for the year ended December 31, 1995.

(7)         INCOME TAXES

            Income tax expense consists of the following:

                       Current:
                             Federal             $ 7,590
                             State                 2,495
                                                 -------
                                                 $10,085
                                                 =======

                           BROWARD MANAGED CARE, INC.

                          NOTES TO FINANCIAL STATEMENTS

            A reconciliation of income tax expense and the amount that would be computed using the statutory federal income tax rate is as follows:

                Tax expense at the statutory rate                 $ 59,436
                Change in the beginning-of-the-year
                   balance of the valuation
                   allowance for deferred tax assets
                   allocated to income tax expense                 (22,000)
                State taxes, net of related federal
                   benefit                                           6,346
                Other                                              (24,813)
                Decrease in tax liability due to
                  graduated federal tax rates                       (8,884)
                                                                   --------

                                                                  $ 10,085
                                                                   ========

            There are no deferred tax assets or liabilities at December 31, 1995.

            The valuation allowance for deferred tax assets at January 1, 1995 was $22,000. The net change in the valuation allowance for the year ended December 31, 1995 is $22,000.

(8)         GOVERNMENTAL REGULATION

            BMC's operations have been and may continue to be affected by various forms of governmental regulation and other actions. It is presently not possible to predict the likelihood of any such actions, the form which such actions may take, or the effect such actions may have on BMC.

(9)         SUBSEQUENT EVENTS

            Effective January 2, 1996, MedExec purchased an additional 71.25 percent interest in BMC from BMM.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
SPI Managed Care of Broward, Inc.:

We have audited the accompanying balance sheets of SPI Managed Care of Broward, Inc. as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SPI Managed Care of Broward, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ KPMG PEAT MARWICK LLP

Miami, Florida
May 17, 1996

                        SPI MANAGED CARE OF BROWARD, INC.

                                 BALANCE SHEETS

                           December 31, 1995 and 1994

                            ASSETS                     1995           1994
                            ------                     ----           ----

Cash and cash equivalents                            $ 20,119          46,762
Due from affiliates and related parties, net           85,303             -
Deferred tax asset                                        -            10,060
                                                      -------          ------
                          Total current assets        105,422          56,822

Furniture and equipment, net                           10,903          14,377
Other assets                                              760             760
                                                      -------          ------
                                                     $117,085          71,959
                                                      =======          ======

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Liabilities:

      Accounts payable and accrued expenses            14,442           7,760
      Due to affiliates and related parties, net          -            71,014
      Income taxes payable                             11,643             -
      Deferred tax liabilities                         29,473          10,060
                                                      -------          ------
                          Total current liabilities    55,558          88,834
                                                      -------          ------

Commitments and contingencies

Stockholders' equity (deficit):

      Capital stock, $.01 par value.
       Authorized 1,000 shares; issued
       and outstanding 500 shares                           5               5
      Retained earnings (accumulated deficit)          61,522         (16,880)
                                                       ------         -------

         Total stockholders' equity (deficit)          61,527         (16,875)
                                                       ------         --------



                                                     $117,085          71,959
                                                      =======          ======

See accompanying notes to financial statements.

                        SPI MANAGED CARE OF BROWARD, INC.

                            STATEMENTS OF OPERATIONS

                     Years ended December 31, 1995 and 1994

                                                     1995             1994
                                                     ----             ----

Management consulting fee income                    $579,951         682,601

Operating expenses:

      Consulting fees to stockholders                222,660         450,576
      Salaries                                       163,132         137,707
      Depreciation                                     3,474           3,165
      Other                                           71,167          91,153
                                                     --------        --------

              Total operating expenses               460,433         682,601
                                                     -------         -------

Income before income taxes                           119,518            -

Income tax expense                                    41,116             -
                                                     -------          ----
               Net income                           $ 78,402             -
                                                     ========         ====

See accompanying notes to financial statements.

                        SPI MANAGED CARE OF BROWARD, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                     Years ended December 31, 1995 and 1994

                                                                     Total
                                                   Accumulated    stockholders'
                                         Capital    earnings        equity
                                          stock     (deficit)      (deficit)
                                          -----     ---------      ---------

Balance, December 31, 1993                 $  5     (16,880)        (16,875)

      Net income                              -           -               -
                                           ----     --------        --------
Balance, December 31, 1994                    5     (16,880)        (16,875)

      Net income                              -      78,402          78,402
                                           ----     -------          ------

Balance, December 31, 1995                 $  5      61,522          61,527
                                           ====     =======          ======

See accompanying notes to financial statements.

                        SPI MANAGED CARE OF BROWARD, INC.

                            STATEMENTS OF CASH FLOWS

                     Years ended December 31, 1995 and 1994

                                                                     1995        1994
                                                                     ----        ----

Cash flows from operating activities:
  Net income                                                         78,402         -
  Adjustments to reconcile net income to net cash (used in)
      provided by operating activities:
        Depreciation and amortization                                  3,474      3,165
        Deferred income taxes                                         29,473        -
        Change in assets and liabilities:
          Accounts payable and accrued expenses                        6,682      7,760
          Due to affiliates and related parties, net                (156,317)    44,201
          Income taxes payable                                        11,643        -
                                                                     ------     -------

             Net cash (used in) provided by operating activities     (26,643)    55,126
                                                                     -------    -------
Cash flows from investing activities:
      Capital expenditures                                                -     (11,171)
                                                                     -------     ------
(Decrease) increase in cash and cash equivalents                     (26,643)    43,955

Cash and cash equivalents, beginning of year                          46,762      2,807
                                                                      ------     -------
Cash and cash equivalents, end of year                               $20,119     46,762
                                                                      ======     ======



See accompanying notes to financial statements.

                        SPI MANAGED CARE OF BROWARD, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 1995 and 1994

                                                                     (Continued)

(1)         ORGANIZATION AND OPERATIONS

            SPI Managed Care of Broward County, Inc. ("SPI Broward"), incorporated in the state of Florida on July 15, 1992, is owned 50 percent by MedExec, Inc. ("MedExec") and 50 percent by Broward Medical Management, Inc. ("BMM").

            SPI Broward has management services agreements with an affiliate of BMM and a nonaffiliated multispecialty group practice to manage their managed care divisions.

            MedExec and BMM provide management consulting services to SPI Broward. The cost of such services are included in the statement of operations as consulting fees to stockholders.

(2)         SUMMARY  OF SIGNIFICANT ACCOUNTING POLICIES

            (A)      CASH AND CASH EQUIVALENTS

                     Cash and cash equivalents consist of demand deposits. For purposes of the statements of cash flows, SPI Broward considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

            (B)      FURNITURE AND EQUIPMENT

                     Furniture and equipment are stated at cost. Depreciation on furniture and equipment is calculated on the straight-line method over the estimated useful lives of the assets.

            (C)      DUE TO AFFILIATES AND RELATED PARTIES, NET

                     Due to affiliates and related parties, net represents amounts paid by affiliates and related parties to cover certain SPI Broward operating expenses. The amounts bear no interest and have no due date.

            (D)      REVENUE RECOGNITION

                     Revenue is recognized monthly on the basis of the number of members managed at contractually agreed upon rates, adjusted by the profits and losses of the respective companies managed.

                     SPI Broward receives monthly and quarterly payments based on the above agreements.

            (E)      INCOME TAXES

                     Under the  asset  and  liability  method  of  Statement  of
                     Financial Accounting Standards No. 109 ("SFAS No. 109"), deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

            (F)      USE OF ESTIMATES

                     Management of SPI Broward has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3)         FURNITURE AND EQUIPMENT, NET

            Furniture and equipment, net consists of the following:

                                                                 Estimated
                                             1995        1994    useful life
                                             ----        ----    -----------

           Furniture                        2,612        2,612   7 years
           Equipment                       15,513       15,513   5 years
                                           ------       ------
                                           18,125       18,125
           Less accumulated depreciation    7,222        3,748
                                           -------      -------

           Furniture and equipment, net    10,903       14,377
                                           ======       ======

(4)         RELATED-PARTY TRANSACTIONS

            At December 31, 1995, SPI Broward had a net receivable from affiliates and related parties of $85,303 and a net payable to related parties of $71,014 at December 31, 1994.

            At December 31, 1995 and 1994, consulting fees to stockholders represents SPI Broward's payment of approximate $111,000 and $225,000, respectively, to each of its stockholders, MedExec and BMM.

(5)         FAIR VALUE OF FINANCIAL INSTRUMENTS

            The carrying amount of financial instruments including cash, and accounts payable and accrued expenses approximate fair value at
            December   31,  1995   because  of  the  short   maturity  of  these
            instruments.

(6)         RETIREMENT PLANS

            SPI Broward sponsors 401(k) plans (the "Plans"). Employees who have worked a minimum of six months or 1,000 hours and are at least 21 years of age may participate in the Plans. Employees may contribute up to 14 percent of their annual salary, not to exceed $9,240 in 1995 and 1994, to the Plans. SPI Broward's matching contribution is 25 cents for each dollar of the employee's elected contribution, up to four percent of the employee's annual salary.

            SPI Broward's matching contribution was approximately $4,300 and $100 in 1995 and 1994, respectively.

(7)         INCOME TAXES

            Income tax benefit consists of the following:

                                                   1995             1994
                                                   ----             ----

            Current (benefit) expense            $11,643               -
            Deferred expense (benefit)            29,473               -
                                                  ------            ----

                                                 $41,116               -
                                                  ======            ====

            A reconciliation of income tax expense and the amount that would be computed using the statutory federal income tax rate is as follows:

            Tax expense at statutory rate                    $40,637
            State taxes, net of federal benefit                4,339
            Other                                              5,799
            Increase in tax liability due to graduated
             federal tax rates                                (9,659)
                                                              -------
                                                             $41,116
                                                              =======

            The tax effects of temporary differences that give rise to a significant portion of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are as follows:

                                                             1995         1994
                                                             ----         ----
            Deferred tax assets:

               Total deferred tax assets                    $    -       10,060

             Less valuation allowance                            -         -
                                                             -----       ------
               Net deferred tax asset                            -       10,060

             Revenue and expenses recognized for financial       -         -
              reporting purposes in a different period than for income tax purposes



            Deferred tax liabilities                        (29,473)     10,060
                                                            -------      ------
                   Net deferred tax (liability) asset       (29,473)     10,060
                                                             ======     =======

            There was no valuation allowance at December 31, 1995 and 1994, and there was no change in the valuation allowance for the year ended December 31, 1995.

(8)         SUBSEQUENT EVENTS

            Effective January 2, 1996, MedExec acquired an additional fifty percent interest in SPI Broward from BMM.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To The Board of Directors and Shareholders of
The Lehigh Group Inc.:

We have audited the accompanying consolidated balance sheets of The Lehigh Group Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. We have also audited the schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Lehigh Group Inc. and subsidiaries at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Also in our opinion, the schedule presents fairly, in all material respects, the information set forth therein.

                                                  /S/ BDO SEIDMAN, LLP
                                                  --------------------
                                                      BDO Seidman, LLP

New York, New York
February 18, 1997

LEHIGH GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                                         December 31,
                                                                             1996                        1995

------------------------------------------------------------------------------------------------------------------------
                                                                         (in thousands except for per share data)

 ASSETS

 Current assets:

Cash and cash equivalents                                                  $  471                         $  347
 Accounts receivable, net of allowance for                                  3,581                          4,335
  doubtful accounts of $342 and $174 (Notes 6 and 10)

Inventories (Note 6)                                                        1,215                          1,823
Prepaid expenses and other current assets                                     279                             22
                                                                          -------                        -------

  Total current assets                                                      5,546                          6,527

 Property, plant and equipment, net of                                         50                             61
  accumulated depreciation and amortization
  (Note 5 and 6)

Other assets                                                                   29                             34
                                                                          -------                        -------

  Total assets                                                             $5,625                         $6,622
                                                                           ======                         ======





The accompanying notes to consolidated financial statements are an integral part of these financial statements.

THE LEHIGH GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                                         December 31,
                                                                            1996                          1995
--------------------------------------------------------------------------------------------------------------------------
                    `                                                    (in thousands except for per share data)

LIABILITIES AND SHAREHOLDERS'

EQUITY

Current liabilities:

Current maturities of long-term debt (Note 6)                              $  390                           $  510
Note payable -bank (Note 6)                                                    --                              360
Accounts payable                                                              954                            1,839
Accrued expenses and other current liabilities (Notes 5, 6 and 8)           1,642                            1,381
                                                                           ------                            -----

  Total current liabilities                                                 2,986                            4,090
                                                                            -----                            -----

Long-term debt, net of current maturities                                   2,725                            2,080
                                                                            -----                           ------
  (Note 6)

Deferred credit applicable to the sale of continued                           --                               250
                                                                          -------                          -------
  operations (Note 4)

Commitments and Contingencies (Notes 6 and 8)

Shareholders' equity (Deficit)

Preferred stock, par value $.001; authorized
  5,000,000 shares, none  issued                                                --                                --

Common stock, par value $.001 authorized shares  100,000,000 , in 1996 and 1995;
  shares issued 10,339,250 in 1996 and 1995
   which excludes    3,016,249 and 3,016,249
  shares held as treasury stock in  1996 and
  1995 , respectively                                                          11                               11
Additional paid-in capital (Note 6)                                       106,594                          106,594
Accumulated deficit from January 1, 1986                                 (105,037)                        (104,749)
Treasury stock - at cost                                                   (1,654)                          (1,654)
                                                                        ---------                        ---------
         Total shareholders' equity (Deficit)                                 (86)                             202
                                                                        ----------                        ---------

   Total liabilities and shareholders' equity (Deficit)                   $ 5,625                          $ 6,622
                                                                          =======                          =======



The accompanying notes to consolidated financial statements are an integral part of these financial statements.

THE LEHIGH GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31,                                                              1996           1995            1994
--------------------------------------------------------------------------------------------------------------------------------
                                                                                       (in thousands except for per share
                                                                                                      data)

Revenues earned (Note 10)                                                           $10,446         $12,105         $12,247

Costs of   revenues earned                                                            7,134           8,628           8,577
                                                                                     ------          ------          ------
Gross Profit                                                                          3,312           3,477           3,670

Selling, general and administrative expenses                                          3,874           3,994           4,187
                                                                                     ------          ------          ------

Operating loss                                                                        (562)           (517)           (517)
                                                                                    -------         -------         -------

Other income (expense):

   Interest expense                                                                   (471)           (433)           (398)
   Interest and other income (Note 6)                                                   113             392             505
                                                                                      -----          ------           -----
                                                                                      (358)            (41)             107
                                                                                     ------         -------           -----

 Loss before discontinued operations  and

   extraordinary item                                                                 (920)           (558)           (410)
 Income  from  discontinued operations (Note                                            250             250           5,000
                                                                                      -----           -----           -----
4)

 Income (loss) before extraordinary item                                              (670)           (308)           4,590
 Extraordinary item:
   Gain  on early extinguishment of debt
   (Note 6)                                                                             382              --              --
                                                                                      -----          ------          ------

Net  income (loss)                                                                 $  (288)        $  (308)         $ 4,590
                                                                                   ========        ========         =======

 EARNINGS PER  SHARE - PRIMARY AND FULLY
DILUTED

   Loss before discontinued  operations   and

         extraordinary item                                                        $ (0.09)       $  (0.05)        $ (0.04)
   Income from discontinued operations                                                0.02            0.02            0.49
   Income (loss) before extraordinary item                                           (0.07)          (0.03)           0.45
   Net Income (loss)                                                                 (0.03)          (0.03)           0.45

Weighted average  Common Shares

and share equivalents outstanding

   Primary and Fully diluted                                                         10,339,250  10,339,250      10,169,000
                                                                                   ============  ==========      ==========

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

THE LEHIGH GROUP INC. AND SUBSIDIARIES
CONSOLIDATED  STATEMENTS OF CHANGES  IN SHAREHOLDERS' EQUITY (DEFICIT)

Years Ended December 31, 1996, 1995 and 1994
-----------------------------------------------------------------------------------------------------------------------------------


                                 (in thousands)
                                 Preferred Stock          Common Stock
                                 --------------     -------------------

                                                                              Additional                      Treasury
                                Number of                Number               Paid-In      Deficit From       Stock At
                                 Shares      Amount    of Shares    Amount    Capital      Jan. 1, 1986         Cost       Total
                              ------------  -------    --------   --------   ----------     ------------     -----------  ---------


Balance January 1,  1994           --         $--      7,658         $11     $105,575      $(109,031)         $(1,654)    $(5,099)

Issuance of common
  stock in connection
  with private placement                               2,681                    1,019                                        1,109

                                   --        $ --         --          --                        4,590               --     $ 4,590
                                  ---      ------     ------      ------       ------    ------------           ------    --------
Net Income                                                                               ------------                     -------

Balance December 31, 1994                      --     10,339         $11     $106,594      $(104,441)         $(1,654)      $  510
                                  ===      ======     ======         ===     ========     ===========         ========      ======

Net Loss                           --          --         --          --                  $     (308)               --      $(308)
                                  ---      ------     ------      ------       ------     -----------          -------    --------

Balance December 31, 1995                    $ --     10,339         $11     $106,594     $(104,749 )         $(1,654)      $  202
                                  ---      ------     ======         ===     ========     ===========         ========    --------


Net Loss                           --          --         --         $--                  $     (288)               --      $(288)
                                  ---      ------     ------        ----       ------     -----------           ------    --------

Balance December 31, 1996          --        $ --     10,339         $11     $106,594       ($105,037)        $(1,654)      $ (86)
                                  ---      ------     ======         ===     ========       =========        =========    --------


The accompanying notes to consolidated financial statements are an integral part of these financial statements.

THE LEHIGH GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Note 11)

Years Ended December 31,                                                1996                1995                1994
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                 (in thousands)

Cash flows from operating activities:

  Net  income (loss)                                                        (288)             $ (308)              $4,590
   Adjustments to reconcile net income (loss) to net
    cash used in operating activities:

    Gain on early extinguishment of debt                                    (382)                  --                  --
    Depreciation and amortization                                             29                  65                  59
    Deferred credit applicable to sale of discontinued operations           (250)               (250)             (5,000)

  Changes in assets and liabilities:

    Accounts receivable                                                      754                  276                  93
    Inventories                                                              608                (78)               (108)
    Prepaid expenses and other current assets                               (257)                                      55
    Other assets                                                               5                 (1)                   6

    Accounts payable                                                        (885)                (72)                  64
     Accrued expenses and other current liabilities                           442                 101                  81
                                                                            -----              ------               -----
    Net cash used in operating
      activities                                                             (224)              (267)               (160)
                                                                          -------             -------              ------

Cash flows from investing activities:

    Capital expenditures                                                     (18)                (21)                (39)
                                                                          ------              ------               -----
 Cash flows from financing activities:

     Repayment of  capital leases                                            (10)                (20)                 (3)
     Net payments under bank debt                                         (2,340)               (270)               (360)
     Payment on subordinated debenture                                        (9)                  --                  --
     Net proceeds from sale of stock                                          ---                  --               1,019


     Issuance of convertible debenture                                        300                  --                  --
     Net borrowings from C.I.T. revolver                                    2,425                  --                  --
                                                                           ------               -----               -----

     Net cash provided by (used in) financing
      activities                                                             366                (290)                 656
                                                                        ---------             -------              ------

Net change in cash and cash equivalents                                       124               (578)                 457
Cash and cash equivalents at beginning of period                              347                 925                 468
                                                                            -----               -----               -----

Cash and cash equivalents at end of period                                 $  471              $  347              $  925
                                                                           ======              ======              ======


The accompanying notes to consolidated financial statements are an integral part of these financial statements.

THE LEHIGH GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(TABLES INCLUDED IN THE FOOTNOTES ARE IN THOUSANDS EXCEPT FOR PER SHARE DATA)

 1 - General

          The Lehigh Group Inc. (the "Company"), through its wholly owned subsidiary, HallMark Electrical Supplies Corp. ("HallMark"), is engaged in the distribution of electrical supplies for the construction industry both domestically (primarily in the New York Metropolitan area) and for export. HallMark was acquired by the Company in December 1988. HallMark's sales include electrical conduit, armored cable, switches, outlets, fittings, panels and wire which are purchased by HallMark from electrical equipment manufacturers in the United States. Approximately 70% of HallMark's sales are domestic and 30% are export. Export sales are made by sales agents retained by HallMark. Distribution is made in approximately 26 countries.

 EXPORT SALES AS A PERCENTAGE OF TOTAL SALES ARE SUMMARIZED AS FOLLOWS:

                                          December 31,
                                1996         1995           1994


Central America                 10%          16%            14%
 South America                   8%          18%            16%
Caribbean                        6%           6%            --
West Indies                      2%          --              6%
OTHER                            4%          --              2%
----------------------          ---          ----           ---
         Total                  30%          40%            38%
                                ===          ===            ===


2 - Summary of Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include all of the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

INVENTORIES - Inventories are stated at the lower of cost or market using a first-in, first-out basis to determine cost. Inventories consist of electrical supplies held for resale.

PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are carried at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements are provided over the life of each respective lease.

INCOME TAXES - The Company uses the liability method of accounting for deferred income taxes. The provision for income taxes typically includes Federal, state and local income taxes currently payable and those deferred because of temporary timing differences between the financial statement and taxes bases of assets and liabilities. The consolidated financial statements do not include a provision for income taxes due to the Company's net operating losses.

 EARNINGS PER SHARE - Earnings per common share is calculated by dividing net income (loss) applicable to common shares by the weighted average number of common shares and share equivalents outstanding during each period. Excluded from fully diluted computations are certain stock options granted (12,000,000 options which are contingently exercisable pending the occurrence of certain future events).

 TREASURY STOCK - Treasury stock is recorded at net acquisition cost. Gains and losses on disposition are recorded as increases or decreases to capital with losses in excess of previously recorded gains charged directly to retained earnings.

STOCK OPTIONS - The Company uses the intrinsic value method of accounting for employee stock options as permitted by statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation". Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount the employee must pay to acquire the stock. The compensation is recognized over the vesting period of the options.

ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

LONG-LIVED ASSETS - The Company adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" in 1996. The Company reviews certain long-lived assets identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In that regard, the Company assesses the recoverability of such assets based upon estimated non-discounted cash flow forecasts. The Company has determined that no impairment loss needs to be recognized for long lived assets.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying values of financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value at December 31, 1996, because of the relative short maturities of these instruments. It is not possible to presently determine the market value of the long term debt and notes payable given the Company's current financial condition.

STATEMENTS OF CASH FLOWS - Cash equivalents include time deposits with original maturities of three months or less.

REVENUE RECOGNITION - Revenue is recognized when products are shipped or when services are rendered.

PRESENTATION OF PRIOR YEARS DATA - Certain reclassifications have been made to conform prior years data with the current presentation.

3 - Merger

         On October 29, 1996, the Company and First Medical Corporation ("FMC") entered into a Merger Agreement. Under the terms of the Merger Agreement, each share of the FMC Common Stock would be exchanged for (i) 1,033.925 shares of Lehigh Common Stock and (ii) 95.1211 shares of Lehigh Preferred Stock. Each share of Lehigh Preferred Stock will be convertible into 250 shares of Lehigh Common Stock and will have a like number of votes per share, voting together with the Lehigh Common Stock. Currently, there are outstanding 10,000 shares of FMC Common Stock. As a result of these actions, immediately following the Merger, current Lehigh stockholders and FMC stockholders will each own 50% of the issued and outstanding shares of Lehigh Common Stock. In the event that all of the shares of Lehigh Preferred Stock issued to the FMC stockholders are converted into Lehigh Common Stock, current Lehigh stockholders will own approximately 4% and FMC stockholders will own approximately 96% of the issued and outstanding shares of Lehigh Common Stock. In addition, under the terms of the Merger Agreement Lehigh will be renamed "First Medical Group, Inc.". Although the Company has entered into this merger agreement there can be no assurance at this time that the Company will be able to consummate this transaction.

4 - Discontinued Operations

         On December 31, 1991, the Company sold its right, title and interest in the stock of the various subsidiaries which made up its discontinued interior construction and energy recovery business segments subject to existing security interests. The Company did not retain any of the liabilities of the sold subsidiaries. The excess of liabilities over assets of subsidiaries sold amounted to approximately $9.6 million. Since 1991, the Company has reduced this deferred credit (the reduction is shown as income from discontinued operations) due to the successful resolution of the majority of the liabilities for amounts significantly less than was originally recorded. The deferred credits were reduced as follows:

                                    1992                     $ 2,376
                                    1993                     $ 1,760
                                    1994                     $ 5,000
                                    1995                     $   250
                                    1996                     $   250


5 - Property, Plant and Equipment

                                               December 31
                                       -------------------------    Estimated
                                                                    Useful Lives
                                                                    ------------

                                       1996         1995
                                       ----      ----------

Machinery and equipment               $  483        $ 475        3 to 5 years
Leasehold improvements                   295          285        Term of leases
                                       -----        -----
                                         778          760

 Less accumulated depreciation and
   amortization                         (728)        (699)
                                       ------       ------
                                       $  50         $ 61
                                       ======       ======


6 - Long-Term Debt

                                           December 31,
                               -----------------------------------------------

                               INTEREST RATE           1996             1995
                               -------------

Subordinated Debentures          14-7/8%           $    290        $    400
Senior Subordinated Notes        13-1/2%                100             100
Convertible Debenture             10.25%                300              --
Note Payable-BNL                  10.56%                 --           2,440
Revolving Credit Facility-C.I.T.  10.56%              2,425              --
Other Long-Term Debt             Various                 --              10
                                                   --------        --------
                                                      3,115           2,950

Less Current Portion                (390)              (870)
                                ---------          ---------
   Total Long-Term Debt          $ 2,725            $ 2,080
                                 =======           =========


         Subordinated Debentures and Senior Subordinated Notes

         On March 15, 1991, pursuant to a restructuring done by the Company (the "1991 Restructuring"), the holders of $8,760,000 principal amount of the 14-7/8% Debentures exchanged such securities, together with the accrued but unpaid interest thereon, for $2,156,624 principal amount of Class B Notes and 53,646,240 shares of Common Stock. Additionally, the holders of $33,840,000 principal amount of the 13-1/2% Notes exchanged such securities, together with the accrued but unpaid interest thereon, for $8,642,736 principal amount of Class B Notes and 212,650,560 shares of Common Stock.

         The Company was in default of certain covenants to the holders of Class A Notes and Class B Notes (the "Notes") at December 31, 1992 and 1991 and, as a consequence, the Notes were classified as current in the 1992 and 1991 Financial Statements. The Company continues to be in default in the payment of interest (approximately $628,000 and $653,000 of interest past due as of December 31, 1996 and 1995) on the $500,000 principal amount of 13-1/2% Notes and 14-7/8 Debentures that were not tendered in the Company's 1991 Restructuring. In May 1993 the Company reached an agreement (the "1993 Restructuring") whereby participating holders of the Notes ("Noteholders") surrendered their Notes, together with a substantial portion of their Common Stock, and, in exchange therefore, the Noteholders acquired, through a newly formed corporation ("LVI Holding"), all of the stock of LVI Environmental Services Group Inc. ("LVI Environmental"), a subsidiary of the Company that conducted its asbestos abatement operations. Management of LVI Environmental have a minority equity interest in LVI Holding. As a consequence, the Company's outstanding consolidated indebtedness was reduced from approximately $45.9 million to approximately $3.6 million (excluding approximately $120,944 of indebtedness under Class B Notes that LVI Holding agreed to pay in connection with the 1993 Restructuring but for which the Company remains liable). Since the Noteholders were also principal stockholders of the Company, the gain from this transaction, net of the carrying value of LVI Environmental, was credited directly to additional paid-in capital.

         In accordance with Statement of Financial Accounting Standards No. 15, the Class A Notes and the Class B Notes were carried on the consolidated balance sheet at the total expected future cash payments (including interest and principal) specified by the terms of the Notes. A gain on early extinguishment of debt occurred as a result of the carrying amounts of the 13-1/2% Notes, 14-7/8% Debentures and Senior Secured Notes (including accrued but unpaid interest and unamortized deferred financing costs) being greater than the fair market value of the common stock issued, the net assets transferred to a liquidating trust, and total expected future cash payments of the Class A Notes and Class B Notes, net of direct restructuring costs.

         Included in interest and other income in 1996 and 1995 is approximately $106,000 and $380,00 respectively of other income which represents an adjustment to the value of certain items which relate to the Company's 1991 Restructuring.

         During 1996, the Company retired $110,000 of the 14-7/8% debentures plus accrued and unpaid interest of $181,000 for approximately $9,000. The gain on extinguishment of debt of approximately $282,000 is included in extraordinary item of $382,000.

REVOLVING CREDIT FACILITY

         In November 1996, HallMark entered into a three year revolving credit facility with a financial institution, which provides a maximum line of credit equal to the lesser of eligible accounts receivable and inventory or $5 million. The credit facility bears interest at the prime rate plus 2%, and is collaterized by the Company's accounts receivable, inventory and property and equipment.

         The Company used proceeds from the revolving credit facility to pay down its outstanding note payable with a bank. The extinguishment of debt resulted in a gain of approximately $100,000. This gain is included in the extraordinary item of $382,000.

Convertible Debenture

         On October 29, 1996 in connection with the execution of the definitive merger agreement described in Note 3 between the Company and FMC, the Company issued a convertible debenture in the amount of $300,000 plus interest at two (2%) percent per annum over the prime lending rate of Chase Manhattan Bank, N.A. payable on the first day of each subsequent month next ensuing through and including twenty four months thereafter. On the twenty fourth month, the outstanding principal balance and all accrued interest shall become due and payable.

         The proceecs of the loan from FMC were used to satisfy the loan the Company previously obtained from DHB Capital Group Inc. on June 11, 1996. On February 7, 1997, First Medical Corporation elected to convert the debenture in 937,500 shares of the Company's common stock.

7 - Income Taxes

         At December 31, 1996 and 1995, the Company had a net deferred tax asset amounting to approximately $2.2 million and $1.6 million, respectively. The net deferred tax asset consisted primarily of net operating loss ("NOL") carryforwards, and temporary differences resulting from inventory and accounts receivable reserves, and it is fully offset by a valuation allowance of the same amount due to uncertainty regarding its ultimate utilization. The following is a summary of the significant components of the Company's deferred tax assets and liabilities:

DECEMBER 31,                                1996                1995
------------
Deferred tax assets:
Nondeductible accruals and allowances      $  206              $   65
Net operating loss carryforward             2,008               1,575
                                           ------              ------
                                            2,214               1,640
Deferred tax liabilities:

Depreciation and amortization                  30                  30
                                           ------               -----
Net deferred tax asset                     $2,184              $1,610
Less: Valuation Allowance                   2,184               1,610
                                            -----               -----
Deferred Income Taxes                        ---                 ---
                                           ------              -----
                                             ---                 ---
                                           ======              =====

         The Company did not have Federal taxable income in 1996, 1995, and 1994 and, accordingly, no Federal taxes have been provided in the accompanying consolidated statements of operations. As of December 31, 1996, the Company had NOL carryforwards of approximately $5 million expiring through 2011.

8 - Commitments and Contingencies

         Leases

         The Company and its subsidiaries lease machinery, office and warehouse space, as well as certain data processing equipment and automobiles under operating leases. Rent expense aggregated $165,000, $177,000 and $148,000, for the years ended December 31, 1996, 1995 and 1994, respectively.

         Future minimum annual lease commitments, primarily for office and warehouse space, with respect to noncancellable leases are as follows:


                        1997                                104
                        1998                                105
                        1999                                114
                        2000                                118
                        2001                                121
                  Thereafter                                313
                                                         -------
                                                         $  875
                                                         ======

         In addition to the above, certain office and warehouse space leases require the payment of real estate taxes and operating expense increases.

         Employment Agreements

         On August 22, 1994 the Company and Mr. Salvatore Zizza entered into an employment agreement providing employment to Mr. Zizza through December 31, 1999 as President, Chairman of the Board and Chief Executive Officer of the Company at an annual salary of $200,000. On December 20, 1996, the Company agreed to extend Mr. Zizza's employment contract through December 31, 2000.

         On January 1, 1995 the Company and Mr. Robert Bruno entered into an employment agreement providing employment to Mr. Bruno through December 31, 1999 as Vice President and General Counsel of the Company at an annual salary of $150,000. The agreement calls for deferral of $50,000 of Mr. Bruno's salary each year until the Company's annual revenues exceed $25 million. The $50,000 deferral has not been accrued due to uncertainty regarding the Company achieving $25 million in sales. On December 20, 1996, the Company agreed to extend Mr. Bruno's employment agreement through December 31, 2000. Mr. Bruno reduced his annual salary to $120,000 no part of which shall be deferred pending consummation of the proposed merger with First Medical Corporation.

         Litigation

         The State of Maine and Bureau of Labor Standards commenced an action against the Company and Dori Shoe Company (an indirect former subsidiary) to recover severance pay under Maine's plant closing law. The case was tried without a jury on December 12 and 13, 1994 in Maine Superior Court. Under that law, an "employer" who shuts down a large factory is liable to the employees for severance pay at the rate of one week's pay for each year of employment. Although the law did not apply to the Company at the time that the Dori Shoe plant was closed it was amended so as to arguably apply to the Company retroactively.

         In a prior case brought against the Company (then known as Lehigh Valley Industries) and its former subsidiary under the Maine severance pay statute prior to its amendment the Company was successful against the State of Maine (see CURTIS V. LOREE FOOTWEAR AND LEHIGH VALLEY INDUSTRIES, 516 A. 2d 558 (Me. 1986)).

         The Superior Court by decision docketed April 10, 1995 entered judgement in favor of the former employees of Dori Shoe Company against Dori Shoe and the Company in the amount of $260,969. plus prejudgment interest and reasonable attorneys' fees and costs to the Plaintiff upon their application pursuant to Maine Rules of Civil Procedure 54(b) (3) (d). Interest and other fees are approximately $100,000 at December 31, 1996. The Company filed a timely appeal appealing the decision and the matter was argued before the Maine Supreme Judicial Court on December 7, 1995. On February 18, 1997 the Supreme Judicial Court of Maine affirmed the Superior Court's decision. The Company is currently considering an appeal to the United States Supreme Court. Approximately $350,000 has been accrued for by the Company relating to this judgement.

9 - Stock Options

         The following table contains information on stock options for the three year period ended December 31, 1996:


                                                                            Exercise price             Weighted average
                                                  Option shares             range per share                 price
-----------------------------------------------------------------------------------------------------------------------------
 Outstanding, January 1, 1994                           0                          0                          0

Granted                                            18,402,187               $0.50 to $1.00                   $0.75

Exercised                                               0                          0                          0

Forfeited                                               0                          0                          0
-----------------------------------------------------------------------------------------------------------------------------


Outstanding, December 31, 1994                      18,402,187              $0.50 to $1.00                  $0.75

Granted                                              295,000                     $0.50                      $0.50

Exercised                                               0                          0                          0

 Forfeited                                              0                          0                          0
-----------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1995                     18,697,187               $0.50 to $1.00                  $0.75


 Granted                                             55,000                      $0.50                      $0.50

Exercised                                               0                          0                          0




Forfeited                                               0                          0                          0
-----------------------------------------------------------------------------------------------------------------------------

Outstanding, December 31, 1996                     18,752,187               $0.50 to $1.00                  $0.75



         The Company issues stock options from time to time to certain employees and outside directors. The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees", and related Interpretations in accounting for stock options issued. Under APB Opinion 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation cost is recognized.

         FASB Statement 123, "Accounting for Stock-Based Compensation", requires the Company provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's stock option plans had been determined in accordance with the fair market value based method prescribed in FASB Statement 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995 and 1996, respectively: no dividends paid for both years; expected volatility of 30% for both years; risk-free interest rates of 6.78% and 6.42%; and expected lives of 4 and 5 years.

         Under the accounting provisions of FASB Statement 123, the Company's net loss per share would have been adjusted to the pro forma amounts indicated below:


                                                  1996              1995
                                                  ----              ----
Net Loss

   As reported                                    (288)             (308)
   Pro forma                                      (304)             (310)
 Primary earnings per share

   As reported                                   (0.03)            (0.03)
   Pro forma                                     (0.03)            (0.03)

Fully diluted earnings per share

   As reported                                   (0.03)            (0.03)
   Pro forma                                     (0.03)            (0.03)


                                       Options Outstanding                                          Options Exercisable
                              --------------------------------                             --------------------------------
                                                       Weighted-
                                                        Average            Weighted-                                Weighted-
                                    Number             Remaining            Average              Number              Average
         Range of                Outstanding          Contractual           Exercise          Exercisable           Exercise
      Exercise Prices            at 12/31/96             Life                Price            at 12/31/96            Prices
      ---------------            -----------             ----                -----            -----------            ------

     $0.50 to $1.00          18,752,187                3 years               $0.75             6,752,187             $0.50


Twelve million of the eighteen million options and warrants granted in 1994 are contingently exercisable pending the occurrence of certain future events. These events include the Company acquiring any business with annual revenues in the year immediately prior to such acquisition of at least $25 million dollars. The occurrence of this event as well as certain other events will constitute the measurement date for those options and the Company will recognize as compensation the difference between measurement date price and the granted price.

10 - Significant Customer

Sales to a customer accounted for approximately 21%, 25% and 22% for years ended December 31, 1996, 1995 and 1994, respectively. This customer accounted for approximately 14%, 21% and 15 % of accounts receivable on December 31, 1996, 1995 and 1994, respectively.

11 - Supplementary Information

STATEMENTS OF CASH FLOWS

                                                  YEARS ENDED DECEMBER 31

                                    1996              1995                1994
                                    ----              ----                ----

Cash paid during the year for:

   Interest                         $252               $278               $264
   Income taxes                        1                 12                 78





Supplemental disclosure of non-cash financing activities:

DECEMBER 31, 1996 and 1995

Accounts payable and operating loss were both reduced by approximately $106,000 and $380,000 for December 31, 1996 and 1995, respectively relating to an adjustment to the value of certain items which relate to the Company's 1991 Restructuring.

                     THE LEHIGH GROUP INC. AND SUBSIDIARIES

                        Valuation and Qualifying Accounts
                  Years Ended December 31, 1996, 1995 and 1994

                          (Dollar Amounts in Thousands)


                                                   Balance at     Charged to
                                                  Beginning of     Costs and     Charged to       Other Charges    Balance at End
   Dec. 31,                 Description               Year         Expenses    Other Accounts     Add (Deduct)         of Year
------------------------------------------------------------------------------------------------------------------------------------
     1996    Allowance for doubtful accounts          $174             38              --               206              $342
             Inventory obsolescence reserve           $158             --              33                50              $175

     1995    Allowance for doubtful accounts          $275             --              --             (101)              $174
             Inventory obsolescence reserve           $158             --              --                                $158

     1994    Allowance for doubtful accounts          $300             --              --              (25)              $275
             Inventory obsolescence reserve           $158             --              --               --               $158

                     THE LEHIGH GROUP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

SIX MONTHS ENDED MARCH 31,                               1997           1996
--------------------------------------------------------------------------------

Revenues earned                                    $      5,765    $      5,988

Cost of revenues earned                                   3,776           4,201
                                                   ------------    ------------
  Gross profit                                            1,989           1,787

Selling, general and administrative expenses              1,966           1,969
                                                   ------------    ------------
  Operating income (loss)                                    23            (182)

Other income (expense):

  Interest expense                                         (236)           (220)
  Interest and other income                                  12               7
  Amortization of deferred finance                          (14)           --
                                                   ------------    ------------
                                                           (238)           (213)

Loss before income taxes                                   (215)          (395)
                                                   ------------    ------------


  Net Loss                                         $       (216)   $       (396)
                                                   ============    ============

Loss per share-Primary and Fully Diluted

  Net Loss                                         $      (0.02)   $      (0.04)


Weighted average Common Shares
 and share equivalents outstanding

 Primary and Fully diluted                           11,089,000      10,339,250
                                                   ============    ============


The accompanying notes to consolidated financial statements are an integral part of these statements.

                     THE LEHIGH GROUP INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                  June 30,          December 31,
                                                   1997                  1996
                                                 ---------          ------------
                                                (Unaudited)           (Audited)

ASSETS

CURRENT ASSETS:

Cash and cash equivalents                           $  463             $  471
Accounts receivable, net of
 allowance for doubtful
 accounts of $404 and $342                           4,897              3,581
Inventories, net                                     1,645              1,215
Prepaid expenses and other current assets               91                279
                                                    ------             ------

     Total current assets                            7,096              5,546

Property, plant and equipment, net of
 accumulated depreciation and

  amortization                                          55                 50


Other assets                                            26                 29
                                                    ------             ------

       Total assets                                 $7,177             $5,625
                                                    ======             ======


The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                     THE LEHIGH GROUP INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                      June 30,     December 31,
                                                        1997            1996
                                                      ---------    ------------
                                                     (Unaudited)    (Audited)

LIABILITIES AND
  SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:

Current maturities of long-term debt                    $     390     $     390
Accounts payable                                            1,585           954
Accrued expenses and other liabilities                      1,775         1,642
                                                        ---------     ---------

        Total current liabilities                           3,750         2,986
                                                        ---------     ---------

Long-term debt, net of current maturities                   3,429         2,725
                                                        ---------     ---------


Commitments and contingencies                                --            --

Preferred stock, par value $.001;
 authorized 5,000,000
 shares none issued

Common stock, par value $.001
  authorized shares 100,000,000,
  in 1996 and 1995; shares issued
  10,339,250 in 1996 and 1995
  which excludes 3,016,249 shares
  held as treasury stock in 1996 and 1995,
  respectively                                                 12            11
Additional paid-in capital                                106,893       106,594
Accumulated deficit from January 1, 1986                 (105,253)     (105,037)
Treasury stock - at cost                                   (1,654)       (1,654)
                                                        ---------     ---------
        Total shareholders' equity (deficit)                   (2)          (86)
                                                        ---------     ---------

        TOTAL LIABILITIES AND
         SHAREHOLDERS' EQUITY (DEFICIT)                 $   7,177     $   5,625
                                                        =========     =========


The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                     THE LEHIGH GROUP INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF CHANGES
                        IN SHAREHOLDERS' EQUITY (DEFICIT)
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                         Additional        Accumulated         Treasury
                                            Common        Paid in          Deficit From         Stock
                                            Stock         Capital          Jan. 1, 1986        At Cost           Total
                                          --------       --------         ------------         -------          -------


Balance January 1, 1996                 $      11        $ 106,594        $(104,749)        $  (1,654)        $     202


Net loss                                     --               --               (396)             --                (396)



Balance June 30, 1996                  $      11        $ 106,594        $(105,145)        $  (1,654)        $     (194)
                                        =========        =========        =========         =========         =========




Balance January 1, 1997                 $      11        $ 106,594        $(105,037)        $  (1,654)        $     (86)


Debenture Conversion                    $       1              299             --                --                 300


Net loss                                     --               --               (216)             --                (216)



Balance June 30, 1997                  $      12        $ 106,893        $(105,253)        $  (1,654)        $       (2)
                                        =========        =========        =========         =========         =========





The accompanying notes to consolidated financial statements are an integral part of these statements.

                     THE LEHIGH GROUP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

SIX MONTHS ENDED JUNE 30,                                                           1997                    1996
------------------------------------------------------------------------------------------------------------------
                                                                                            (in thousands)
Cash flows from operating activities:

  Net loss                                                                           $(216)               $(396)
Adjustments to reconcile net loss to net
    cash used in operating activities:

  Depreciation and amortization                                                         43                   18
  Changes in assets and liabilities:
     Accounts Receivable                                                            (1,316)                (134)
     Inventories-net                                                                  (430)                (230)
     Prepaid and other current assets                                                  188                  (28)
     Accounts payable                                                                  631                  159
     Accrued expenses                                                                  129                  155
                                                                                     -----                -----

     Net cash used in operating activities                                            (971)                   4
                                                                                     -----                -----

Cash flows from investing activities:

  Capital expenditures                                                                --                   --

     Net cash provided by (used in) investing activities                               (41)                 (11)
                                                                                     -----                -----

Cash flows from financing activities:

  Net borrowings from C.I.T. Revolver                                                1,004                 --
  Net payments under bank debt                                                        --                   (180)
  Repayment of Capital leases                                                         --                     (7)
  Convertible Debenture                                                               --                    300
     Net cash provided by (used in) financing activities                             1,004                  113
                                                                                     -----                -----

Net changes in cash                                                                     (8)                 106
Cash at beginning of period                                                            471                  347
                                                                                     -----                -----

Cash at end of period                                                                $ 463                $ 453
                                                                                     =====                =====





The accompanying notes to consolidated financial statements are an integral part of these statements.

THE LEHIGH GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

The financial information for the six months ended June 30, 1997 and 1996 is unaudited. However, the information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair statement of results for the interim periods.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company's December 31, 1996 Report on Form 10-K.

The results of operations for the six month period ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year.

Loss per common share is calculated by dividing net loss by the weighted average number of common shares and share equivalents outstanding. For the periods presented, there were no common stock equivalents included in the calculation, since they would be anti-dilutive.

2.   SUPPLEMENTARY SCHEDULE

                                                          1997            1996
                                                          ----            ----
                                                             (in thousands)

Statement of cash flows
 Six months ended June 30,

Cash paid during the six months for:

 Interest                                                   $155          $134
 Income taxes                                                  1             1


Supplemental disclosure of non-cash financing activities:

On February 7, 1997, First Medical Corporation elected to convert the debenture into 937,500 shares of the Company's common stock.

                     PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  INTRODUCTION

The pro forma data presented in the pro forma combined financial statements are included in order to illustrate the effect on the financial statements of Lehigh and FMC of the transactions described below. The pro forma information is based on the historical financial statements of FMC and Lehigh.

The pro forma combined balance sheet data at June 30, 1997 gives effect to the reverse acquisition of Lehigh by FMC. The adjustments are presented as if, at such date, FMC had acquired Lehigh (which was expected to be finalized during the third quarter 1997).

In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data.

The pro forma combined financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto of FMC and the audited consolidated financial statements and Notes thereto of Lehigh appearing elsewhere in this document. The pro forma combined statement of operations data are not necessarily indicative of the results that would have been reported had such events actually occurred on the date specified, nor are they indicative of the companies' future results. There can be no assurance that the Lehigh reverse acquisition by FMC will be consummated.

Adjustments

(1) To record the conversion of Lehigh note payable to FMC by issuing additional shares to FMC prior to the consummation of the merger and to record the issuance of shares of FMC for the reverse acquisition and the resulting goodwill on the issuance of 10,000,000 shares at approximately $.25 per share.

(2)  To retire Lehigh's treasury stock.

(3) To record GDS's capital contribution of $5 million net of $488 previously provided by GDS, of which $5 million will be contributed as capital to FMC for shares which upon conversion will represent 22.7% of the ownership of the combined entity. FMC will issue the following securities to GDS:

     1. 10% of FMC Common Stock, which will automatically be exchanged in the Merger for 1,127,675 shares of Lehigh Common Stock and 103.7461 shares of Lehigh Preferred Stock.

     2. Shares of FMC's 9% Series A Convertible Preferred convertible into 10% of FMC Common Stock; each such share will be convertible into one share of FMC Common Stock. Following the Merger, this class of preferred stock will remain outstanding as a security of FMC: however, it will be convertible in accordance with its terms into the same Merger consideration as all other shares of FMC Common Stock. Consequently, when and if GDS decides to convert its shares of FMC's 9% Series A Convertible Preferred Stock, GDS will receive 1,127,675 shares of Lehigh Common Stock and 103.7461 shares of Lehigh Preferred Stock. Together with the shares issued in step 1 above, these shares will give GDS a total of approximately 22.7% ownership interest and voting power of Lehigh.

     3. Until the fifth anniversary of the Merger, GDS will have the option to increase its ownership interest in Lehigh to 51%, at a price equal to 110% of the average 30-day trailing market price. This increase in ownership would occur through the issuance of new stock by Lehigh; as a result, all other stockholders' ownership interests would be diluted and GDS would gain control of Lehigh.

      FIRST MEDICAL CORPORATION AND SUBSIDIARIES AND LEHIGH GROUP INC. AND
             SUBSIDIARIES PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                   (unaudited)

            (unaudited in thousands except share and per share data)

                                                                                                               Combined
                                                     FMC               Lehigh          Adjustments(1)          Proforma
                                                     ---               ------          --------------          --------

REVENUE                                             $53,014            $10,446                  --             $63,460

Medical expense                                      43,526                 --                  --              43,526
Cost of sales                                            --              7,134                  --               7,134
                                                    -------           --------            --------            --------

     Group profit                                     9,488              3,312                                  12,800

Selling, general and administrative

     expenses                                         8,696              3,874                  --              12,570
                                                  ---------           --------           ---------           ---------

Operating Income (loss)                                 792               (562)                 --                 230

Other Income (expense):

Interest expense                                       (55)              (471)                  --                (526)
Other Income                                             --                113                  --                 113
                                                  ---------           --------           ---------           ---------
                                                       (55)               (358)                                   (413)

Amortization of goodwill-Lehigh                          --                 --                 147                (147)

Income (loss) before taxes,
     discontinued operations and
     extraordinary item                                 737              (920)               (147)                (330)

Provision for income taxes                              413                 --                  --                 413
                                                   --------          ---------           ---------          ----------

Income (loss) before discontinued
     operations and extraordinary item                  324              (920)               (147)                (743)
Income from discontinued operations                      --               250                  --                  250
                                                   --------          ---------           ---------           ---------

Income (loss) before extraordinary
     item                                               324              (670)               (147)                (493)

Extraordinary item-gain on early                         --               382                  --                  382
                                                   --------          ---------           ---------          ----------
     extinguishment of debt

Net Income (loss)                                   $   324           $  (288)           $   (147)             $  (111)

Net loss per share                                                                                             ($0.001)

Weighted average number of shares
     outstanding after consummation of
     the merger                                                                                            237,000,000

1. To amortize the goodwill on the FMC and Lehigh acquisition over a period of 15 years.

      FIRST MEDICAL CORPORATION AND SUBSIDIARIES AND LEHIGH GROUP INC. AND
             SUBSIDIARIES PRO FORMA COMBINED STATEMENT OF OPERATIONS

                    FOR NINE MONTHS ENDED SEPTEMBER 30, 1997

                                   (unaudited)

            (unaudited in thousands except share and per share data)

                                                                                                       Combined
                                                      FMC            Lehigh         Adjustments        Proforma
                                                      ---            ------         -----------        --------

Revenue                                             $48,213          $9,561                 --         $57,774

Medical expense                                      43,843              --                 --          43,843
Cost of sales                                            --           6,419                 --           6,419
                                                    -------          ------           --------         -------

     Gross profit                                     4,370           3,142                              7,512

Selling, general and administrative expenses          6,302           3,746                 --          10,048
                                                    -------         -------           --------         -------

Operating income (loss)                              (1,932)           (604)                --         (2,536)

Other income (expense):

Interest expense                                       (186)          (378)                 --           (564)
Other income (expense)                                    0              7                  --              7
                                                     ------         -------            -------         -------
                                                       (186)          (371)                 --          (557)
Amortization of goodwill-Lehigh(1)                       --             --               (141)           (141)

Income (loss) before taxes                           (2,118)          (975)              (141)         (3,234)

Provision for income taxes                                0               1                 --              1
                                                     ------         -------            -------         -------

Net (loss)                                          $(2,118)        $ (976)            $ (141)        ($3,235)

(Loss) Earnings per share:
   Primary                                                                                              $(0.14)
   Fully diluted
                                                                                                        =======
                                                                                                        $(0.01)

Weighted average number of common shares
     and share equivalents outstanding:
   Primary                                                                                              $22,513
                                                                                                        =======
   Fully diluted                                                                                        281,918
                                                                                                        =======

1. To amortize the goodwill on the FMC and Lehigh acquisition over a period of 15 years.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered. With the exception of the registration fee, all amounts shown are estimates.


Registration fee............................................     $_______*

Printing expenses (other than stock certificates)...........         1,000

Printing and engraving of stock certificates................        10,000

Legal fees and expenses (other than Blue sky)...............        25,000

Accounting fees and expenses................................        52,000

Transfer Agent and Registrar fees and expenses..............         5,000

Miscellaneous expenses......................................        ------

                             Total..........................        95,000
                                                                    ======
-------------
* Paid in full

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Restated Certificate of Incorporation and By-laws of the Company contain provisions permitted by the Delaware General Corporation Law (under which the Company is organized), that, in essence, provide that directors and officers shall be indemnified for all losses that may be incurred by them in connection with any claim or legal action in which they may become involved by reason of their service as a director or officer of the Company if they meet certain specified conditions. In addition, the Restated Certificate of Incorporation of the Company contains provisions that limit the monetary liability of directors of the Company for certain breaches of their fiduciary duty of care and provide for the advancement by the Company to directors and officers of expenses incurred by them in defending suits arising out of their service as such.

         The Registrant's authority to indemnify its directors and officers is governed by the provisions of Section 145 of the Delaware General Corporation Law, as follows:

         (a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of directors who are not parties to such action, suit or proceeding even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition or such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans, references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan, and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries, and a person who acted in good faith and in a manner reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

         On August 22, 1994, pursuant to a private placement, the Company sold 2,575,000 shares of Common Stock at an aggregate purchase price of $1,030,000 ($.40 per share). On November 18, 1994, the Company sold an additional 106,250 shares of Common Stock at an aggregate price of $42,500 ($.40 per share) pursuant to such private placement. The sales were made under Section 4(2) of the Securities Act, which exempts securities from registration when sold in a private placement.


         On October 29, 1996, in connection with the execution of the Merger Agreement, the Company issued a convertible debenture in the amount of $300,000 to First Medical Corporation. On February 7, 1997, First Medical Corporation elected to convert its debenture into 937,500 shares of the Company's common stock. FMC purchased a block of stock to increase the vote in favor of the Merger. The issuance was made under Section 4(2) of the Securities Act, which exempts securities from registration when the transaction does not involve a public offering.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) Exhibits:

         The following Exhibits are filed as part of this registration statement (references are to Regulation S-K Exhibit Numbers):

2(a) Amended and Restated Agreement and Plan of Merger, dated as of October 29, 1996, between the Registrant, the Lehigh Management Corp. ("Merger Sub") and First Medical Corporation ("FMC"), (incorporated by reference to Appendix A to the Registrant's Proxy Statement for a Special Meeting of Shareholders to be held July 9, 1997).

2(b) First Amendment to the Merger Agreement, dated July 9, 1997 between the Registrant, Merger Sub and FMC.

3(a) Restated Certificate of Incorporation, By-Laws and Amendments to By-Laws (incorporated by reference to Exhibits A and B to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1970. Exhibits 3 and 1, respectively, to the Registrant's Current Reports on Form 8-K dated September 8, 1972 and May 9, 1973, and Exhibit to the Registrant's Current Report on Form 8-K dated October 10, 1973, and Exhibit 3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1980).

3(b) Certificate of Amendment to Restated Certificate of Incorporation dated September 30, 1983 (incorporated by reference to Exhibit 4(a) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 29, 1985).

3(c) Certificate of Amendment to Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on October 31, 1985 (incorporated by reference to Exhibit 4(c) to the Registrant's Current Report on Form 8-K dated November 7, 1985).

3(d) Certificate of Amendment to Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on January 2, 1986 (incorporated by reference to Exhibit 3(d) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1985).

3(e) Certificate of Amendment to Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on June 4, 1986 (incorporated by reference to Exhibit 4(a) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1986).

3(f) Certificate of Amendment to Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on March 15, 1991 (incorporated by reference to Exhibit 3(g) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990).

3(g) Certificate of Amendment to Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on December 27, 1991 (incorporated by reference to Exhibit 3(h) to the Registrant's Annual Report on Form 10-K for the year ended December 31,
         1991).

3(h) Certificate of Amendment to Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on January 27, 1995 (incorporated by reference to Exhibit 3(i) to the Registrant's Annual Report on Form 10-K for the year ended December 31,
         1994).

3(i) Form of Certificate of Description of the Series A Convertible Preferred Stock.

3(j) Amended and Restated By-Laws of the Registrant, as amended to date (incorporated by reference to Exhibit 3(ii) to the Registrant's Current Report on Form 8-K dated July 17, 1996).

4(a) Form of Indenture, dated as of October 15, 1985, among Registrant, NICO, Inc. and J. Henry Schroder Bank & Trust the Registrant, as Trustee, including therein the form of the subordinated debentures to which such Indenture relates (incorporated by reference to Exhibit 4(a) to the Registrant's Current Report on Form 8-K dated November 7, 1985).

4(b) Amendment to Indenture dated as of March 14, 1991 referenced to in Item 4(b)(1) (incorporated by reference to Exhibit 4(b)(2) to Registrant's Annual Report on Form 10-K for the year ended December 31, 1990).

4(c) Indenture dated as of March 15, 1991 (the "Class B Note Indenture") among the Registrant, NICO, the guarantors signatory thereto, and Continental Stock Transfer and Trust the Registrant, as Trustee, pursuant to which the 8% Class B Senior Secured Redeemable Notes due March 15, 1999 of NICO were issued together with the form of such Notes (incorporated by reference to Exhibit 4(i) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990).

4(d) First Supplemental Indenture dated as of May 5, 1993 between NICO and Continental Stock Transfer & Trust the Registrant, as trustee under the Class B Note Indenture (incorporated by reference to Exhibit 4(h) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993).

4(e) Form of indenture between the Registrant, NICO and Shawmut Bank, N.A., as Trustee, included therein the form of Senior Subordinated Note due April 15, 1998 (incorporated by reference to Exhibit 4(b) to Amendment No. 2 to the Registrant's Registration Statement on Form S-2 dated May 13, 1988).

*5.1 Opinion of Olshan Grundman Frome & Rosenzweig LLP regarding the legality of the securities being registered.

10(a) Guaranty of LVI Environmental dated as of May 5, 1993 (incorporated by reference to Exhibit 10(f) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993).

10(b) Indemnification Agreement dated as of May 5, 1993 among LVI Environmental, the Registrant and certain directors and officers of the Registrant (incorporated by reference to Exhibit 10(h) to the Registrant's Annual Report on Form 10-K for the year ended December 31,
         1993).

10(c) Assumption Agreement dated as of May 5, 1993 among the Registrant, NICO and LVI Holding for the benefit of holders of certain securities of Hold-Out Notes (as defined therein) (incorporated by reference to Exhibit 10(i) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993).

10(d) Exchange Offer and Registration Rights Agreement dated as of March 15, 1991 made by the Registrant in favor of those persons participating in the Registrant's exchange offers (incorporated by reference to Exhibit 10(j) to the Registrant's Annual Report on Form 10-K/A Amendment #2 for the year ended December 31, 1993).

10(e) Employment Agreement between the Registrant and Salvatore J. Zizza dated August 22, 1994 (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission in September 1994).

10(f) Options of Mr. Zizza to purchase an aggregate of 10,250,000 shares of Common Stock of the Registrant (incorporated by reference to Exhibit
         10.2 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission in September 1994).

10(g) Registration Rights Agreement dated as of August 22, 1994 between Mr. Zizza and the Registrant (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission in September 1994).

10(h) Consulting Agreement dated as of August 22, 1994 between Dominic Bassani and the Registrant (incorporated by reference to Exhibit 10.4 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission in September 1994).

10(i) Warrants of Mr. Bassani to purchase an aggregate of 7,750,000 shares of Common Stock of the Registrant (incorporated by reference to Exhibit
         10.5 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission in September 1994).

10(j) Registration Rights Agreement dated as of August 22, 1994 between Mr. Bassani and the Registrant (incorporated by reference to Exhibit 10.6 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission in September 1994).

10(k) Form of Registration Rights Agreement dated as of August 22, 1994 among the Registrant and the investors in the Private Placement (incorporated by reference to Exhibit 10.7 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission in September
         1994).

10(l) Warrant of Goldis Financial Group, Inc. to purchase an aggregate of 386,250 shares of Common Stock of the Registrant (incorporated by reference to Exhibit 10.8 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission in September
         1994).

10(m) Employment Agreement between the Registrant and Robert A. Bruno dated January 1, 1995 (incorporated by reference to Exhibit 10(m) to Registrant's Annual Report on Form 10-K for the year ended December 31,
         1995).

10(n) Subordinated debenture dated March 28, 1996 between the Registrant and Macrocom Investors, LLC (incorporated by reference to Exhibit 10(n) to Registrant's Annual Report on Form 10-K for the year ended December 31,
         1995).

10(o) Option Letter Agreement, dated October 29, 1996, between Salvatore J. Zizza and First Medical Corporation (incorporated by reference to
         Exhibit 99.7 to the Registrant's Current Report of Form 8-K filed with the Securities and Exchange Commission in November 1996).

10(p) $100,000 Promissory Note, dated as of October 29, 1996, from First Medical Corporation to Salvatore J. Zizza (incorporated by reference to
         Exhibit 99.8 to the Registrant's Current Report of Form 8-K filed with the Securities and Exchange Commission in November 1996).*

*11      Computation of earnings per share

 21 Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).

*23.1    Consent of BDO Seidman, LLP.

*23.2    Consent of KPMG Peat Marwick LLP.

 23.3    Consent of Olshan  Grundman Frome & Rosenzweig LLP (included in Exhibit
         5.1).

------------------
*        Filed herewith.

ITEM 17.  UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of New York on the 10th day of February, 1998.

                                                  FIRST MEDICAL GROUP INC.



                                                  By: /s/ Robert A. Bruno
                                                     -------------------------
                                                       Vice President

                       POWERS OF ATTORNEY AND SIGNATORIES

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the undersigned officers and directors of The Lehigh Group Inc. hereby constitutes and appoints Dennis A. Sokol, Salvatore J. Zizza and Robert A. Bruno and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable The Lehigh Group Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys- in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE                  TITLE                                   DATE



------------------    Chairman of the Board, Director
Dennis A. Sokol       and Chief Executive Officer



------------------    Executive Vice President, Treasurer,
Salvatore J. Zizza    Director and Chief Financial Officer


------------------    Vice President and Secretary
A. Bruno


-------------------   Director
Melvin E. Levinson


-------------------    Vice Chairman of the Board and
Elliot H. Cole         Director



-------------------    Director
Richard Berman

                                  EXHIBIT INDEX

EXHIBIT

2.1 Agreement and Plan of Merger, dated as of October 28, 1996, between the Registrant, the Registrant Acquisition Corp. and First Medical Corporation, as amended (incorporated by reference to Exhibit 2.1 to the Registrants Proxy Statement for a Special Meeting of Stockholders to be held July 9, 1997).

3(a) Restated Certificate of Incorporation, By-Laws and Amendments to By-Laws (incorporated by reference to Exhibits A and B to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1970. Exhibits 3 and 1, respectively, to the Registrant's Current Reports on Form 8-K dated September 8, 1972 and May 9, 1973, and Exhibit to the Registrant's Current Report on Form 8-K dated October 10, 1973, and Exhibit 3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1980).

3(b) Certificate of Amendment to Restated Certificate of Incorporation dated September 30, 1983 (incorporated by reference to Exhibit 4(a) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 29, 1985).

3(c) Certificate of Amendment to Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on October 31, 1985 (incorporated by reference to Exhibit 4(c) to the Registrant's Current Report on Form 8-K dated November 7, 1985).

3(d) Certificate of Amendment to Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on January 2, 1986 (incorporated by reference to Exhibit 3(d) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1985).

3(e) Certificate of Amendment to Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on June 4, 1986 (incorporated by reference to Exhibit 4(a) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1986).

3(f) Certificate of Amendment to Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on March 15, 1991 (incorporated by reference to Exhibit 3(g) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990).

3(g) Certificate of Amendment to Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on December 27, 1991 (incorporated by reference to Exhibit 3(h) to the Registrant's Annual Report on Form 10-K for the year ended December 31,
         1991).

3(h) Certificate of Amendment to Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on January 27, 1995 (incorporated by reference to Exhibit 3(i) to the Registrant's Annual Report on Form 10-K for the year ended December 31,
         1994).

3(i) Form of Certificate of Designation of the Series A Convertible Preferred Stock.

3(j) Amended and Restated By-Laws of the Registrant, as amended to date (incorporated by reference to Exhibit 3(ii) to the Registrant's Current Report on Form 8-K dated July 17, 1996).

4(a) Form of Indenture, dated as of October 15, 1985, among Registrant, NICO, Inc. and J. Henry Schroder Bank & Trust the Registrant, as Trustee, including therein the form of the subordinated debentures to which such Indenture relates (incorporated by reference to Exhibit 4(a) to the Registrant's Current Report on Form 8-K dated November 7, 1985).

4(b) Amendment to Indenture dated as of March 14, 1991 referenced to in Item 4(b)(1) (incorporated by reference to Exhibit 4(b)(2) to Registrant's Annual Report on Form 10-K for the year ended December 31, 1990).

4(c) Indenture dated as of March 15, 1991 (the "Class B Note Indenture") among the Registrant, NICO, the guarantors signatory thereto, and Continental Stock Transfer and Trust the Registrant, as Trustee, pursuant to which the 8% Class B Senior Secured Redeemable Notes due March 15, 1999 of NICO were issued together with the form of such Notes (incorporated by reference to Exhibit 4(i) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990).

4(d) First Supplemental Indenture dated as of May 5, 1993 between NICO and Continental Stock Transfer & Trust the Registrant, as trustee under the Class B Note Indenture (incorporated by reference to Exhibit 4(h) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993).

4(e) Form of indenture between the Registrant, NICO and Shawmut Bank, N.A., as Trustee, included therein the form of Senior Subordinated Note due April 15, 1998 (incorporated by reference to Exhibit 4(b) to Amendment No. 2 to the Registrant's Registration Statement on Form S-2 dated May 13, 1988).

5.1 Opinion of Olshan Grundman Frome & Rosenzweig LLP regarding the legality of the securities being registered and the tax consequences of the transaction (incorporated by reference to Exhibit 5.1 to Amendment No. 4 to Registrant's Registration Statement on Form S-4).

10(a) Guaranty of LVI Environmental dated as of May 5, 1993 (incorporated by reference to Exhibit 10(f) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993).

10(b) Indemnification Agreement dated as of May 5, 1993 among LVI Environmental, the Registrant and certain directors and officers of the Registrant (incorporated by reference to Exhibit 10(h) to the Registrant's Annual Report on Form 10-K for the year ended December 31,
         1993).

10(c) Assumption Agreement dated as of May 5, 1993 among the Registrant, NICO and LVI Holding for the benefit of holders of certain securities of Hold-Out Notes (as defined therein) (incorporated by reference to Exhibit 10(i) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993).

10(d) Exchange Offer and Registration Rights Agreement dated as of March 15, 1991 made by the Registrant in favor of those persons participating in the Registrant's exchange offers (incorporated by reference to Exhibit 10(j) to the Registrant's Annual Report on Form 10- K/A Amendment #2 for the year ended December 31, 1993).

10(e) Employment Agreement between the Registrant and Salvatore J. Zizza dated August 22, 1994 (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission in September 1994).

10(f) Options of Mr. Zizza to purchase an aggregate of 10,250,000 shares of Common Stock of the Registrant (incorporated by reference to Exhibit
         10.2 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission in September 1994).

10(g) Registration Rights Agreement dated as of August 22, 1994 between Mr. Zizza and the Registrant (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission in September 1994).

10(h) Consulting Agreement dated as of August 22, 1994 between Dominic Bassani and the Registrant (incorporated by reference to Exhibit 10.4 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission in September 1994).

10(i) Warrants of Mr. Bassani to purchase an aggregate of 7,750,000 shares of Common Stock of the Registrant (incorporated by reference to Exhibit
         10.5 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission in September 1994).

10(j) Registration Rights Agreement dated as of August 22, 1994 between Mr. Bassani and the Registrant (incorporated by reference to Exhibit 10.6 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission in September 1994).

10(k) Form of Registration Rights Agreement dated as of August 22, 1994 among the Registrant and the investors in the Private Placement (incorporated by reference to Exhibit 10.7 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission in September
         1994).

10(l) Warrant of Goldis Financial Group, Inc. to purchase an aggregate of 386,250 shares of Common Stock of the Registrant (incorporated by reference to Exhibit 10.8 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission in September
         1994).

10(m) Employment Agreement between the Registrant and Robert A. Bruno dated January 1, 1995 (incorporated by reference to Exhibit 10(m) to Registrant's Annual Report on Form 10-K for the year ended December 31,
         1995).

10(n) Subordinated debenture dated March 28, 1996 between the Registrant and Macrocom Investors, LLC (incorporated by reference to Exhibit 10(n) to Registrant's Annual Report on Form 10-K for the year ended December 31,
         1995).

10(o) Option Letter Agreement, dated October 29, 1996, between Salvatore J. Zizza and First Medical Corporation (incorporated by reference to
         Exhibit 99.7 to the Registrant's Current Report of Form 8-K filed with the Securities and Exchange Commission in November 1996).

10(p) $100,000 Promissory Note, dated as of October 28, 1996, from First Medical Corporation to Salvatore J. Zizza (incorporated by reference to
         Exhibit 99.8 to the Registrant's Current Report of Form 8-K filed with the Securities and Exchange Commission in November 1996).

*11      Computation of earnings per share.

21 Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).

*23.1    Consent of BDO Seidman, LLP.

*23.2    Consent of KPMG Peat Marwick LLP.

23.3     Consent of Olshan  Grundman Frome & Rosenzweig LLP (included in Exhibit
         5.1).

------------------
*  Filed herewith.